BUSINESS COMBINATION AGREEMENT

by and among

TASTEMAKER Acquisition Corp.,

Quality gold Holdings, inc.,

TASTEMAKER MERGER SUB, INC.,

QGM MERGER SUB, INC.,

J&M MERGER SUB, INC.,

L&L MERGER SUB, INC.,

QUALITY GOLD MERGER SUB, INC.,

QUALITY GOLD, INC.,

QGM, LLC,

J & M GROUP HOLDINGS INC.,

and

L & L GROUP HOLDINGS, LLC.

Dated as of October 20, 2022

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Section 10.12	Construction	91
Section 10.13	No Recourse	92
Section 10.14	Waiver of Conflicts; Attorney-Client Communications	93
Section 10.15	Acknowledgements	95

EXHIBIT A	Registration Rights and Lock-Up Agreement
EXHIBIT B	Amended and Restated Parentco Certificate of Incorporation
EXHIBIT C	Warrant Assignment, Assumption and Amendment Agreement
EXHIBIT D	Directors and Officers of Parentco
EXHIBIT E	Example Statement
EXHIBIT F	Form of LLC Agreement for Second Surviving Company and Fourth Surviving Company

BUSINESS COMBINATION AGREEMENT (this “Agreement”), dated as of October 20, 2022 (the “Signing Date”), by and among Tastemaker Acquisition Corp., a Delaware corporation (“Tastemaker”), Quality Gold Holdings, Inc, a Delaware corporation (“Parentco”), Tastemaker Merger Sub, Inc., a Delaware corporation (“Merger Sub I”), QGM Merger Sub, Inc., an Ohio corporation (“Merger Sub II”), J&M Merger Sub, Inc., a Delaware corporation (“Merger Sub III”), L&L Merger Sub, Inc., an Ohio corporation (“Merger Sub IV”), Quality Gold Merger Sub, Inc., an Ohio corporation (“Merger Sub V” and, together with Merger Sub I, Merger Sub II, Merger Sub III and Merger Sub IV, the “Merger Subs”), Quality Gold, Inc., an Ohio corporation (“Quality Gold”), QGM, LLC, an Ohio limited liability company (“QGM”), J & M Group Holdings Inc., a Delaware corporation (“J&M”), and L & L Group Holdings, LLC, an Ohio limited liability company (“L&L” and, together with Quality Gold, QGM and J&M, each, a “Company” and, collectively, the “Companies”).

WHEREAS, each of Parentco and the Merger Subs is an entity newly formed for the purposes of the Transactions;

WHEREAS, Parentco is a wholly-owned direct Subsidiary of Quality Gold and each of the Merger Subs is a wholly-owned direct Subsidiary of Parentco;

WHEREAS, on the Closing Date, upon the terms and subject to the conditions of this Agreement and in accordance with Section 251 of the Delaware General Corporation Law (“DGCL”), Sections 1701.78 and 1701.791 of the Ohio General Corporation Law (“OGCL”) and Sections 1706.71 through 1706.713 of the Ohio Revised Limited Liability Company Act (“OLLCA”), as applicable, Merger Sub I will merge with and into Tastemaker (the “First Merger”), with Tastemaker surviving the First Merger as a wholly-owned Subsidiary of Parentco, Merger Sub II will merge with and into QGM (the “Second Merger”), with QGM surviving the Second Merger as a wholly-owned Subsidiary of Parentco, Merger Sub III will merge with and into J&M (the “Third Merger”), with J&M surviving the Third Merger as a wholly-owned Subsidiary of Parentco, Merger Sub IV will merge with and into L&L (the “Fourth Merger”), with L&L surviving the Fourth Merger as a wholly-owned Subsidiary of Parentco, and Merger Sub V will merge with and into Quality Gold (the “Fifth Merger” and together with the First Merger, the Second Merger, the Third Merger and the Fourth Merger, the “Mergers”), with Quality Gold surviving the Fifth Merger as a wholly-owned Subsidiary of Parentco;

WHEREAS, the board of directors of Tastemaker (the “Tastemaker Board”) has unanimously (a) approved and adopted this Agreement, the First Merger and the other Transactions and (b) recommended the approval and adoption of this Agreement, the First Merger and the other Transactions by the stockholders of Tastemaker (the “Tastemaker Board Recommendation”);

WHEREAS, the board of directors of Parentco (the “Parentco Board”) has unanimously (a) approved and adopted this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions and (b) recommended the approval and adoption of this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions by Quality Gold, as the sole stockholder of Parentco;

WHEREAS, the Governing Board of each of the Merger Subs has unanimously (a) approved and adopted this Agreement, the applicable Merger to which such Merger Sub is a party, and the other Transactions and (b) recommended the approval and adoption of this Agreement, the applicable Merger to which such Merger Sub is a party, and the other Transactions by such Merger Sub’s equityholders;

WHEREAS, the Governing Board of each Company has unanimously (a) approved and adopted this Agreement, the applicable Merger to which such Company is a party, and the other Transactions, in accordance with applicable law and such Company’s Organizational Documents and (b) recommended the approval and adoption of this Agreement, the applicable Merger to which such Company is a party, and the other Transactions, in each case, upon the terms and subject to the conditions in effect as of the Signing Date;

WHEREAS, Parentco, Sponsor and the Company Key Shareholders will enter into a registration rights and lock-up agreement, substantially in the form attached hereto as Exhibit A (the “Registration Rights and Lock-Up Agreement”), at the Closing;

WHEREAS, contemporaneously with the execution of this Agreement, the Company Key Shareholders have entered into a support agreement (the “Support Agreement”), pursuant to which each Company Key Shareholder has agreed, among other things and subject to certain exceptions, (i) to vote in favor of the approval of this Agreement, the Mergers and the other Transactions, (ii) to terminate certain related party agreements to which such Company Key Shareholder is a party, effective as of the Effective Time and (iii) to repay any indebtedness owed to any Group Company;

WHEREAS, in connection with Closing, on the Closing Date, (a) the Company Equityholders, in accordance with the Allocation Schedule, will receive 11,700,000 newly issued shares of Parentco Common Stock (the “Deferred Company Shares”); and (b) the Sponsor will receive 2,070,000 shares of Parentco Common Stock pursuant to the First Merger (the “Deferred Sponsor Shares” and, together with the Deferred Company Shares and the Closing Adjustment Deferred Shares, the “Deferred Shares”), in each case for the immediately preceding clauses (a) and (b), that will be subject to certain restrictions pending the achievement of certain price targets or other triggers pursuant to the terms of this Agreement;

WHEREAS, contemporaneously with the execution of this Agreement, the Sponsor has entered into a letter agreement with Quality Gold (the “Sponsor Letter Agreement”) pursuant to which the Sponsor has agreed, among other things, to waive the provisions of Section 4.3(b)(ii) of the amended and restated certificate of incorporation of Tastemaker, dated January 7, 2021, to vote all its shares of Tastemaker Common Stock in favor of this Agreement and the Transactions, to forfeit certain shares of Parentco Common Stock that it otherwise would be entitled to pursuant to this Agreement and to transfer certain Parentco Warrants to the Company Equityholders.

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NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, Tastemaker, Parentco, the Merger Subs and each Company hereby agree as follows.

Article I

THE MERGERS AND OTHER TRANSACTIONS

Section 1.01   The Mergers.

(a)            On the Closing Date, simultaneously with the other Mergers, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub I shall be merged with and into Tastemaker. As a result of the First Merger, Merger Sub I shall cease to exist and Tastemaker shall continue as the surviving company of the First Merger (the “First Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.

(b)            On the Closing Date, simultaneously with the other Mergers, upon the terms and subject to the conditions of this Agreement, and in accordance with the OGCL and the OLLCA, Merger Sub II shall be merged with and into QGM. As a result of the Second Merger, Merger Sub II shall cease to exist and QGM shall continue as the surviving company of the Second Merger (the “Second Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.

(c)            On the Closing Date, simultaneously with the other Mergers, upon the terms and subject to the conditions of this Agreement, and in accordance with the DGCL, Merger Sub III shall be merged with and into J&M. As a result of the Third Merger, Merger Sub III shall cease to exist and J&M shall continue as the surviving company of the Third Merger (the “Third Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.

(d)            On the Closing Date, simultaneously with the other Mergers, upon the terms and subject to the conditions of this Agreement, and in accordance with the OGCL and the OLLCA, Merger Sub IV shall be merged with and into L&L. As a result of the Fourth Merger, Merger Sub IV shall cease to exist and L&L shall continue as the surviving company of the Fourth Merger (the “Fourth Surviving Company”) and shall become a wholly-owned Subsidiary of Parentco.

(e)            On the Closing Date, simultaneously with the other Mergers, upon the terms and subject to the conditions of this Agreement, and in accordance with the OGCL, Merger Sub V shall be merged with and into Quality Gold. As a result of the Fifth Merger, Merger Sub V shall cease to exist and Quality Gold shall continue as the surviving company of the Fifth Merger (the “Fifth Surviving Company” and, together with the First Surviving Company, the Second Surviving Company, the Third Surviving Company and the Fourth Surviving Company, each, a “Surviving Company” and, collectively, the “Surviving Companies”) and shall become a wholly-owned Subsidiary of Parentco.

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Section 1.02   Closing. Unless this Agreement is terminated earlier pursuant to Article IX, the closing of the Mergers (the “Closing”) shall take place at such time and on a date to be mutually agreed by Tastemaker and Quality Gold, which date (the “Closing Date”) shall be as soon as practicable, but in no event later than three (3) Business Days, following the satisfaction or waiver (to the extent such waiver is permitted by applicable Law) of all of the conditions set forth in Article VIII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of those conditions at such time), at the offices of DLA Piper LLP (US), 1251 Avenue of the Americas, New York, New York 10020, unless another date, time or place is agreed to in writing by Tastemaker and Quality Gold.

Section 1.03   Effective Time.

(a)            Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place, the parties hereto shall cause the First Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “First Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the First Merger. The First Merger shall become effective at the time that the properly executed and certified copy of the First Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such other time as is agreed to by the parties hereto prior to the filing of such First Certificate of Merger and specified in the First Certificate of Merger.

(b)            Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place, the parties hereto shall cause the Second Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Ohio executed in accordance with, and in such form as is required by, the relevant provisions of OGCL and the OLLCA (the “Second Certificate of Merger”), and shall make all other filings, recordings or publications required under the OGCL and the OLLCA in connection with the Second Merger. The Second Merger shall become effective at the time that the properly executed and certified copy of the Second Certificate of Merger is filed with the Secretary of State of the State of Ohio or, to the extent permitted by applicable Law, at such other time as is agreed to by the parties hereto prior to the filing of such Second Certificate of Merger and specified in the Second Certificate of Merger.

(c)            Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place, the parties hereto shall cause the Third Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Third Certificate of Merger”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Third Merger. The Third Merger shall become effective at the time that the properly executed and certified copy of the Third Certificate of Merger is filed with the Secretary of State of the State of Delaware or, to the extent permitted by applicable Law, at such other time as is agreed to by the parties hereto prior to the filing of such Third Certificate of Merger and specified in the Third Certificate of Merger.

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(d)            Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place, the parties hereto shall cause the Fourth Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Ohio executed in accordance with, and in such form as is required by, the relevant provisions of OGCL and the OLLCA (the “Fourth Certificate of Merger”), and shall make all other filings, recordings or publications required under the OGCL and the OLLCA in connection with the Fourth Merger. The Fourth Merger shall become effective at the time that the properly executed and certified copy of the Fourth Certificate of Merger is filed with the Secretary of State of the State of Ohio or, to the extent permitted by applicable Law, at such other time as is agreed to by the parties hereto prior to the filing of such Fourth Certificate of Merger and specified in the Fourth Certificate of Merger.

(e)            Upon the terms and subject to the conditions of this Agreement, as soon as practicable after the determination of the date on which the Closing is to take place, the parties hereto shall cause the Fifth Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Ohio executed in accordance with, and in such form as is required by, the relevant provisions of the OGCL (the “Fifth Certificate of Merger”), and shall make all other filings, recordings or publications required under the OGCL in connection with the Fifth Merger. The Fifth Merger shall become effective at the time that the properly executed and certified copy of the Fifth Certificate of Merger is filed with the Secretary of State of the State of Ohio or, to the extent permitted by applicable Law, at such other time as is agreed to by the parties hereto prior to the filing of such Fifth Certificate of Merger and specified in the Fifth Certificate of Merger (the time at which the Mergers become effective is herein referred to as the “Effective Time”).

Section 1.04   Effect of the Mergers.

(a)            The First Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the First Merger and without any further action on the part of Tastemaker, any stockholder of Tastemaker, Parentco, or Merger Sub I, (i) Merger Sub I shall be merged with and into Tastemaker, the separate corporate existence of Merger Sub I shall cease and Tastemaker shall continue as the First Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of Tastemaker and Merger Sub I shall vest in the First Surviving Company, (iii) all debts, liabilities and duties of Tastemaker and Merger Sub I shall become the debts, liabilities and duties of the First Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of Tastemaker (as the First Surviving Company) shall continue unaffected by the First Merger in accordance with the DGCL.

(b)            The Second Merger shall have the effects set forth in this Agreement and the applicable provisions of the OGCL and the OLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Second Merger and without any further action on the part of Quality Gold, QGM, any QGM member, Parentco, or Merger Sub II, (i) Merger Sub II shall be merged with and into QGM, the separate corporate existence of Merger Sub II shall cease and QGM shall continue as the Second Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of QGM and Merger Sub II shall vest in the Second Surviving Company, (iii) all debts, liabilities and duties of QGM and Merger Sub II shall become the debts, liabilities and duties of the Second Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of QGM (as the Second Surviving Company) shall continue unaffected by the Second Merger in accordance with OGCL and the OLLCA.

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(c)            The Third Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Third Merger and without any further action on the part of Quality Gold, J&M, any J&M stockholder, Parentco, or Merger Sub III, (i) Merger Sub III shall be merged with and into J&M, the separate corporate existence of Merger Sub III shall cease and J&M shall continue as the Third Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of J&M and Merger Sub III shall vest in the Third Surviving Company, (iii) all debts, liabilities and duties of J&M and Merger Sub III shall become the debts, liabilities and duties of the Third Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of J&M (as the Third Surviving Company) shall continue unaffected by the Third Merger in accordance with the DGCL.

(d)            The Fourth Merger shall have the effects set forth in this Agreement and the applicable provisions of the OGCL and the OLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Fourth Merger and without any further action on the part of Quality Gold, L&L, any L&L member, Parentco, or Merger Sub IV, (i) Merger Sub IV shall be merged with and into L&L, the separate corporate existence of Merger Sub IV shall cease and L&L shall continue as the Fourth Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of L&L and Merger Sub IV shall vest in the Fourth Surviving Company, (iii) all debts, liabilities and duties of L&L and Merger Sub IV shall become the debts, liabilities and duties of the Fourth Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of L&L (as the Fourth Surviving Company) shall continue unaffected by the Fourth Merger accordance with the OGCL and the OLLCA.

(e)            The Fifth Merger shall have the effects set forth in this Agreement and the applicable provisions of the OGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, by virtue of, and simultaneously with, the Fifth Merger and without any further action on the part of Quality Gold, any Quality Gold stockholder, Parentco, or Merger Sub V, (i) Merger Sub V shall be merged with and into Quality Gold, the separate corporate existence of Merger Sub V shall cease and Quality Gold shall continue as the Fifth Surviving Company, (ii) all the properties, rights, privileges, powers and franchises of Quality Gold and Merger Sub V shall vest in the Fifth Surviving Company, (iii) all debts, liabilities and duties of Quality Gold and Merger Sub V shall become the debts, liabilities and duties of the Fifth Surviving Company and (iv) all the rights, privileges, immunities, powers and franchises of Quality Gold (as the Fifth Surviving Company) shall continue unaffected by the Fifth Merger in accordance with the OGCL.

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Section 1.05   Organizational Documents.

(a)            The certificate of incorporation of Tastemaker in effect at the Effective Time shall be the certificate of incorporation of the First Surviving Company, until amended in accordance with applicable Law. The bylaws of Tastemaker in effect at the Effective Time shall be the bylaws of the First Surviving Company until amended in accordance with the provisions of such bylaws.

(b)            The certificate of formation of QGM, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Second Surviving Company, until thereafter amended as provided by Law. The limited liability company agreement of the Second Surviving Company shall be substantially in the form attached as Exhibit F hereto, until amended in accordance with the provisions of such limited liability company agreement.

(c)            The certificate of incorporation of J&M, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Third Surviving Company, until thereafter amended as provided by Law. The bylaws of J&M in effect at the Effective Time shall be the bylaws of the Third Surviving Company until amended in accordance with the provisions of such bylaws.

(d)            The certificate of formation of L&L, as in effect immediately prior to the Effective Time, shall be the certificate of formation of the Fourth Surviving Company, until thereafter amended as provided by Law. The limited liability company agreement of the Fourth Surviving Company shall be substantially in the form attached as Exhibit F hereto, until amended in accordance with the provisions of such limited liability company agreement.

(e)            The certificate of incorporation of Quality Gold, as in effect immediately prior to the Effective Time, shall be the certificate of incorporation of the Fifth Surviving Company, until thereafter amended as provided by Law. The bylaws of Quality Gold in effect at the Effective Time shall be the bylaws of the Fifth Surviving Company until amended in accordance with the provisions of such bylaws.

(f)            Immediately prior to the Effective Time, the certificate of incorporation of Parentco shall be, and the parties shall take or cause to be taken all action required to cause the certificate of incorporation of Parentco to be, amended and restated to be in the form attached hereto as Exhibit B (the “Amended and Restated Parentco Certificate of Incorporation”), until thereafter amended as provided by Law and such certificate of incorporation.

Section 1.06   Directors and Officers.

(a)            The Parentco Board (or its designees) as of immediately following the Effective Time shall determine the individuals to serve as the managers or directors, as applicable, and officers of each of the Surviving Companies and their respective Subsidiaries.

(b)            The parties shall cause the Parentco Board and the officers of Parentco, as of immediately following the Effective Time, to be comprised of the individuals described on Exhibit D, each to hold office until their successors are duly elected and qualified. At the Closing, unless otherwise agreed to by Tastemaker and the Companies, the Parentco Board shall initially have seven members, with six designated by the Companies (one of which shall be Michael Langhammer) and one initially designated by Tastemaker and reasonably acceptable to the Companies. Parentco shall have a classified board, and the Tastemaker designee will be included in the “class” of directors with the longest initial term after the Closing. The Parentco Board shall comply with SEC and Nasdaq Stock Market requirements, including with respect to independence and committee composition.

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Article II

MERGER CONSIDERATION; CONVERSION OF SECURITIES

Section 2.01   Conversion of Securities at First Merger. At the Effective Time, by virtue of the First Merger and without any action on the part of Tastemaker, Parentco, any Merger Sub, any Company or the holders of any of the following securities:

(a)            Each share of Tastemaker Class A Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive one validly issued, fully paid and nonassessable share of Parentco Common Stock. The shares of Tastemaker Class B Common Stock issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive, in the aggregate, (x) a number of shares of Parentco Common Stock equal to 4,830,000 less the number of Forfeited Securities (as defined in the Sponsor Letter Agreement), and (y) 2,070,000 Deferred Sponsor Shares.

(b)            Each share of Tastemaker Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist as of the Effective Time.

(c)            Each share of Tastemaker Common Stock and Tastemaker Preferred Stock held in the treasury of Tastemaker immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(d)            Each share of Merger Sub I common stock issued and outstanding as of immediately prior to the Effective Time shall automatically be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the First Surviving Company.

(e)            Each share of Parentco Common Stock held by Quality Gold issued and outstanding immediately prior to the Effective Time shall automatically be cancelled and shall cease to exist as of the Effective Time.

Section 2.02   Conversion of Securities at Second Merger, Third Merger, Fourth Merger and Fifth Merger. At the Effective Time, by virtue of the Second Merger, the Third Merger, the Fourth Merger and the Fifth Merger and without any action on the part of Tastemaker, Parentco, any Merger Sub, any Company or the holders of any of the following securities:

(a)            Each Company Share that is issued and outstanding immediately prior to the Effective Time shall be automatically canceled and extinguished and converted into the right to receive the applicable portion of the Merger Consideration set forth in Section 2.03, as allocated pursuant to the Allocation Schedule and subject to the terms herein.

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(b)            Each Company Share held in the treasury of such Company and each Company Share owned by a Group Company immediately prior to the Effective Time shall be canceled without any conversion thereof and no payment or distribution shall be made with respect thereto.

(c)            Each share of Merger Sub II common stock issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable common unit of the Second Surviving Company.

(d)            Each share of Merger Sub III common stock issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Third Surviving Company.

(e)            Each share of Merger Sub IV common stock issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable common unit of the Fourth Surviving Company.

(f)            Each share of Merger Sub V common stock issued and outstanding as of immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable share of common stock of the Fifth Surviving Company.

Section 2.03   Merger Consideration. The aggregate consideration to be paid to the Company Equityholders in the Mergers (the “Merger Consideration”) shall consist of $35,000,000 (the “Cash Consideration”), 83,100,000 newly issued shares of Parentco Common Stock, as adjusted pursuant to this Section 2.03 (the “Stock Consideration”), the Deferred Company Shares and the Closing Adjustment Deferred Shares (if any); provided, however, if, after giving effect to any Tastemaker Share Redemptions, (x) the amount of cash in the Trust Account to be released to Tastemaker at Closing plus (y) the aggregate proceeds to be received pursuant to any private placement of Equity Interests of Tastemaker or Parentco plus (z) all funds held by Tastemaker outside of the Trust Account and immediately available to Tastemaker (the sum of (x), (y), and (z), the “Tastemaker Closing Cash”) is less than $27,900,000 (the “Threshold Amount”), then the Cash Consideration shall be reduced by the difference between the Threshold Amount and the Tastemaker Closing Cash (the “Cash Consideration Shortfall”), and the Stock Consideration will be increased by a number of shares of Parentco Common Stock equal, in the aggregate, to the quotient of (i) the Cash Consideration Shortfall divided by (ii) $10.10; provided, further, the Stock Consideration shall be increased (if the Closing Adjustment is a positive number) or decreased (if the Closing Adjustment is a negative number) by a number of shares of Parentco Common Stock equal to (i) the Closing Adjustment divided by (ii) $10.10. Notwithstanding the foregoing, the Company Equityholders may elect (by written notice delivered to Tastemaker at least two days prior to the Closing Date) to reduce the Cash Consideration to which they would otherwise be entitled (after taking into account any Cash Consideration Shortfall), in which case the Stock Consideration will be increased by a number of shares of Parentco Common Stock equal, in the aggregate, to the quotient of such reduction in Cash Consideration divided by $10.10. The Cash Consideration, Stock Consideration, Deferred Company Shares and Closing Adjustment Deferred Shares shall be allocated amongst the Company Equityholders in accordance with the Allocation Schedule.

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Section 2.04   Allocation Schedule. Within ten Business Days following the date hereof, Quality Gold shall deliver to Tastemaker and Parentco an allocation schedule (the “Allocation Schedule”) setting forth:

(a)            the mailing addresses, telephone numbers and email addresses for each Company Equityholder; and

(b)            each Company Equityholder’s percentage allocation of the Cash Consideration, Stock Consideration, Deferred Company Shares and Closing Adjustment Deferred Shares.

Section 2.05   Deferred Shares.

(a)            Upon the Closing, the Deferred Shares shall be subject to restrictions on transfer, as more fully described in Section 2.05(b)(iii), and shall vest in accordance with Section 2.05(c). The Deferred Company Shares and the Closing Adjustment Deferred Shares shall be allocated to the Company Equityholders in accordance with the Allocation Schedule.

(b)            Procedures Applicable to the Deferred Shares.

(i)            At the Closing, Parentco shall place restrictive legends, in substantially the form set forth in this Section 2.05(b)(i), on the certificates or book entries representing the Deferred Shares: “THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT DATED OCTOBER 20, 2022 (THE “COMBINATION AGREEMENT”), BY AND AMONG TASTEMAKER ACQUISITION CORP., QUALITY GOLD HOLDINGS, INC., AND CERTAIN OTHER PARTIES THERETO, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(ii)            Promptly following the occurrence of a Triggering Event, Parentco (with respect to the Deferred Shares that are so determined to have vested) shall cause the restrictive legends set forth in Section 2.05(b)(i) to be removed from certificates or book entries representing such Deferred Shares.

(iii)            The holders of the Deferred Shares shall not, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Deferred Shares until the date on which the relevant Triggering Event has been satisfied as described in Section 2.05(c) (the foregoing restrictions, the “Deferred Share Restrictions”), and thereafter, such Deferred Shares shall continue to be subject to the terms and restrictions of the Registration Rights and Lock-Up Agreement and the Amended and Restated Parentco Certificate of Incorporation, as applicable; provided that, subject to the procedures and restrictions of the Registration Rights and Lock-Up Agreement in the case of a transfer of Deferred Shares, a holder of Deferred Shares may transfer such Deferred Shares to a Permitted Transferee (as defined in the Registration Rights and Lock-Up Agreement) if such Permitted Transferee agrees in writing to become bound by the Deferred Share Restrictions. Notwithstanding anything to the contrary contained herein, in the event that the members or former members of the Sponsor hold any Deferred Shares directly, such members or former members of the Sponsor shall be treated as the Sponsor under this Section 2.05; provided that such members or former members of the Sponsor, taken as a whole, shall (i) exercise their rights based on the majority-in-interest of such members or former members holding Deferred Shares; and (ii) not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

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(iv)            For the avoidance of doubt, no shares of Parentco Common Stock will be subject to the Deferred Share Restrictions in this Section 2.05 except for the Deferred Shares, and upon all of the Deferred Shares becoming vested in accordance with this Section 2.05, the Deferred Share Restrictions shall no longer have any force or effect.

(c)            Triggering Events. The Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares shall be vested, and as a result no longer subject to the Deferred Share Restrictions, as follows (each such event, a “Triggering Event”):

(i)             the first time that the closing price per share of Parentco Common Stock equals or exceeds $13.00 (such share price, as adjusted pursuant to this Section 2.05, “Price Target 1”) for 20 Trading Days within any 30 consecutive Trading Day period following the Closing, all of the Closing Adjustment Deferred Shares and one-third of each of (x) the Deferred Company Shares and (y) the Deferred Sponsor Shares shall be vested and no longer subject to the Deferred Share Restrictions;

(ii)            the first time that the closing price per share of Parentco Common Stock equals or exceeds $15.00 (such share price, as adjusted pursuant to this Section 2.05, “Price Target 2”) for 20 Trading Days within any 30 consecutive Trading Day period following the Closing, one-third of each of (x) the Deferred Company Shares and (y) the Deferred Sponsor Shares shall be vested and no longer subject to the Deferred Share Restrictions;

(iii)           the first time that the closing price per share of Parentco Common Stock equals or exceeds $17.00 (such share price, as adjusted pursuant to this Section 2.05, “Price Target 3” and, together with Price Target 1 and Price Target 2, the “Price Targets”) for 20 Trading Days within any 30 consecutive Trading Day period following the Closing, one-third of each of (x) the Deferred Company Shares and (y) the Deferred Sponsor Shares shall be vested and no longer subject to the Deferred Share Restrictions;

(iv)           if a definitive agreement with respect to a Change in Control is entered into, then, effective as of immediately prior to closing of such Change in Control, each of (x) the Deferred Company Shares, (y) the Deferred Sponsor Shares, and (z) the Closing Adjustment Deferred Shares shall be vested and no longer subject to the Deferred Share Restrictions; and

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(v)            on the seventh anniversary of the Closing, each of (x) the Deferred Company Shares, (y) the Deferred Sponsor Shares, and (z) the Closing Adjustment Deferred Shares shall be vested and no longer subject to the Deferred Share Restrictions.

(d)           Achievement of Multiple of Triggering Events; Equitable Adjustments.

(i)             For the avoidance of doubt, if the condition for more than one Triggering Event is met pursuant to Section 2.05(c), the Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares vested in connection with each such Triggering Events shall be vested and no longer subject to the Deferred Share Restrictions in accordance with this Section 2.05, and shall, in each case, be cumulative with the Deferred Company Shares, the Closing Adjustment Deferred Shares and the Deferred Sponsor Shares vested prior to such time in connection with the satisfaction of any other Triggering Event (if any).

(ii)            The Price Targets each shall be adjusted appropriately and in good faith by the Parentco Board to reflect the effect of any stock split, reverse stock split, stock dividend (including any dividend or other distribution of securities convertible into Parentco Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to the Parentco Common Stock or Parentco Warrants at any time prior to the vesting of all of the Deferred Shares pursuant to this Section 2.05 so as to provide the holders of Deferred Shares with the same economic effect as contemplated by this Section 2.05 and the other applicable provisions of this Agreement prior to such event and as so adjusted shall, from and after the date of such event, be the Price Targets.

(iii)            If Parentco, at any time prior to the vesting of all of the Deferred Shares, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Parentco Common Stock on account of such Parentco Common Stock, other than as described in Section 2.05(d)(ii) (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then each Price Target shall each be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Parentco Board, in good faith) of any securities or other assets paid on each share of Parentco Common Stock in respect of such Extraordinary Dividend. Without limiting the foregoing and for the avoidance of doubt, no Deferred Shares shall be entitled to any Extraordinary Dividend unless and until a Triggering Event has occurred.

Section 2.06   Warrant Amendment. At the Effective Time, each Tastemaker Warrant that is outstanding immediately prior to the Effective Time shall, pursuant to the Tastemaker Warrant Instrument, cease to represent a right to acquire one share of Tastemaker Class A Common Stock and shall be converted in accordance with the terms of such Tastemaker Warrant Instrument, at the Effective Time, into a right to acquire one share of Parentco Common Stock (a “Parentco Warrant” and collectively, the “Parentco Warrants”) on substantially the same terms as were in effect immediately prior to the Effective Time under the terms of the Tastemaker Warrant Instrument. The parties shall take all lawful action to effect the aforesaid provisions of this Section 2.06, including causing the Tastemaker Warrant Instrument to be amended or amended and restated to the extent necessary to give effect to this Section 2.06, including adding Parentco as a party thereto and adding the Company Equityholders as parties thereto to effect the transfer of certain Parentco Warrants to the Company Equityholders in accordance with the terms of the Sponsor Letter Agreement, such amendment to be in substantially the form attached hereto as Exhibit C or such other form reasonably acceptable to Tastemaker, Parentco, the Companies and the other parties thereto (the “Warrant Amendment”).

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Section 2.07   Closing Adjustment Statement.

(a)            Closing Adjustment. At least three (3) Business Days before the Closing, the Companies shall prepare and deliver to Tastemaker a statement in the form of the Example Statement setting forth their good faith estimate and calculation of the Closing Working Capital, the Closing Net Debt and the Closing Adjustment and the resulting calculation of the Stock Consideration, including a detailed itemization of the components thereof, and determined pursuant to the definitions contained in this Agreement (the “Closing Adjustment Statement”). From and after delivery of the Closing Adjustment Statement and through the Closing Date, (i) the Companies shall promptly provide Tastemaker updates to the Closing Adjustment Statement to reflect any changes thereto (including any component thereof) (the Closing Adjustment Statement revised to reflect any such updates is hereinafter referred to as an “Updated Closing Adjustment Statement”), and (ii) Tastemaker shall have the right to review and comment on such calculations and estimates, the Companies shall consider in good faith any such comments made by Tastemaker, and the Companies and Tastemaker shall cooperate with each other through the Closing Date and use good faith efforts to resolve any differences regarding the calculations and estimates contained in the Closing Adjustment Statement or any Updated Closing Adjustment Statement (and any updates or revisions as may be agreed by the Companies and Tastemaker shall be included in any Updated Closing Adjustment Statement). The Companies shall, and shall cause their Representatives to, (x) reasonably cooperate with Tastemaker and its Representatives to the extent related to Tastemaker’s review of the Closing Adjustment Statement and any Updated Closing Adjustment Statement and the calculations and estimates contained therein (including engaging in good faith discussion related thereto) and (y) provide access to personnel, books, records and other information during normal business hours to the extent related to the review of the Closing Adjustment Statement and any Updated Closing Adjustment Statement and reasonably requested by Tastemaker or its Representatives in connection with such review; provided, that such access shall not unreasonably interfere with the business of the Companies and their Subsidiaries.

(b)            Post-Closing Adjustment. In the event the parties hereto have not agreed on the Closing Adjustment at the time all other conditions to Closing set forth in this Agreement have been satisfied or waived, the parties hereto shall close the transactions contemplated by this Agreement, making no adjustment for the Closing Adjustment, and shall, thereafter, promptly proceed to finalize their determination of the Closing Adjustment in accordance with this Section 2.07. Except as otherwise provided herein, if the parties hereto have not agreed on the Closing Adjustment at or before the Closing, any adjustment to the Stock Consideration to reflect the Closing Adjustment, as contemplated in Section 2.03, shall be made within five (5) Business Days of the resolution of the Disputed Amounts described in Section 2.07(c). Parentco shall take such actions as are necessary to issue or cancel Parentco Common Stock to adjust the Stock Consideration, as contemplated by Section 2.03, and the Company Equityholders shall surrender any stock certificates and provide any other documents that Parentco may reasonably request to evidence or acknowledge any such decrease in the Stock Consideration. Any increase or decrease of Parentco Common Stock, pursuant to this Section 2.07, shall be allocated among the Company Equityholders in the same proportion as the Stock Consideration was allocated at Closing or as the Company Equityholders may otherwise agree in writing.

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(c)            Examination and Review.

(i)            Until such time as the Closing Adjustment is agreed upon by the parties hereto, the Company Equityholders and their accountants shall have full access to the books and records of Parentco and its Subsidiaries, the personnel of, and work papers prepared by, Parentco and/or Parentco’s accountants to the extent that they relate to the Closing Adjustment Statement or the latest Updated Closing Adjustment Statement, if applicable, and to such historical financial information (to the extent in Parentco’s possession) relating to the Closing Adjustment Statement or the latest Updated Closing Adjustment Statement, if applicable, as the Company Equityholders may reasonably request for the purpose of resolving any disputes with respect to the Closing Adjustment, provided, that such access shall be in a manner that does not interfere with the normal business operations of Parentco or its Subsidiaries.

(ii)            If Parentco and the Company Equityholders fail to reach an agreement with respect to the Closing Adjustment within 30 days after the Closing Date, then any amounts remaining in dispute (“Disputed Amounts”) shall be submitted for resolution to the office of an impartial nationally recognized firm of independent certified public accountants (which firm has not been used by Parentco, the Sponsor, the Company Equityholders or any of their respective Affiliates at any time within the prior 2-year period for any significant engagement) appointed by agreement of Parentco and the Company Equityholders (the “Independent Accountants”). Promptly following the appointment of the Independent Accountants, Parentco shall deliver to the Independent Accountants a written statement of Parentco’s objections to the Closing Adjustment Statement or, if applicable, the latest Updated Closing Adjustment Statement provided to the Sponsor prior to the Closing, setting forth in reasonable detail each disputed item or amount and the basis for the Sponsor’s disagreement therewith (the “Statement of Objections”). The Independent Accountants, acting as experts and not arbitrators, shall resolve the Disputed Amounts only and make any adjustments to the Closing Adjustment and the Closing Adjustment Statement or, if applicable, the latest Updated Closing Adjustment Statement that Parentco provided to the Sponsor prior to the Closing. The parties hereto agree that all adjustments shall be made without regard to materiality. The Independent Accountants shall only decide the specific items under dispute by the parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Adjustment Statement or the latest Updated Closing Adjustment Statement, as applicable, and the Statement of Objections, respectively. The Independent Accountants shall make a determination as soon as practicable within 30 days (or such other time as the parties hereto shall agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Adjustment Statement or the latest Updated Closing Adjustment Statement, as applicable, and/or the Closing Adjustment shall be conclusive and binding upon the parties hereto. The fees and expenses of the Independent Accountants shall be paid by Parentco.

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(iii)            Any actions permitted or required to be taken by Parentco pursuant to this Section 2.07 after the Closing shall be taken only at the direction of the directors of Parentco (by majority vote) that were not appointed by the Company Equityholders.

Section 2.08   Withholding. Any party making a payment pursuant to this Agreement (and any of their respective representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding; provided, further, that such cooperation shall not require the payor party to incur any Taxes or costs that are not reimbursed by the relevant payee. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Authority, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

Article III

REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANIES

Except as disclosed in the Companies’ disclosure schedule to this Agreement delivered by the Companies to Tastemaker concurrently with the execution of this Agreement (the “Company Disclosure Schedule”), each Company, jointly and severally, hereby represents and warrants to Tastemaker as follows:

Section 3.01   Organization and Qualification; Subsidiaries.

(a)            Each Company and each Subsidiary of a Company (each such Subsidiary, a “Company Subsidiary”) is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization (in the case of good standing, to the extent such jurisdiction recognizes such concept). Each Company and each Company Subsidiary has the requisite corporate or other organizational power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals has not had, and would not have, a Company Material Adverse Effect. Each Company and each Company Subsidiary is duly qualified or licensed as a foreign corporation or other organization to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing has not had, and would not have, a Company Material Adverse Effect.

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(b)            A true and complete list of all of the Company Subsidiaries, together with the jurisdiction of organization, formation or incorporation of each Company Subsidiary, and the Equity Interests of each Company Subsidiary owned by each of the Group Companies is set forth in Section 3.01(b) of the Company Disclosure Schedule. Except for the Company Subsidiaries set forth in Section 3.01(b) of the Company Disclosure Schedule, no Company directly or indirectly owns any equity or similar interest in, or any interest convertible into or exchangeable or exercisable for any equity or similar interest in, any corporation, limited liability company, partnership, joint venture, business association or other entity.

Section 3.02   Organizational Documents. An accurate and complete copy of each Group Company’s Organizational Documents currently in effect and as amended through the Signing Date, has been made available to Tastemaker prior to the Signing Date. Each Group Company’s Organizational Documents are currently in effect, and no Group Company is in violation in any material respect of any of the provisions thereof.

Section 3.03   Capitalization.

(a)            The equity interests of each Group Company: (i) have been duly authorized and validly issued, and are fully paid and (with respect to Group Companies that are corporations) nonassessable and, in each case, free and clear of all Liens (other than Permitted Liens); (ii) were issued in compliance in all material respects with applicable Law; and (iii) were not issued in breach or violation of any Contract or preemptive rights, rights of first refusal or other similar rights.

(b)            Except as set forth on Section 3.03(c) of the Company Disclosure Schedule, there are no Equity Interests of any Group Company and, without limiting the foregoing, there are no (i) bonds, debentures, notes or other indebtedness or securities of any Group Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of Equity Interests of any Group Company may vote authorized, issued or outstanding, nor (ii) outstanding or authorized options, warrants, convertible securities or other rights, agreements, arrangements or commitments of any character that any Group Company is a party to relating to any equity interests in any Group Company or obligating any Group Company to issue or sell any equity interests, or any other interest, in any Group Company. Other than the Organizational Documents of each Group Company, there are no voting trusts, proxies or other agreements or understandings in effect that any Group Company is a party to with respect to the voting or transfer of any of the equity interests of any Group Company.

(c)            Section 3.03(c) of the Company Disclosure Schedule contains a true and correct statement of the number and class or series (as applicable) of the capital stock (or percentage), limited liability company interests, shares, warrants and other Equity Interests of each of the Group Companies and the identity of the Persons that are the record owners thereof (including the percentage interests of the Group Companies held thereby). There are no other classes of the capital stock, limited liability company interests, shares, warrants and other Equity Interests of any Group Company and no bonds, debentures, notes or other indebtedness or securities of any Group Company having the right to vote (or convertible into or exercisable for securities having the right to vote) on any matters on which holders of capital stock of any Group Company may vote are authorized, issued or outstanding.

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Section 3.04   Authority Relative to This Agreement.

(a)            Each Company has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder in accordance with and upon the terms and conditions set forth herein. The execution and delivery of this Agreement by each Company and the consummation by each Company of the Transactions, to which each Company is a party, have been duly and validly authorized by all members of the Governing Board of each Company and, subject to (i) obtaining the approval from each Company’s Company Equityholders in accordance with each Company’s Organizational Documents and (ii) the filing and recordation of appropriate documents related to the Mergers as required by the DGCL, OGCL and/or the OLLCA, as applicable, no other proceedings on the part of the Companies or their respective Company Equityholders are necessary to authorize the execution, delivery and performance of this Agreement or to consummate the Transactions. This Agreement has been duly and validly executed and delivered by each Company, Parentco, and each Merger Sub, and, assuming the due authorization, execution and delivery by Tastemaker, constitutes a legal, valid and binding obligation of each Company, Parentco, and each Merger Sub, enforceable against each Company, Parentco, and each Merger Sub in accordance with its terms; provided, that the enforceability hereof may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws relating to or affecting creditors’ rights generally and by general principles of equity affecting the availability of specific performance and other equitable remedies (the “Enforceability Exceptions”).

(b)            The Governing Board of each Company has, by resolutions unanimously adopted thereby, (i) determined that this Agreement and the Transactions are advisable and in the best interests of the respective Company and its Company Equityholders and that, considering the financial position of the merging companies (including the representations and warranties set forth in Article III and Article IV), no reasonable concern exists that any of the Surviving Companies will be unable to fulfill the obligations of each Company to its creditors as a result of the Transactions, (ii) approved this Agreement, the Mergers and the Transactions, and (iii) recommended that the equityholders of such Company approve and adopt this Agreement, the applicable Merger, the other Transactions and the Amended and Restated Parentco Certificate of Incorporation as contemplated by this Agreement, and directed that this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions be submitted for consideration by the equityholders of such Company at a meeting or by written consent (which approval has been obtained prior to or simultaneously with the execution of this Agreement). None of the aforesaid actions by the Governing Board of each Company has been amended, rescinded or modified.

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Section 3.05   No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by each Company does not, and the performance of this Agreement and the Transactions by each Company will not: (i) conflict with or violate the Organizational Documents of any Company or any Company Subsidiary; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) of the Company Disclosure Schedule have been obtained and all filings and obligations described in Section 3.05(b) have been made, conflict with or violate any United States or foreign federal, state, city and local statute, law, ordinance, regulation, rule, guidelines, code, restriction, executive order, injunction, judgment, directive, decree or other order issued by a Governmental Authority, or the rules and regulations by any applicable securities exchange (“Law”) applicable to any Company or any Company Subsidiary or by which any property or asset of any Company or any Company Subsidiary is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with or without notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, require an additional payment (other than reimbursement of legal fees for reviewing such consent) to or the consent of any third party, or result in the creation of a Lien or other encumbrance on any property or asset of any Company or any Company Subsidiary pursuant to, any Material Contract except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, consent requirements, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by each Company does not, and the performance of this Agreement by each Company will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except for (i) applicable requirements, if any, of the Exchange Act, state securities or “blue sky” laws (“Blue Sky Laws”) and state takeover Laws, (ii) compliance with and filings or notifications under any applicable United States or foreign competition, antitrust, merger control or investment Laws, including the pre-merger notification requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), and the filing and recordation of appropriate merger documents as required by the DGCL, OGCL and/or the OLLCA, (iii) the consents, approvals, authorizations and other actions described in Section 3.05(b) of the Company Disclosure Schedule and (iv) such other consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not have a Company Material Adverse Effect.

Section 3.06   Permits; Compliance; Jewelry Laws; Vendor Compliance.

(a)            Each of the Group Companies is in possession of all franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals, registrations, clearances, Orders and any other authorizations by a Governmental Authority necessary for each of the Group Companies to lawfully own, lease and operate its properties or to carry on its business as it is now being conducted, including, without limitation, all necessary and appropriate licenses, certificates and authorizations required under applicable Laws of any state relating to the sale and distribution of precious gemstones and precious metals (the “Company Permits”), except where the failure to have any Company Permits would not have a Company Material Adverse Effect. The Company Permits held by the Group Companies are valid and in full force and effect in all material respects, and, except as would not have a Company Material Adverse Effect, (i) will not be terminated or (ii) except as set forth on Section 3.06(a) of the Company Disclosure Schedule or described in Section 3.05(b), will not require any filings, approvals or consents to be sought from any Governmental Authority or third party as a result of this Agreement and the Transactions. No suspension, revocation, involuntary termination or cancellation of any of the Company Permits is pending or, to the knowledge of each Company, threatened in writing. Except as would not have a Company Material Adverse Effect, each of the Group Companies is, and since January 1, 2019, has been, in compliance with all applicable Laws of applicable Governmental Authorities. Except as would not have a Company Material Adverse Effect, since January 1, 2019, no Group Company has received notice (whether verbally or in writing) of any warning letter, investigation, inquiry, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement notice, communication, or correspondence from a Governmental Authority that has not been remediated, terminated or otherwise corrected to the satisfaction of such Governmental Authority.

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(b)            Without limiting the foregoing, except as would not have a Company Material Adverse Effect, each of the Group Companies is, and at all times has been, in compliance with all applicable Laws relating to diamonds, gemstones and jewelry administration (including, without limitations, the Supervision of Diamonds Law, Import and Export, 1979, the Kimberley Process, the Clean Diamond Trade Act, the Rough Diamonds Control Regulation, the Guides for Jewelry, Precious Metals, and Pewter Laws, the Federal Trade Commission Act of 1914 and any other conflict minerals Laws) (collectively, “Jewelry Laws”). No Group Company has received any written notice of or been charged with a material violation of any Jewelry Law. To each Company’s knowledge, no Group Company has been under investigation with respect to the violation of any Jewelry Laws.

(c)            Each Group Company has made available to Tastemaker true, correct and complete copies of its policies with respect to compliance with trade control Laws in effect from time to time and its materials relating to vendor standards. Each Group Company has conducted its transactions in compliance in all material respects with such policies and to the knowledge of each Company, suppliers and other business partners of the Group Companies have (A) complied in all material respects with the applicable policies and (B) complied in all material respects with the other provisions of the applicable vendor standards.

Section 3.07   Financial Statements.

(a)            The Companies have delivered to Tastemaker true and complete copies of (i) the audited consolidated and combined balance sheets of the Companies and the consolidated Company Subsidiaries and Affiliates as of March 31, 2022 and March 31, 2021 and the related audited consolidated and combined statements of income, retained earnings, members’ equity and noncontrolling interest in affiliate, and cash flows of the Companies and the consolidated Company Subsidiaries and Affiliates for each of the years then ended (collectively, the “Annual Financial Statements”) and (ii) the unaudited consolidated and combined balance sheet of the Companies and the consolidated Company Subsidiaries and Affiliates as of June 30, 2022 (the “Latest Balance Sheet Date”), and the related unaudited consolidated and combined statements of operations of the Companies and the consolidated Company Subsidiaries and Affiliates for the fiscal periods then-ended (the “Unaudited Financial Statements” and, together with the Annual Financial Statements, the “Financial Statements”), which are attached as Section 3.07(a) of the Company Disclosure Schedule, and which contains an unqualified report of the Companies’ auditors.

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(b)            Each of the Financial Statements have been derived from the books and records of the Group Companies. Each of the Financial Statements (i) has been prepared in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (ii) fairly presents, in all material respects, the combined assets, liabilities and financial condition as of the respective dates thereof and the operating results of the Companies for the periods covered thereby, except in each of clauses (i) and (ii): (A) as otherwise noted therein, (B) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (C) that the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB, and (D) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (A), (B), (C), or (D), which are not material, individually or in the aggregate, in amount or effect.

(c)            Each of the independent auditors for the Group Companies, with respect to their report included in the Annual Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB.

(d)            No Group Company is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract relating to any transaction or relationship between or among any Group Company, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand) or any “off-balance sheet arrangements” (as defined in Item 303(a) of Regulation S-K promulgated by the SEC), where the result, purpose or effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, any Group Company in any audited or unaudited financial statements of the Group Companies.

(e)            The Group Companies maintain a system of internal control over financial reporting designed to provide reasonable assurance regarding the reliability of the Group Companies’ financial reporting and the preparation of financial statements for external purposes in conformity with GAAP. The Group Companies maintain a system of internal accounting controls sufficient to provide reasonable assurance that: (i) transactions are executed in accordance with management’s general or specific authorizations; (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability; (iii) access to assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(f)            Since January 1, 2019 through the Signing Date, the Group Companies have not received from their independent auditors any written notification of a material weakness in the Group Companies’ internal controls over financial reporting and there have been no material internal investigations regarding accounting, auditing or revenue recognition discussed with, reviewed by or initiated at the direction of any chief executive officer, chief financial officer, chief accounting officer, manager or general counsel of any Group Company or, to the knowledge of any Company, any Governing Board (or any committee thereof) of any Group Company.

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(g)            Since January 1, 2019, none of the Group Companies nor, to the knowledge of the Companies, any director, officer, manger, external auditor, internal auditor or accountant of any of the Group Companies has received any material complaint, allegation, assertion or claim, in writing, regarding the accounting or auditing practices, procedures, methodologies or methods of any Group Company or their respective internal controls over financial reporting, including any material complaint, allegation, assertion or claim that any Group Company has engaged in questionable accounting or auditing practices.

Section 3.08   No Company Material Adverse Effect. Since the Latest Balance Sheet Date, there has been no Company Material Adverse Effect.

Section 3.09   Absence of Certain Changes or Events. Since March 31, 2022, except for actions and omissions taken as a result of COVID-19 and COVID-19 Measures, or as expressly contemplated by this Agreement (a) the Group Companies have conducted, in all material respects, their respective businesses in the ordinary course and in a manner consistent with past practice and (b) except as expressly contemplated by this Agreement and the other Transaction Documents, none of the Group Companies has taken any action that would require the consent of Tastemaker under Section 6.02 if such action had been taken after the execution of this Agreement.

Section 3.10   No Undisclosed Liabilities. Except for liabilities or obligations (i) set forth in or reserved against in the Unaudited Financial Statements, (ii) incurred in the ordinary course of business since the Latest Balance Sheet Date or in connection with the Transactions, or (iii) that would not have a Company Material Adverse Effect, none of the Group Companies has any liabilities or obligations of any nature, whether or not accrued, contingent, absolute or otherwise, including with regard to hedging accounts or activities (whether or not required to be reflected on a consolidated combined balance sheet of the Companies (or the notes thereto) prepared in accordance with GAAP).

Section 3.11   Absence of Litigation. There is no litigation, suit, action, hearing, legal, arbitral, judicial, administrative or other proceeding or, to the knowledge of the Companies, investigation (an “Action”) pending or, to the knowledge of the Companies, threatened in writing against any Group Company, or any property or asset of any Group Company, at Law or in equity by or before any Governmental Authority (other than routine claims for benefits pursuant to a plan), except for those Actions that would not have a Company Material Adverse Effect. No Group Company nor any property or asset of any Group Company is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of each Company, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority, in each case that would cause a Company Material Adverse Effect.

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Section 3.12   Employee Benefit Plans.

(a)            Section 3.12(a) of the Company Disclosure Schedule sets forth a true and complete list of each material Company Employee Benefit Plan, other than any such Company Employee Benefit Plan that may be established or entered into after the date hereof in compliance with this Agreement. Each Group Company has made available to Tastemaker, as applicable: (i) current, accurate and complete copies of each such Company Employee Benefit Plan and trust agreements and insurance contracts relating thereto; (ii) copies of the most recent Internal Revenue Service determination letter or opinion letter; (iii) copies of the non-discrimination testing results for each Company Employee Benefit Plan for the three (3) most recent plan years; (iv) copies of the three (3) most recent Forms 5500 annual report and accompanying schedules, (v) the most recent summary plan descriptions and any summaries of material modifications thereto; and (vi) all material non-routine correspondence received from any Governmental Authority with respect to any Company Employee Benefit Plan within the past three years.

(b)            Except as would not have a Company Material Adverse Effect, or as otherwise scheduled in Section 3.12(b) of the Company Disclosure Schedule (i) each of the Company Employee Benefit Plans has been established, adopted, operated, maintained and administered in accordance with its terms and applicable Laws, (ii) all payments and contributions required to be made under the terms of any Company Employee Benefit Plan and applicable Laws have been timely made or, to the extent required by applicable accounting policies, accrued in accordance with such policies, (iii) all material reports, returns and similar documents required to be filed with any Governmental Authority with respect to a Company Employee Benefit Plan have been duly and timely filed and (iv) no non-exempt “prohibited transaction” nor “reportable event” that cannot be waived has occurred within the meanings of the applicable provisions of ERISA or the Code with respect to a Company Employee Benefit Plan.

(c)            Except as would not have a Company Material Adverse Effect, neither the execution or delivery of this Agreement by each Group Company party hereto nor the consummation of the Transactions will (i) result in any payment or benefit becoming due or payable, or required to be provided, to any current or former employee of any of the Group Companies, except as expressly provided in this Agreement, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any such current or former employee, (iii) result in the acceleration of the time of payment, vesting or funding of any such benefit or compensation, (iv) result in any funding obligation under any Company Employee Benefit Plan or (v) result in any amount being nondeductible under Section 280G of the Code or subject to the excise tax under Section 4999 of the Code. No current or former employee of any of the Group Companies is entitled to receive any Tax gross-up payment from any Group Company in respect of the excise taxes imposed under Section 409A or 4999 of the Code.

(d)            Except as would not have a Company Material Adverse Effect, each Company Employee Benefit Plan (i) that is intended to qualify for special Tax treatment (including under Section 401(a) of the Code) has met all requirements for such Tax treatment, and (ii) if intended or required to be qualified, approved or registered with a Governmental Authority, is so qualified, approved or registered and nothing has occurred that could reasonably be expected to result in the loss of such qualification, approval or registration, as applicable.

(e)            No Company Employee Benefit Plan is, and none of the Group Companies nor any of its respective ERISA Affiliates has within the past six years incurred any liability with respect to (i) a multiemployer plan, as defined in Section 3(37) of ERISA, (ii) a multiple employer plan, as defined in Section 4063 or 4064 of ERISA, or (iii) a plan that is subject to Section 302 of ERISA, Section 412 of the Code or Title IV of ERISA.

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(f)            All amounts that any of the Group Companies is legally or contractually required either (A) to deduct from the employees’ salaries and/or to transfer to an employees’ pension, pension fund, pension insurance fund, managers’ insurance, severance fund, insurance and other funds for or in lieu of severance or provident fund, life insurance, incapacity insurance, continuing education fund or other similar funds or insurance, or (B) to withhold from the current employees’ salaries and benefits and to pay to any Governmental Authority as required by the Code or any other Law have, in each case, been duly deducted, transferred, withheld and paid, and the Group Companies’ liability towards its respective employees regarding salary, remuneration, benefit in kind, severance pay, accrued vacation, and contributions to all Company Employee Benefit Plans governed by applicable Law, and all contributions required to be made by any of the Group Companies to any arrangement that would be a Company Employee Benefit Plan governed by applicable Law, but for the fact that such arrangement is sponsored or maintained by a Governmental Authority, are fully funded to the extent required by applicable Law or if not required by any applicable Law to be funded, are accrued on the financial statements to the extent required by applicable accounting policies, except, in the case of each of clauses (A) and (B), as would not have a Company Material Adverse Effect.

(g)            Except as would not have a Company Material Adverse Effect, (i) there are no pending, or, to the knowledge of each Company, threatened proceedings, disputes or claims (other than routine claims for benefits) against or affecting any Company Employee Benefit Plan, by any employee or beneficiary covered under such Company Employee Benefit Plan, as applicable, or otherwise involving such Company Employee Benefit Plan, and (ii) there are no material charges, complaints or proceedings by any Governmental Authority pending or, to each Company’s knowledge, threatened against any Group Company in connection with a Company Employee Benefit Plan.

(h)            Except as would not have a Company Material Adverse Effect, (i) none of the Group Companies is obligated under any Company Employee Benefit Plan or otherwise to provide medical or death benefits with respect to any employee or former employee of any of the Group Companies after termination of employment, except as required under Section 4980B of the Code or Part 6 of Title I of ERISA or other applicable Law, and (ii) each Group Company has complied with both (x) the notice and continuation coverage requirements, and all other requirements, of Section 4980B of the Code and Parts 6 and 7 of Title I of ERISA, and the regulations thereunder, and (y) the minimum essential coverage and affordability requirements of the Patient Protection and Affordable Care Act of 2010, as amended, in each case, with respect to each Company Employee Benefit Plan that is a group health plan.

(i)            Except as would not have a Company Material Adverse Effect, each Company Employee Benefit Plan that provides deferred compensation subject to Section 409A of the Code satisfies, in form and operation the requirements of Sections 409A(a)(2), 409A(a)(3) and 409A(a)(4) of the Code and the guidance thereunder.

Section 3.13   Labor and Employment Matters.

(a)            Except as would not have a Company Material Adverse Effect, (i) none of the Group Companies is a party to or otherwise bound by any Labor Agreement, (ii) no Labor Agreement is presently being negotiated, (iii) there are no labor union organizing activities or representation campaigns pending or, to the knowledge of each Company, threatened by or with respect to any of the employees of any Group Company, and (iv) from the Look-Back Date, there have not been any, and there are no, pending strikes, walkouts, lockouts, slowdowns or other labor stoppages against or affecting any Group Company.

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(b)            The Group Companies are, and since the Look-Back Date have been, in compliance with all applicable Laws, policies, procedures, agreements and collective agreements and expansion orders, if any, respecting or relating to recruitment, employment of labor, employment practices, and other employment-related obligations on employees, consultants and independent contractors, including all Laws respecting terms and conditions of employment, health and safety, wages and hours, child labor, immigration, employment discrimination, worker classification, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, collective bargaining, employee leave issues and unemployment insurance, except where failure to comply would not have a Company Material Adverse Effect.

(c)            There are no controversies pending or, to the knowledge of each Company, threatened between any Group Company and any of their respective current or former personnel or other service providers, which controversies, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.

(d)            Since January 1, 2016, none of the Group Companies has effectuated (i) a “plant closing” (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of any of the Group Companies; or (ii) a “mass layoff” (as defined in the WARN Act) affecting any site of employment or facility of any of the Group Companies; and none of the Group Companies has been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local Law.

(e)            There are no, and from the Look-Back Date there have been no, proceedings against any of the Group Companies pending or, to the Group Companies’ knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former employee of any of the Group Companies, including, without limitation, any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, failure to properly pay wages, equal pay or any other employment related matter arising under applicable Laws, which proceedings, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect.

(f)            In the last three years, no allegations of sexual harassment have been made internally to or, to the Group Companies’ knowledge, threatened against any of the Group Companies by any employee of any of the Group Companies, which allegations, individually or in the aggregate, would be reasonably expected to have a Company Material Adverse Effect, provided, however, that in the past five years, to the Group Companies’ knowledge, no allegations of sexual harassment have been made internally to, or threatened against, any of the Group Companies with respect to alleged conduct by or involving any of the individuals set forth on Section 3.13(f) of the Company Disclosure Schedule. To the Group Companies’ knowledge, there are no facts that would reasonably be expected to give rise to a claim of sexual harassment, other unlawful harassment or unlawful discrimination or retaliation against or involving any of the Group Companies or an employee of any of the Group Companies.

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(g)            Except as would not have a Company Material Adverse Effect, (i) each of the Group Companies currently classifies and has properly classified each of its employees as exempt or non-exempt for the purposes of the Fair Labor Standards Act and state and local wage and hour Laws, and is and has been otherwise in compliance with such Laws since the Look-Back Date, and (ii) each of the Group Companies currently classifies and has properly classified all natural person independent contractors as contractors, and not employees, for the purposes of the Fair Labor Standards Act and state and local wage and hour Laws, and is and has been otherwise in compliance with such Laws, since the Look-Back Date.

Section 3.14   Real Property.

(a)            Except as would not have a Company Material Adverse Effect, the Group Companies have: (i) good and marketable title (or equivalent title in jurisdictions outside of the United States) to all of the Company Owned Real Property, free and clear of all Liens other than Permitted Liens; and (ii) valid leasehold interests in all of the Company Leased Real Property, free and clear of all Liens other than Permitted Liens.

(b)            Except as would not have a Company Material Adverse Effect: (i) each lease, sublease, license or similar occupancy agreement relating to a Company Leased Real Property (as amended, each a “Real Property Lease”) is in full force and effect and is a valid and binding obligation of each Group Company that is a party thereto and, to the knowledge of each Company, the other parties thereto (subject to the Enforceability Exceptions); (ii) none of the Group Companies nor, to the knowledge of each Company, any other party thereto, is in breach of, or default under, any Real Property Lease; and (iii) as of the Signing Date, none of the Group Companies has received written notice of any actual or potential violation of, or failure to comply with, any term of any Real Property Lease which remains uncured. Each Real Property Lease that was furnished or made available to Tastemaker is, to the knowledge of each Company, a true, correct and materially complete copy of such lease, sublease, license or similar occupancy agreement relating to a Company Leased Real Property in effect on the date hereof, together with all material amendments and supplements relating thereto.

(c)            Except as would not have a Company Material Adverse Effect: (i) the Company Owned Real Property and the Company Leased Real Property are in good operating condition (subject to normal wear and tear) and are suitable and adequate for the purposes for which they are currently being used, in compliance with all regulatory or legislative requirements applicable to them; and (ii) to the knowledge of each Company, there are no existing, pending or threatened condemnation proceedings or similar actions relating to any part of the Company Owned Real Property or Company Leased Real Property, taken as a whole.

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Section 3.15   Intellectual Property.

(a)            Except as would not have a Company Material Adverse Effect, each Group Company owns or duly licenses, free and clear of all Liens, other than Permitted Liens, all material Intellectual Property used in or otherwise necessary for the business of such Group Company as now conducted or is otherwise entitled to use such material Intellectual Property by operation of Law. Section 3.15(a)(i) of the Company Disclosure Schedule contains a complete list of the registered patents, trademarks, copyrights and domain names and pending patent, trademark and copyright applications owned by each Group Company. The Company IP Rights shall, in all material respects, be available for use by each Group Company immediately after the Closing Date on materially the same terms and conditions to those under which each such entity owned or used such Intellectual Property immediately prior to the Closing Date. The Company-Owned Intellectual Property Rights are subsisting and to the knowledge of each Company, valid and enforceable. Except as would not have a Company Material Adverse Effect, each employee of any Group Company and each contractor, consultant or other person who has engaged with any Group Company and, in each of the foregoing instances, contributed to the conception, development or reduction to practice of any material Company-Owned Intellectual Property Rights has assigned to one of the Group Companies all of his or her rights to such Intellectual Property, pursuant to a written agreement containing present, affirmative assignment language. Except for off-the-shelf software and other similar items licensed on a non-exclusive basis and used in the ordinary course of its business and except as set forth in Section 3.15(a)(ii) of the Company Disclosure Schedule, none of the Group Companies is obligated to pay any royalties or other payments to third parties with respect to the marketing, sale, distribution or provision of any Products or other Company IP Rights, except for (i) ordinary course advertising or marketing agreements, and (ii) other ordinary course agreements that did not, in the most recently ended fiscal year, and are not reasonably expected to, in the current fiscal year, (A) individually involve the payment of royalties in excess of $150,000 or relate to the sale of Products or other Company IP Rights generating revenue in excess of $1,000,000, or (B) in the aggregate involve the payment of royalties in excess of $500,000 or relate to the sale of Products or other Company IP Rights generating revenue in excess of $5,000,000. To the knowledge of each Company, except as set forth in Section 3.15(a)(iii) of the Company Disclosure Schedule, the conduct of and operation of each Group Company’s businesses does not infringe or misappropriate, and has not since the Look-Back Date infringed or misappropriated, or otherwise violated any Intellectual Property of other persons, in each case except for any infringement, misappropriation or violation that would not reasonably be expected to result in a cost to the Group Companies of more than $100,000. To the knowledge of each Company, there is no current or ongoing infringement or violation by a third party of any of the material Company-Owned Intellectual Property Rights. As of the Signing Date, except as set forth in Section 3.15(a)(iii) of the Company Disclosure Schedule, none of the Group Companies has received any written claim or threat alleging that it has violated or, by conducting its business, would violate any of the Intellectual Property of any other person, that has not been fully resolved. Except as would not have a Company Material Adverse Effect, the Group Companies have taken reasonable security measures to protect the secrecy, confidentiality and value of all trade secrets and proprietary information used in conducting the business (“Company Proprietary Information”), and, to the knowledge of each Company, there has not been any breach by any employee or consultant of any Group Company of any confidentiality obligation to a Group Company. Except as would not have a Company Material Adverse Effect, one of the Group Companies owns, leases, licenses, or otherwise has the legal right to use all Business Systems, and such Business Systems are sufficient for the immediate needs of the respective business of each Group Company as currently conducted by such Group Company. Each Group Company maintains commercially reasonable disaster recovery and business continuity plans, procedures and facilities, and such plans and procedures have been effective upon testing in all material respects, and since the Look-Back Date, there has not been any material failure with respect to any of the Business Systems that has not been remedied or replaced in all material respects.

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(b)            Except as would not have a Company Material Adverse Effect, none of the software owned by the Group Companies or licensed by the Group Companies and incorporated into and licensed, sold or distributed with the Products includes or incorporates any software, including “open source” or similar software, in such a manner as to require any Group Company to (i) disclose or distribute in source code form, license for making derivative works, or redistribute at no or de minimis charge any such Product of the Group Companies (other than the applicable open source or similar software) or (ii) give third parties free rights in or to use any such Product or any of the source code related thereto (other than the applicable open source or similar software). To the knowledge of each Company, no Products contain any material “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry) or any other software code designed or intended to have any of the following functions: (1) disrupting, disabling, harming, or otherwise impeding in any material manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (2) damaging or destroying any data or file without the user’s consent.

(c)            The information technology systems of each Group Company (the “IT Systems”) are owned by, or validly licensed, leased or supplied under contracts to each such Group Company. The IT Systems are adequate and sufficient, in all material respects, for the respective operations of each Group Company as currently conducted. Each Group Company has taken measures reasonable in the industry to preserve and maintain the performance, security and integrity of such respective systems and all software, information or data stored thereon, including disaster data recovery technology.

(d)            In the last four years, the Group Companies are and have been in material compliance with (i) all applicable Laws pertaining to (A) privacy, data security, cyber security, e-commerce, and electronic and telephonic communications and marketing, and (B) the collection, storage, use, access, disclosure, processing, security, and transfer (referred to collectively as “Processing”) of Personal Data ((A) and (B) together “Privacy Laws”); and (ii) all Contracts (or portions thereof) to which a Group Company is a party that are applicable to the Processing of Personal Data (collectively “Privacy Agreements”). The Group Companies have implemented and are in material compliance with written policies relating to Processing of Personal Data and a comprehensive information security program (“Privacy and Information Security Policies”). Neither the execution, delivery, or performance of this Agreement or the other Transaction Documents nor the consummation of the transactions contemplated in this Agreement or the other Transaction Documents will violate any Privacy Laws, Privacy Agreements, or Privacy and Information Security Policies.

(e)            At all times since the Look-Back Date, the Group Companies have taken all reasonable steps (including by implementing reasonable administrative, technical and physical security measures) to ensure that all Company Data and Business Systems are protected against damage, loss, and against unauthorized access, acquisition, use, modification, disclosure or other misuse. There has been no unauthorized access or damage to, or use, modification, acquisition or disclosure of, Company Data that would cause a Company Material Adverse Effect. There have been no unauthorized intrusions into, breaches of the security of, or ransomware attacks on, the Business Systems that would cause a Company Material Adverse Effect.

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(f)            Except as would not have a Company Material Adverse Effect, each of the Group Companies is, and at all times since the Look-Back Date have been, in compliance with, as applicable, the PCI Security Standards Council’s Payment Card Industry Data Security Standard (PCI-DSS) and all other applicable security rules and requirements as promulgated by the PCI Security Standards Council, by any member thereof, or by any entity that functions as a card brand, card association, card network, payment processor, acquiring bank, payment services provider, merchant bank or issuing bank.

Section 3.16   Taxes.

(a)            The Group Companies: (i) have duly and timely filed (taking into account any extension of time within which to file) all income and other material Tax Returns required to be filed by any of them as of the date hereof and all such filed Tax Returns are complete and accurate and in compliance with all applicable Laws in all material respects; (ii) have timely paid all Taxes that are shown as due on such filed Tax Returns and any other Taxes that any Group Company is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns), except with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to any of them, have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) do not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or threatened in writing, for a Tax period for which the statute of limitations for assessments remains open.

(b)            The charges, accruals, and reserves with respect to Taxes on the financial statements of the Group Companies are adequate, were calculated in accordance with GAAP and were properly recorded in their books and records.

(c)            None of the Group Companies is a party to, is bound by or has an obligation under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses, whether or not written).

(d)            None of the Group Companies has entered into a closing agreement that is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any Group Company.

(e)            No Group Company has requested or received a revenue ruling, private letter ruling, or other similar tax ruling or arrangement or related correspondence from any Governmental Authority, including any application for or receipt of a Tax ruling or arrangement from any Governmental Authority on such company’s behalf or on behalf on any of its Company Equityholders whether or not in connection with this Agreement or applied for any tax ruling with respect to any Group Company’s Tax Returns.

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(f)            Each of the Group Companies has collected or withheld and paid to the appropriate Tax authority all material Taxes required to have been collected or withheld and paid in connection with amounts received from or paid or owing to any customer, current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the collection, payment and withholding of Taxes, including all material reporting and record keeping requirements related thereto.

(g)            None of the Group Companies has been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group consisting only of the Group Companies).

(h)            None of the Group Companies has any material liability for the Taxes of any person (other than the Group Companies) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i)            Except as contemplated in this Agreement, none of the Group Companies has in place or has requested a ruling, advance pricing agreement or similar agreement in respect of Taxes pending between any Group Company and any Tax authority which will have any effect after the Closing Date.

(j)            None of the Group Companies has made, nor is it or will it be required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method from a taxable period ending on or before the Closing Date or otherwise.

(k)            None of the Group Companies has within the past three years distributed stock of another person, or has had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(l)            None of the Group Companies is, or has been a party to a reportable transaction, as described in Section 6707A(c) and Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(m)            None of the Group Companies will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (B) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) installment sale or open transaction disposition made on or prior to the Closing Date, (D) prepaid amount received on or prior to the Closing Date, or (E) income inclusions relating to periods prior to the Closing as a result of Sections 951, 951A, 956 or 965 of the Code.

(n)            Except with regard to the Transactions, since March 31, 2022, and until the Closing Date, there has not been any material change, amendment or revocation of any Tax election, material amendment to a Tax Return, a request for or surrender of a right to claim a material Tax refund, or material change of any method of Tax accounting by any Group Company.

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(o)            There are no Tax Liens upon any assets of any of the Group Companies except for Permitted Liens.

(p)            None of the Group Companies has taken or agreed to take any action, and does not intend or plan to take any action, or have knowledge of any agreement, plan or intention to take any action, including any distribution of cash or other property, that is reasonably likely to prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code.

(q)            Each of the Group Companies is and has always been tax resident solely in the country of its incorporation or formation. None of the Group Companies has a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which such company is incorporated and organized.

(r)            Each of the Group Companies has duly and timely collected all material amounts on account of any sales or Transfer Taxes, including goods and services, harmonized sales and provincial or territorial sales taxes, required by Law to be collected by them and has duly and timely remitted to the appropriate Governmental Authority any such material amounts required by Law to be remitted by the Group Companies.

(s)            Since January 1, 2017, Quality Gold has been a valid Subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code and any analogous provision of state or local law. Since November 4, 2015, J&M has been a valid Subchapter S corporation within the meaning of Sections 1361 and 1362 of the Code and any analogous provision of state or local law. Neither of such Companies has acquired any assets in the last five (5) years from a corporation that was taxable as a C corporation in a transaction in which such Company’s Tax basis of the acquired asset is determined, in whole or in part, with reference to the Tax basis of the acquired asset in the hands of a C corporation. As of the Signing Date, neither Quality Gold nor J&M would have any liability for any Tax under Section 1374 of the Code if it sold its assets. At all times since their formation, L&L and QGM have been classified as partnerships for federal income tax purposes. Section 3.16(s) of the Company Disclosure Schedule lists the tax classification of each other Group Company for federal income tax purposes.

Notwithstanding anything in this Agreement to the contrary, the Group Companies make no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax asset or attribute (each, a “Tax Attribute”) of the Group Companies arising on or before the Closing Date, or the ability of any Person to utilize such Tax Attributes after the Closing.

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Section 3.17   Environmental Matters.

(a)            The Group Companies are currently, and for the past three years have been, in possession of all licenses and Permits that are both material to the Group Companies, taken as a whole, and required for the operation of the business under Laws and regulations concerning pollution or protection of employee health, safety and the environment that are in effect on the date hereof, including all such Laws and regulations relating to the presence, handling, emission, disposal, discharge, release or threatened release of any chemicals, petroleum, asbestos, urea, pollutants, per- and polyfluoroalkyl substances, contaminants or hazardous or toxic materials, substances or wastes into ambient air, surface water, groundwater or lands or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of any chemicals, petroleum, pollutants, contaminants or Hazardous Substances, hazardous or toxic materials, substances or waste (as was in effect on the Closing Date, “Environmental and Safety Requirements”).

(b)            Except as would not have a Company Material Adverse Effect, the Group Companies currently are, and since the Look-Back Date have been, in compliance with all terms and conditions of such licenses and Permits and are and were also in compliance with all other Environmental and Safety Requirements or any written notice or demand letter issued, entered, promulgated or approved thereunder.

(c)            Except as would not have a Company Material Adverse Effect, to the Group Companies’ knowledge, none of the properties currently (or, to each Group Company’s knowledge, formerly) owned, leased or operated by any Group Company (including, without limitation, soils and surface and ground waters) are contaminated with any Hazardous Substance which requires reporting, investigation, or remediation by the Group Companies under Environmental and Safety Requirements.

(d)            Except as would not have a Company Material Adverse Effect, to the Group Companies’ knowledge, no Group Company is subject to any claim, liability, investigation or suit based upon any Hazardous Substance or violation of or liability or obligation under any Environmental and Safety Requirements.

(e)            Except as would not have a Company Material Adverse Effect, to the Group Company’s knowledge, the Group Companies are not subject to any outstanding order, judgement, decree, or other similar requirement of any Governmental Authority under Environmental and Safety Requirements which have not been resolved without material ongoing obligations or costs.

(f)            Except as set forth in Section 3.17(f) of the Company Disclosure Schedule, or as would not have a Company Material Adverse Effect, there neither are nor have been any landfills, disposal areas, aboveground storage tanks or underground storage tanks at any of the Group Company’s currently or, to the Group Company’s knowledge, at any of the Group Company’s formerly owned, leased, or operated properties, during the period of any Group Companies’ ownership, lease, or operation.

(g)            Except as would not have a Company Material Adverse Effect, the Group Companies have not assumed responsibility for, or agreed to indemnify or hold harmless any Person for, any liability or obligation, arising under or relating to Environmental and Safety Requirements, including but not limited to, any obligation for investigation, corrective or remedial action.

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(h)            The Group Companies have made available copies of all material environmental assessments, environmental sampling and monitoring data, and health and safety audits concerning their respective businesses, in each case, which are in the Group Companies’ possession or under their reasonable control.

Section 3.18   Material Contracts.

(a)            Subsections (i) through (xvii) of Section 3.18(a) of the Company Disclosure Schedule list, as of the Signing Date, the following types of contracts and agreements (including any material amendments thereto) currently in effect to which any Group Company is a party, or by which it or their assets or properties are bound, (such contracts and agreements as are required to be set forth in Section 3.18(a) of the Company Disclosure Schedule being the “Material Contracts”):

(i)            each contract or agreement that involves consideration payable to any of the Group Companies reasonably expected to exceed $4,000,000, in the aggregate, in the current fiscal year or the next fiscal year, or which exceeded such amount in the year ended March 31, 2022;

(ii)            each contract or agreement for the purchase of inventory, other materials or personal property, with any contract manufacturing organization, with any supplier or for the furnishing of services to any Group Company or otherwise related to their respective businesses, including without limitation in connection with hedging activities or services, to which any Group Company is a party, in each case, that involves consideration payable by any of the Group Companies that is reasonably expected to exceed $10,000,000, in the aggregate, in the current fiscal year or the next fiscal year, or which exceeded such amount in the year ended March 31, 2022;

(iii)            all contracts or agreements evidencing outstanding indebtedness for borrowed money of any Group Company, or commitments therefor, except for indebtedness and commitments in an amount not exceeding $5,000,000 individually or in the aggregate;

(iv)            all employment or consulting agreements with any Group Company that provide for annual compensation in excess of $250,000 or payments due and owing in the event of, or otherwise relating to, a change in control transaction or the consummation of the Transactions, other than at will agreements that can be terminated at any time for any reason without severance or similar liability to any Group Company;

(v)            all partnership or joint venture agreements with a third party, including any agreement involving the sharing of any Group Company’s profits with such third party, other than the Organizational Documents of each Group Company;

(vi)            all contracts that involve the acquisition or disposition, or future acquisition or disposition, directly or indirectly (by merger, asset sale, sale of stock or otherwise), of material assets, properties, business, or capital stock or other equity interests by a Group Company which has been entered into since the Look-Back Date and involves the acquisition of any person or any assets of a person in excess of $5,000,000 (excluding any assets or inventories acquired in the ordinary course of business);

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(vii)            all contracts that contain a put, call, right of first refusal, right of first negotiation, right of first offer, redemption, repurchase or similar right pursuant to which any Group Company is or would be required to purchase or sell, as applicable, any material equity interests, businesses, lines of business, divisions, joint ventures, partnerships or other material assets;

(viii)            all contracts and agreements that (A) limit, or purport to limit, in any material respect the ability of any Group Company to compete in any material line of business or with any person or entity or in any geographic area or during any period of time or (B) contains any “most favored nation” pricing terms that any Group Company must provide to a third party;

(ix)            any agreement with any Governmental Authorities (other than Permits);

(x)            any agreement requiring any Group Company to guarantee the indebtedness of any Person (other than any other Group Company) or pursuant to which any Person (other than any of the Group Companies) has guaranteed the indebtedness of any of the Group Companies, except agreements in relation to indebtedness for an amount not exceeding $1,000,000 individually or in the aggregate;

(xi)            any agreement under which any of the Group Companies has, directly or indirectly, (1) made any loan, advance, or assignment of payment to any Person or made any capital contribution to, or other investment in, any Person (other than any of the Group Companies), or (2) agreed to make after the date hereof any loan, advance or assignment or payment to any Person (other than any of the Group Companies) or any capital contribution to or investment in, any Person (other than any of the Group Companies), in each case in the foregoing clauses (1) and (2), in an amount exceeding $2,000,000 individually or in the aggregate;

(xii)            any agreement licensing by or to any of the Group Companies any Intellectual Property that is material to the business of the Group Companies, other than licenses for generally commercially available software and hardware and non-exclusive licenses by any of the Group Companies to a customer in the ordinary course of business;

(xiii)            all collective bargaining agreements or other agreements with any labor organization, labor union or other employee representative;

(xiv)            any agreement that provides for, or is related to, the settlement or compromise of any Action settled or compromised since March 31, 2020 pursuant to which the cash amount paid or to be paid by or on behalf of any of the Group Companies exceeds $250,000 (such cash amount shall exclude any payments made by insurance carriers pursuant to any insurance policies of any of the Group Companies) or which imposed any material ongoing non-monetary obligations upon any of the Group Companies that will survive the Closing;

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(xv)            all contracts that provide for any Group Company to indemnify (other than any of the Group Companies) or hold harmless any other Person entered into outside of the ordinary course of business, that would reasonably be expected to impose on any Group Company a liability in excess of $1,000,000;

(xvi)           any agreement required to be disclosed on Section 3.25 of the Company Disclosure Schedule (Interested Party Transactions); and

(xvii)          any documents that may be required to be filed by a Group Company as an exhibit for a registration statement on Form S-1 pursuant to Items 601(b)(1), (2), (4), (9) or (10) of Regulation S-K under the Securities Act as if a Group Company was the registrant;

(b)            Except as would not have a Company Material Adverse Effect: each Material Contract is in full force and effect and is a legal, valid and binding obligation of each Group Company party thereto and, to the knowledge of each Company, the other parties thereto; no Group Company is in breach or violation of, or default under, any Material Contract nor has any Material Contract been canceled by the other party; and to each Company’s knowledge, no other party is in breach or violation of, or default under, any Material Contract; and the Group Companies have not received any written claim of default under any such agreement. Since the Look-Back Date, no Group Company has received written notice of the intention of any third party under any Material Contract to cancel, terminate or materially modify the terms of any such Material Contract, or materially accelerate the obligations of any Group Company thereunder. The Companies have furnished or made available to Tastemaker true and complete copies of all Material Contracts, including any and all material amendments thereto (excluding statements of work, orders for additional licenses or renewal letters, and similar supplements thereunder).

Section 3.19   CARES Act. Except as set forth on Section 3.19 of the Company Disclosure Schedule, no Group Company has (a) obtained a Paycheck Protection Program Loan pursuant to Section 1102 of the CARES Act, (b) applied for loan forgiveness pursuant to Section 1106 of the CARES Act, (c) deferred payment of the employer portion of FICA and Medicare Tax pursuant to Section 2302 of the CARES Act, (d) claimed the employee retention credit pursuant to Section 2301 of the CARES Act or (e) during the COVID-19 Quarantine Period, to the Group Companies’ knowledge, had employees teleworking from a state other than their regular work location on a regular and consistent basis. For purposes of this representation, “COVID-19 Quarantine Period” means, with respect to each regular work location, the period during which the state or local Governmental Authority restricted nonessential work at such location.

Section 3.20   Anti-Corruption Laws.

(a)            Since March 31, 2019, none of the Group Companies, their directors or officers, nor, to the knowledge of each Company, any other employees, agents or other Persons while acting for or on behalf of any Group Company, has violated the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act 2010, the OECD Convention on Combating Bribery of Foreign Public Officials in International Business Transactions or any other applicable Law relating to anti-corruption or anti-bribery (collectively, the “Anti-Corruption Laws”).

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(b)            To the knowledge of each Company, none of the Group Companies (i) is under external or internal investigation for any violation of the Anti-Corruption Laws, (ii) has received any written notice from any Governmental Authority regarding any violation of, or failure to comply with, any Anti-Corruption Laws or (iii) is the subject of any internal complaint, audit or review process regarding a violation of the Anti-Corruption Laws.

Section 3.21   Export Controls and Import Laws. Except as would not have a Company Material Adverse Effect:

(a)            In the last three years, the Group Companies have conducted their import and export transactions in accordance with applicable provisions of U.S. and other trade Laws of the countries where they conduct business.

(b)            The Group Companies have obtained all export licenses and other approvals required for their exports of products, software and technologies from the U.S. or any other country from which any of the Group Companies exports products, software or technologies.

(c)            The Group Companies are in compliance with the terms of such applicable export licenses or other approvals, and, to the knowledge of the Companies, there are no facts or circumstances that would reasonably be expected to result in any liability to any of the Group Companies for violation of any export controls or import restrictions.

Section 3.22   Takeover Statutes. No “moratorium,” “control share acquisition,” “fair price,” “interested shareholder,” “affiliate transaction,” “business combination” or similar antitakeover statute applies to this Agreement or the Transactions, except as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the consummation, or any of the Transactions.

Section 3.23   Insurance. Except as would not have a Company Material Adverse Effect, there have not been any claims pending against the insurance policies where any Group Company is named as an insured party currently in effect. All premiums due and payable with respect to such policies have been fully paid. To the knowledge of each Company, no Group Company has received any threatened termination of any such insurance policies. All such insurance policies are in full force and effect, and, no Group Company has received from any of its respective insurance carriers any notice of cancellation or nonrenewal, or refusal or denial of any coverage, reservation of rights or rejection of any claim under any such policies of any such insurance policies where any Group Company is named as an insured party. With respect to each such insurance policy to which a Group Company is a beneficiary, the policy is legal, valid, binding and enforceable against such Group Company in accordance with its terms, except for policies that have expired under their terms in the ordinary course. There have been no gaps (historical or otherwise) or lapses in any insurance coverage within the last three years.

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Section 3.24   Certain Business Practices. None of the Group Companies nor, to each Company’s knowledge, any directors, managers or officers, agents or employees of any Group Company (on or behalf of any Group Company), has (a) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity; (b) made any unlawful payment to foreign or domestic government officials or employees or to foreign or domestic political parties or campaigns or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended; or (c) made any payment in the nature of criminal bribery.

Section 3.25   Interested Party Transactions. Except as set forth on Section 3.25 of the Company Disclosure Schedule, no director, manager, officer or Affiliate of any Group Company is a party to any Contract with any Group Company (other than (a) the payment of compensation and provision of benefits to, and the entering into of compensatory arrangements, benefit plans and similar transactions, agreements or contracts with, or with respect to, officers, managers, employees and independent contractors of any Group Company, including equity compensation, (b) agreements and transactions in connection with any such manager’s, officer’s or Affiliate’s direct or indirect ownership of Equity Interests in any Group Company, including distributions by a Group Company in respect of its equity interests or (c) as otherwise contemplated by this Agreement, including the Company Disclosure Schedule).

Section 3.26   Brokers. Except as set forth in Section 3.26 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of any Group Company.

Section 3.27   Indebtedness. Immediately after giving effect to the Transactions, there will be no “Default,” “Event of Default” or similar event that has occurred and is continuing with respect to the material indebtedness for borrowed money of any of the Group Companies, provided that the applicable third-party consents, approvals and authorizations set forth in Section 8.01(e) of the Company Disclosure Schedule shall have been obtained.

Section 3.28   Information Supplied. None of the information supplied or to be supplied by the Group Companies expressly for inclusion prior to the Closing: (a) in the Tastemaker Proxy Statement/Prospectus and Registration Statement will, when the Tastemaker Proxy Statement/Prospectus and Registration Statement is declared effective or when the Tastemaker Proxy Statement/Prospectus and Registration Statement is mailed to stockholders of Tastemaker or at the time of the meeting of such stockholders to be held in connection with the Transactions, and in the case of any amendment thereto, at the time of such amendment, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; or (b) in the current report on Form 8-K filed after the Closing will contain any false or misleading statement in light of the circumstances under which they were made.

Section 3.29   HIPAA Compliance. Except as would not have a Company Material Adverse Effect:

(a)            Each of the Group Companies that maintains a self-funded group health plan has been in compliance with (i) all applicable group health plan requirements set forth at 45 C.F.R. § 164.504(f); (ii) the requirements to obtain and maintain business associate agreements as set forth at 45 C.F.R. § 164.504(e); (iii) requirements to maintain appropriate access to protected health information (as that term is defined under HIPAA) by individuals who are not authorized to receive it; (iv) requirements to provide each employee with a notice of the group health plan’s privacy practices which explains the allowable uses and disclosures of protected health information; and (v) training on HIPAA privacy and security policies and procedures and breach reporting for each staff member with access to protected health information by virtue of their administrative responsibilities for the applicable group health plan;

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(b)            No Group Company group health plan creates or receives protected health information for any purposes other than: (i) for enrolment and disenrollment information or (ii) limited summary health information for the purpose of obtaining premium bids or modifying, amending, or terminating the plan;

(c)            No Group Company group health plan have, at any time, used or disclosed protected health information for employment-related actions and decisions or in connection with any other benefit or employee benefit plan of any Group Company;

(d)            None of the Group Companies has experienced a Breach, as defined under HIPAA, with respect to any employee’s protected health information; and

(e)            There is no pending, nor has there ever been any, material complaint, audit, proceeding, investigation, or claim against any of the Group Companies initiated by (i) any Person or entity, (ii) the United States Department of Health and Human Services Office for Civil Rights or (iii) any state attorney general or similar state official alleging that any of the Group Companies violated HIPAA with respect to its group health plan activities.

Section 3.30   NO OTHER REPRESENTATIONS OR WARRANTIES.

(a)            NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY OR OTHERWISE CONTAINED IN THE COMPANY DISCLOSURE SCHEDULES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY EACH COMPANY IN ARTICLE III AND ARTICLE IV OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF THE GROUP COMPANIES OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO THE GROUP COMPANIES OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO TASTEMAKER OR ANY OF ITS AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY EACH COMPANY IN ARTICLE III AND ARTICLE IV OR IN ANY OTHER TRANSACTION DOCUMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY EACH COMPANY.

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(b)            WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF THE GROUP COMPANIES, THE COMPANY EQUITYHOLDERS, NOR THEIR RESPECTIVE AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF THE GROUP COMPANIES THAT HAVE BEEN MADE AVAILABLE TO TASTEMAKER, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF THE GROUP COMPANIES BY THE MANAGEMENT OF ANY GROUP COMPANY OR OTHERS IN CONNECTION WITH THE TRANSACTIONS, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY TASTEMAKER IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING BUT NOT LIMITED TO, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY THE GROUP COMPANIES AND THEIR RESPECTIVE REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF ANY GROUP COMPANY, AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY TASTEMAKER IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS.

Article IV

REPRESENTATIONS AND WARRANTIES RELATING TO PARENTCO AND THE MERGER SUBS

Except as disclosed in the Company Disclosure Schedule, each Company, jointly and severally, hereby represents and warrants to Tastemaker as follows:

Section 4.01   Corporate Organization. Parentco and each of the Merger Subs is duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation, formation or organization and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Company Material Adverse Effect. Parentco and each of the Merger Subs is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Company Material Adverse Effect.

Section 4.02   Organizational Documents. The Companies have heretofore furnished to Tastemaker a complete and correct copy of the Organizational Documents of Parentco and each of the Merger Subs. Such Organizational Documents of Parentco and each Merger Sub are in full force and effect, and neither Parentco nor any of the Merger Subs is in violation in any material respect of any of the provisions of its respective Organizational Documents.

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Section 4.03   Capitalization.

(a)            The authorized capital stock of Parentco consists of 1,000 shares of Parentco Common Stock. 1,000 shares of Parentco Common Stock are issued and outstanding. The outstanding Parentco Common Stock has been duly authorized, validly issued, fully paid and is non-assessable and is not subject to, nor issued in violation of, any preemptive rights, and is held by Quality Gold free and clear of all Liens, other than transfer restrictions under applicable securities Laws and Quality Gold’s and Parentco’s respective Organizational Documents. Parentco is a wholly-owned Subsidiary of Quality Gold. Other than the Transaction Documents and the Transaction, there are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued capital stock of Parentco or obligating Parentco to issue or sell any shares of capital stock of, or other interest convertible, exercisable or exchangeable for any equity interest in, Parentco or any of its controlled Affiliates (including following the Closing, Tastemaker (solely with respect to any Contract entered into by Quality Gold or its controlled Affiliates prior to the Effective Time)). There are no voting trusts, proxies or other agreements or understandings in effect that Quality Gold, Parentco or any Merger Sub is a party to with respect to the voting or transfer of any of the equity interests of Parentco. There are no outstanding contractual obligations of Quality Gold, Parentco or each Merger Sub to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b)            The shares of Parentco Common Stock to be issued in accordance with Section 2.01 and Section 2.02 will be duly authorized, validly issued, fully paid and non-assessable and not subject to, nor issued in violation of, any preemptive rights.

(c)            The authorized capital stock of each Merger Sub consists of 1,000 shares of common stock, 1,000 of which are issued and outstanding. All outstanding shares of common stock of each Merger Sub have been duly authorized, validly issued, fully paid and are non-assessable and are not subject to, nor issued in violation of, any preemptive rights, and are held by Parentco free and clear of all Liens, other than transfer restrictions under applicable securities Laws and Parentco’s and such Merger Sub’s respective Organizational Documents. Each Merger Sub is a wholly-owned Subsidiary of Parentco. Except for the Merger Subs, Parentco does not own or control any Equity Interest in any other Person. There are no Equity Interests or other rights, agreements, arrangements or commitments of any character (other than this Agreement) relating to the issued or unissued capital stock of any Merger Sub or obligating any Group Company to issue or sell any Equity Interest in, any Merger Sub or any of its Affiliates. There are no voting trusts, proxies or other agreements or understandings in effect that any Group Company is a party to with respect to the voting or transfer of any of the Equity Interests of any Merger Sub.

Section 4.04   Authority Relative to This Agreement. Parentco and each Merger Sub have all necessary power and authority to execute and deliver this Agreement and to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Parentco and each Merger Sub, and the consummation by Parentco and each Merger Sub of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Parentco and each Merger Sub are necessary to authorize this Agreement or to consummate the Transactions (other than the approval and adoption of this Agreement by (a) the sole stockholder of Parentco, (b) the sole stockholder of Merger Sub I, (c) the sole stockholder of Merger Sub II, (d) the sole stockholder of Merger Sub III, (e) the sole stockholder of Merger Sub IV and (f) the sole stockholder of Merger Sub V). This Agreement has been duly and validly executed and delivered by Parentco and each Merger Sub and, assuming due authorization, execution and delivery by Tastemaker and each Company, constitutes a legal, valid and binding obligation of Parentco and each Merger Sub, enforceable against Parentco and each Merger Sub in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

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Section 4.05   No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by Parentco and each Merger Sub do not, and the performance of this Agreement by Parentco and each Merger Sub will not, (i) conflict with or violate the Organizational Documents of Parentco or any of the Merger Subs; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 3.05(b) and Section 4.05(b) have been obtained and all filings and obligations described in Section 3.05(b) and Section 4.05(b) have been satisfied, conflict with or violate any Law applicable to Parentco or any of the Merger Subs or by which any of their property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any capital stock or other interest, property or asset of Parentco or any of the Mergers Subs pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation binding on Parentco or any of the Mergers Subs, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Company Material Adverse Effect.

(b)            The execution and delivery of this Agreement by Parentco and each Merger Sub do not, and the performance of this Agreement by Parentco and each Merger Sub will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (ii) compliance with and filings or notifications under any applicable United States or foreign competition, antitrust, merger control or investment Laws, including the pre-merger notification requirements of the HSR Act, or (iii)  such other consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay the ability of Parentco or any Merger Sub to consummate the Transactions.

Section 4.06   Compliance. None of Parentco or any of the Merger Subs is in conflict with, or in default, breach or violation of, (a) any Law applicable to Parentco or any of the Merger Subs or by which any property or asset of Parentco or any of the Merger Subs is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Parentco or any Merger Sub is a party or by which Parentco or any Merger Sub or any property or asset of Parentco or any of the Merger Subs is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Company Material Adverse Effect. Each of Parentco and the Merger Subs is in possession of all material franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Authority necessary for Parentco and each of the Merger Subs to own, lease and operate their respective properties or to carry on its business as it is now being conducted. None of Parentco or any Merger Sub has received notice (whether verbally or in writing) of any warning letter, investigation, inquiry, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement notice, communication, or correspondence from a Governmental Authority, and, to the knowledge of Quality Gold, no Governmental Authority is considering such action nor do circumstances exist that would reasonably be expected to lead to any such action.

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Section 4.07   Absence of Litigation. There is no Action pending or, to the knowledge of the Quality Gold, threatened against Parentco or any Merger Sub, or any property or asset of Parentco or any of the Merger Subs before any Governmental Authority. Neither Parentco, any Merger Sub nor any of their respective material properties or assets is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Quality Gold, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 4.08   Board Approval; Vote Required.

(a)            The Governing Board of Parentco, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions, including each Merger to which Parentco is a party or pursuant to which Parentco will issue any Equity Interests and the Amended and Restated Parentco Certificate of Incorporation, are fair to and in the best interests of Parentco and its equityholders, (ii) approved this Agreement, the Amended and Restated Parentco Certificate of Incorporation, and the Transactions, and (iii) recommended that the equityholders of Parentco approve and adopt this Agreement, the applicable Merger, the other Transactions and the Amended and Restated Parentco Certificate of Incorporation as contemplated by this Agreement, and directed that this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions be submitted for consideration by the equityholders of Parentco at a meeting or by written consent (which approval has been obtained prior to or simultaneously with the execution of this Agreement).

(b)            The Governing Board of each of the Merger Subs, by resolutions duly adopted by unanimous written consent and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions, including each Merger to which such Merger Sub is a party and the Amended and Restated Parentco Certificate of Incorporation, are fair to and in the best interests of such Merger Sub and its equityholders, (ii) approved this Agreement, the Amended and Restated Parentco Certificate of Incorporation, and the Transactions, and (iii) recommended that the equityholders of such Merger Sub approve and adopt this Agreement, the applicable Merger, the other Transactions and the Amended and Restated Parentco Certificate of Incorporation as contemplated by this Agreement, and directed that this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions be submitted for consideration by the equityholders of such Merger Sub at a meeting or by written consent (which approval has been obtained prior to or simultaneously with the execution of this Agreement)

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Section 4.09   No Other Activities. Each of Parentco and the Merger Subs (a) were formed solely for the purpose of the Transactions, (b) have not conducted any business or engaged in any activities other than those directly related to the Transactions, (c) have no liabilities other than those incurred in connection with the Transactions, this Agreement, or any other Transaction Documents, and (d) are not a party to any Contract other than their respective Organizational Documents and the other Transaction Documents to which it is a party.

Section 4.10   Brokers. Except as set forth on Section 4.10 of the Company Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parentco or any of the Merger Subs.

Section 4.11   Employees. Neither Parentco nor any of the Merger Subs has ever had any employees or any liability with respect to any employee.

Section 4.12   Liabilities. Except for liabilities incurred in connection with the Transactions, this Agreement and any other Transaction Documents, none of Parentco or any of the Merger Subs has any indebtedness, debts or other liabilities, commitments or obligations, whether asserted or unasserted, billed or unbilled, known or unknown, absolute or contingent or matured or unmatured, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

Article V

REPRESENTATIONS AND WARRANTIES OF TASTEMAKER

Except as disclosed in (i) Tastemaker SEC Reports filed with the SEC by Tastemaker prior to the Signing Date (but in each case excluding any risk factor disclosure contained in a “risk factors” section (other than any factual information contained therein) or in any “forward-looking statements” legend or other similar disclosures included therein to the extent they are similarly predictive or forward-looking in nature) or (ii) Tastemaker’s disclosure schedule to this Agreement delivered by Tastemaker to the Company concurrently with the execution of this Agreement (the “Tastemaker Disclosure Schedule”), Tastemaker hereby represents and warrants to the Companies as follows:

Section 5.01   Corporate Organization. Tastemaker is a corporation duly incorporated, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to have such power, authority and governmental approvals would not have a Tastemaker Material Adverse Effect. Tastemaker is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its business makes such qualification or licensing necessary, except for such failures to be so qualified or licensed and in good standing that would not have a Tastemaker Material Adverse Effect.

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Section 5.02   Certificate of Incorporation and By-laws. Tastemaker has heretofore furnished to the Companies a complete and correct copy of the certificate of incorporation and the by-laws of Tastemaker. Such Organizational Documents of Tastemaker are in full force and effect. Tastemaker is not in violation in any material respect of any of the provisions of its Organizational Documents.

Section 5.03   Capitalization.

(a)            The authorized capital stock of Tastemaker consists of (i) 100,000,000 shares of Class A common stock, par value $0.0001 per share (“Tastemaker Class A Common Stock”), (ii) 10,000,000 shares of Class B common stock, par value $0.0001 per share (“Tastemaker Class B Common Stock”), and (iii) 1,000,000 shares of preferred stock, par value $0.0001 per share (“Tastemaker Preferred Stock”). As of the Signing Date, (A) 27,600,000 shares of Tastemaker Class A Common Stock and 6,900,000 shares of Tastemaker Class B Common Stock are issued and outstanding, all of which are validly issued, fully paid and non-assessable (collectively, the “Outstanding Tastemaker Shares”), (B) 0 shares of Tastemaker Class A Common Stock or Tastemaker Class B Common Stock are held in the treasury of Tastemaker, and (C) 22,500,000 shares of Tastemaker Class A Common Stock are reserved for future issuance pursuant to Tastemaker Warrants. As of the Signing Date, there are 22,500,000 Tastemaker Warrants issued and outstanding, of which 8,700,000 Tastemaker Warrants are Tastemaker Private Warrants (collectively, the “Outstanding Tastemaker Warrants”). There are no shares of Tastemaker Preferred Stock issued and outstanding. Other than the 22,500,000 Tastemaker Warrants, there are no options, warrants, convertible, exercisable or exchangeable securities or other rights, agreements, arrangements or commitments of any character (in each case, to which Tastemaker is a party) relating to the issued or unissued capital stock of Tastemaker or obligating Tastemaker to issue or sell any shares of capital stock of, or other Equity Interest in, Tastemaker or any of its Affiliates (including following the Closing, any Group Company). All outstanding shares of Tastemaker Class A Common Stock and Tastemaker Class B Common Stock are duly authorized, validly issued, fully paid and non-assessable. Tastemaker is not a party to, or otherwise bound by, and has not granted, any equity appreciation rights, participations, phantom equity or similar rights whether direct or indirect. Other than the Sponsor Letter Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements with respect to the voting or transfer of Tastemaker Class A Common Stock, Tastemaker Class B Common Stock or any of the equity interests or other securities of Tastemaker. Other than the Redemption Rights, there are no outstanding contractual obligations of Tastemaker to repurchase, redeem or otherwise acquire any shares of Tastemaker Class A Common Stock or Tastemaker Class B Common Stock. There are no outstanding contractual obligations of Tastemaker to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any person.

(b)            Tastemaker does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for, any equity or similar interest in any corporation, partnership, joint venture, business association or other person.

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(c)            (i) Other than the Outstanding Tastemaker Shares and the Outstanding Tastemaker Warrants, there are no outstanding Equity Interests issued by Tastemaker or any of its controlled Affiliates; and (ii) other than the Transaction Documents, neither Tastemaker nor any of its controlled Affiliates is bound by any Contract involving any Equity Interest of Tastemaker or any of its controlled Affiliates.

Section 5.04   Authority Relative to This Agreement. Tastemaker has all necessary power and authority to execute and deliver this Agreement and subject to obtaining the Tastemaker Stockholder Approval, to perform its obligations hereunder and to consummate the Transactions. The execution and delivery of this Agreement by Tastemaker and the consummation by Tastemaker of the Transactions, have been duly and validly authorized by all necessary action, and no other proceedings on the part of Tastemaker are necessary to authorize this Agreement or to consummate the Transactions (other than the Tastemaker Stockholder Approval). This Agreement has been duly and validly executed and delivered by Tastemaker and, assuming due authorization, execution and delivery by the Companies, Parentco and the Merger Subs, constitutes a legal, valid and binding obligation of Tastemaker, enforceable against Tastemaker in accordance with its terms, except as enforceability may be limited by the Enforceability Exceptions.

Section 5.05   No Conflict; Required Filings and Consents.

(a)            The execution and delivery of this Agreement by Tastemaker do not, and the performance of this Agreement by Tastemaker will not, (i) conflict with or violate the Organizational Documents of Tastemaker; (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.05(b) have been obtained and all filings and obligations described in Section 5.05(b) have been satisfied, conflict with or violate any Law applicable to Tastemaker or by which any of their property or assets is bound or affected; or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any right of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any capital stock or other interest, property or asset of Tastemaker pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation binding on Tastemaker, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have a Tastemaker Material Adverse Effect.

(b)            The execution and delivery of this Agreement by Tastemaker do not, and the performance of this Agreement by Tastemaker will not, require any material consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) applicable requirements, if any, of the Exchange Act, Blue Sky Laws and state takeover Laws, (ii) compliance with and filings or notifications under any applicable United States or foreign competition, antitrust, merger control or investment Laws, including the pre-merger notification requirements of the HSR Act, or (iii) such other consents, approvals, authorizations, permissions, filings or notifications which, if not made or obtained, would not, individually or in the aggregate, materially impair or delay Tastemaker’s ability to consummate the Transactions.

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Section 5.06   Compliance. Tastemaker is not in conflict with, or in default, breach or violation of, (a) any Law applicable to Tastemaker or by which any property or asset of Tastemaker is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, Permit, franchise or other instrument or obligation to which Tastemaker is a party or by which Tastemaker or any property or asset of Tastemaker is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have a Tastemaker Material Adverse Effect. Tastemaker is in possession of all material franchises, grants, authorizations, licenses, Permits, easements, variances, exceptions, consents, certificates, approvals and Orders of any Governmental Authority necessary for Tastemaker to own, lease and operate their respective properties or to carry on its business as it is now being conducted. Tastemaker has not received notice (whether verbally or in writing) of any warning letter, investigation, inquiry, penalty, fine, sanction, assessment, request for corrective or remedial action, or other compliance or enforcement notice, communication, or correspondence from a Governmental Authority that has not been remediated, terminated or otherwise corrected to the satisfaction of such Governmental Authority.

Section 5.07   SEC Filings; Financial Statements.

(a)            Tastemaker has filed all forms, reports and documents, including any exhibits thereto, required to be filed by it with the Securities and Exchange Commission (the “SEC”), together with any amendments, restatements or supplements thereto (collectively, the “Tastemaker SEC Reports”). Tastemaker has furnished to the Companies true and correct copies of all amendments and modifications that have not been filed by Tastemaker with the SEC to all agreements, documents and other instruments that previously had been filed by Tastemaker with the SEC and are currently in effect. The Tastemaker SEC Reports (i) were prepared in all material respects in accordance with the requirements of the Securities Act of 1933, as amended (the “Securities Act”), the Exchange Act and the Sarbanes-Oxley Act, as the case may be, and the rules and regulations promulgated thereunder, and (ii) did not, at the time they were filed, or, if amended, as of the date of such amendment, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading. Each director and executive officer of Tastemaker has filed with the SEC all statements required with respect to Tastemaker by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 5.07, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC or Nasdaq Stock Market.

(b)            Each of the financial statements (including, in each case, any notes thereto) contained in the Tastemaker SEC Reports was prepared in accordance with United States generally accepted accounting principles, as in effect on the Signing Date (“GAAP”) and Regulation S-X or Regulation S-K, as applicable, applied on a consistent basis throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations and cash flows of Tastemaker as at the respective dates thereof and for the respective periods indicated therein, except as otherwise noted therein (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which would not have a Tastemaker Material Adverse Effect). Tastemaker has no off-balance sheet arrangements that are not disclosed in the Tastemaker SEC Reports. No financial statements other than those of Tastemaker are required by GAAP to be included in the consolidated financial statements of Tastemaker.

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(c)            Tastemaker does not have any liabilities or obligations of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of Tastemaker’s business.

(d)            Tastemaker is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq Stock Market.

Section 5.08    Absence of Certain Changes or Events. Since December 31, 2021, or as expressly contemplated by this Agreement, (a) Tastemaker has conducted its business in the ordinary course and in a manner consistent with past practice, and (b) there has not been a Tastemaker Material Adverse Effect.

Section 5.09   Absence of Litigation. There is no Action pending or, to the knowledge of Tastemaker, threatened against Tastemaker, or any property or asset of Tastemaker before any Governmental Authority. Neither Tastemaker nor any of its material properties or assets is subject to any continuing Order of, consent decree, settlement agreement or other similar written agreement with, or, to the knowledge of Tastemaker, continuing investigation by, any Governmental Authority, or any Order, writ, judgment, injunction, decree, determination or award of any Governmental Authority.

Section 5.10   Board Approval; Vote Required. The Tastemaker Board, by resolutions duly adopted by unanimous vote of those voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) determined that this Agreement and the Transactions, including the First Merger, are fair to and in the best interests of Tastemaker and its stockholders, (ii) approved this Agreement and the Transactions, and (iii) recommended that the stockholders of Tastemaker approve and adopt this Agreement, the First Merger, the other Transactions and the Amended and Restated Parentco Certificate of Incorporation as contemplated by this Agreement and directed that this Agreement, the Amended and Restated Parentco Certificate of Incorporation and the Transactions be submitted for consideration by the stockholders of Tastemaker at the Tastemaker Stockholders’ Meeting.

Section 5.11   Taxes.

(a)            Tastemaker: (i) has duly and timely filed (taking into account any extension of time within which to file) all material Tax Returns required to be filed by Tastemaker as of the date hereof and all such filed Tax Returns are complete and accurate and in compliance with all applicable Laws in all material respects; (ii) has timely paid all Taxes that are shown as due on such filed Tax Returns and any other material Taxes that Tastemaker is otherwise obligated to pay (whether or not such Taxes have been reported on any Tax Returns), except with respect to Taxes that are being contested in good faith and for which adequate reserves have been established in accordance with GAAP; (iii) with respect to all material Tax Returns filed by or with respect to Tastemaker, has not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency; and (iv) does not have any deficiency, audit, examination, investigation or other proceeding in respect of Taxes or Tax matters pending or threatened in writing, for a Tax period which the statute of limitations for assessments remains open.

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(b)            The charges, accruals and reserves with respect to Taxes on the financial statements of Tastemaker are adequate, were calculated in accordance with GAAP and were properly recorded in their books.

(c)            Tastemaker has not entered into a closing agreement that is currently in force pursuant to Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to Tastemaker.

(d)            Tastemaker has not requested or received a revenue ruling, private letter ruling, or other similar Tax ruling or arrangement or related correspondence from any Governmental Authority, including any application for or receipt of a Tax ruling or arrangement from any Governmental Authority on such entity’s behalf or on behalf of any of its stockholders, whether or not in connection with this Agreement or applied to for any Tax ruling with respect to Tastemaker’s Tax Returns.

(e)            Tastemaker is not a party to or bound by, or does not have an obligation, under any Tax sharing agreement, Tax indemnification agreement, Tax allocation agreement or similar contract or arrangement (including any agreement, contract or arrangement providing for the sharing or ceding of credits or losses).

(f)             Tastemaker has collected or withheld and paid to the appropriate Tax authority all material Taxes required to have been collected or withheld and paid in connection with amounts received from or paid or owing to any current or former employee, independent contractor, creditor, shareholder or other third party and has complied in all material respects with all applicable Law, rules and regulations relating to the collection, payment and withholding of Taxes, including all reporting and record keeping requirements related thereto.

(g)            Tastemaker has not been a member of an affiliated group filing a consolidated, combined or unitary United States federal, state, local or foreign income Tax Return (other than a group consisting only of Tastemaker).

(h)            Tastemaker does not have any material liability for the Taxes of any person (other than Tastemaker) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign Law), as a transferee or successor, by contract, or otherwise.

(i)              Tastemaker does not have in place or has not requested a ruling, transfer pricing agreement or similar agreement in respect of Taxes pending between Tastemaker and any Tax authority which will have any effect after the Closing Date.

(j)              Tastemaker has not made, nor is it or will it be required to make, any adjustment under Section 481(a) of the Code by reason of a change in accounting method from a taxable period ending on or before the Closing Date or otherwise.

(k)             Tastemaker has not within the past three years distributed stock of another person, or has not had its stock distributed by another person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

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(l)              Tastemaker is not, or has not been a party to a reportable transaction, as described in Section 6707A(c) and Treasury Regulations Section 1.6011-4(b)(2), or any corresponding or similar provision of state, local or non-United States Law.

(m)            Tastemaker will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date, (B) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law), (C) installment sale or open transaction disposition made on or prior to the Closing Date or (D) prepaid amount received on or prior to the Closing Date.

(n)            There are no Tax Liens upon any assets of Tastemaker except for Permitted Liens.

(o)            Tastemaker has not taken or agreed to take any action, and does not intend or plan to take any action, or have knowledge of any agreement, plan or intention to take any action, including any distribution of cash or other property, that is reasonably likely to prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code.

(p)            Tastemaker is and has always been tax resident solely in the countries of its incorporation. Tastemaker does not have a permanent establishment (within the meaning of an applicable Tax treaty) or otherwise has an office or fixed place of business in a country other than the country in which such entity is incorporate or organized.

(q)            Since December 31, 2021 and until the Closing Date, there has not been any material change, amendment or revocation of any Tax election, material amendment to a Tax Return, a request for or surrender of a right to claim a material Tax refund, or material change of any method of Tax accounting, by Tastemaker.

(r)             Tastemaker has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(s)            At all time since its formation, Tastemaker has been a C corporation for federal income tax purposes.

Notwithstanding anything in this Agreement to the contrary, Tastemaker makes no representations or warranties regarding the amount, value or condition of, or any limitations on, any Tax Attribute of Tastemaker arising on or before the Closing Date or the ability of any Person to utilize such Tax Attributes after the Closing.

Section 5.12   Brokers. Except as set forth on Section 5.12 of the Tastemaker Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Tastemaker.

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Section 5.13   Trust Account. There is at least $278,948,720 (less, as of the Closing, payments required to be paid to Redeeming Stockholders) held in the Trust Account, pursuant to the Investment Management Trust Agreement, dated as of January 7, 2021, between Continental Stock Transfer & Trust Company (“SPAC Trustee”) and Tastemaker, as amended, restated, or otherwise modified from time to time (the “Trust Agreement”). The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms. There are no separate agreements, side letters or other agreements or understandings (whether written or unwritten, express or implied) that would cause the description of the Trust Agreement in the Tastemaker SEC Reports to be inaccurate in any material respect and/or that would entitle any person (other than (i) stockholders of Tastemaker holding shares of Tastemaker Class A Common Stock sold in Tastemaker’s initial public offering who shall have elected to redeem their shares of Tastemaker Class A Common Stock pursuant to the Organizational Documents of Tastemaker and the Trust Agreement and (ii) the payment of deferred underwriting commissions upon Closing) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement and Tastemaker’s Organizational Documents. Amounts in the Trust Account are invested in cash, cash equivalents, or United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Tastemaker has performed all material obligations required to be performed by it under, and is not in material default or delinquent in performance or any other respect (claimed or actual) in connection with, the Trust Agreement, and, to the knowledge of Tastemaker, no event has occurred which, with due notice or lapse of time or both, would constitute a default thereunder. There are no claims or proceedings pending with respect to the Trust Account. Tastemaker has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Effective Time, the obligations of Tastemaker to dissolve or liquidate pursuant to Tastemaker’s Organizational Documents shall terminate, and as of the Effective Time, Tastemaker shall have no obligation whatsoever pursuant to Tastemaker’s Organizational Documents to dissolve and liquidate the assets of Tastemaker by reason of the consummation of the Transactions, and following the Effective Time, no Tastemaker stockholder shall be entitled to receive any amount from the Trust Account except to the extent such Tastemaker stockholder is a Redeeming Stockholder. Tastemaker has no reason to believe that, as of the Effective Time, any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to Tastemaker on the Closing Date, other than with respect to funds required to satisfy any redemption payments owed to Redeeming Stockholders.

Section 5.14   Employees. Tastemaker has never had any employees. Other than reimbursement of any out-of-pocket expenses incurred by Tastemaker’s officers and directors in connection with activities on Tastemaker’s behalf, Tastemaker does not have any unsatisfied liability with respect to any employee.

Section 5.15   Liabilities. As of the Signing Date, except for liabilities incurred in connection with the Transactions, this Agreement and any other Transaction Documents, incurred pursuant to working capital loans from the Sponsor that are set forth on Section 5.15 of the Tastemaker Disclosure Schedule, or reflected in the latest balance sheet included in the Tastemaker SEC Reports, Tastemaker does not have any indebtedness, debts or other liabilities, commitments or obligations, whether asserted or unasserted, billed or unbilled, known or unknown, absolute or contingent or matured or unmatured, regardless of whether such debt, liability, commitment or obligation would be required to be reflected on a balance sheet prepared in accordance with GAAP or disclosed in the notes thereto.

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Section 5.16   Listing. The issued and outstanding shares of Tastemaker Class A Common Stock are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on Nasdaq Stock Market. There is no Action pending or threatened in writing against Tastemaker by Nasdaq Stock Market or the SEC with respect to any intention by such entity to deregister the Tastemaker Class A Common Stock or prohibit or terminate the listing of Tastemaker Class A Common Stock on Nasdaq Stock Market. Except as contemplated by the Transaction Documents, neither Tastemaker nor any of its Representatives has taken any action that is designed to terminate the registration of Tastemaker Class A Common Stock under the Exchange Act.

Section 5.17  Affiliate Transactions. Other than (a) for payment of salary and benefits for services rendered, (b)  reimbursement for expenses incurred on behalf of Tastemaker, or (c) with respect to any person’s ownership of equity interests of Tastemaker, there are no Contracts between Tastemaker, on the one hand, and, on the other hand, (i) any present or former manager, employee, officer or director of Tastemaker, or (ii) any record or beneficial owner of the outstanding equity interests of the Sponsor.

Section 5.18   NO OTHER REPRESENTATIONS OR WARRANTIES.

(a)            NOTWITHSTANDING ANY PROVISION OF THIS AGREEMENT TO THE CONTRARY OR OTHERWISE CONTAINED IN THE TASTEMAKER DISCLOSURE SCHEDULES, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY TASTEMAKER IN THIS ARTICLE V OR IN ANY OTHER TRANSACTION DOCUMENT, NONE OF TASTEMAKER OR ANY AFFILIATE THEREOF NOR ANY OTHER PERSON MAKES ANY REPRESENTATION OR WARRANTY WITH RESPECT TO TASTEMAKER OR ANY OTHER PERSON OR THEIR RESPECTIVE BUSINESSES, OPERATIONS, ASSETS, LIABILITIES, CONDITION (FINANCIAL OR OTHERWISE) OR PROSPECTS, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE COMPANIES OR ANY OF THEIR AFFILIATES OR REPRESENTATIVES OF ANY DOCUMENTATION, FORECASTS, PROJECTIONS OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY TASTEMAKER IN THIS ARTICLE V OR IN ANY OTHER TRANSACTION DOCUMENT, ALL OTHER REPRESENTATIONS AND WARRANTIES, WHETHER EXPRESS OR IMPLIED, ARE EXPRESSLY DISCLAIMED BY TASTEMAKER.

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(b)            WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, NONE OF TASTEMAKER NOR ITS AFFILIATES, NOR ANY REPRESENTATIVE OF THE FOREGOING, HAS MADE, AND NONE OF THEM SHALL BE DEEMED TO HAVE MADE, ANY REPRESENTATIONS OR WARRANTIES IN THE MATERIALS RELATING TO THE BUSINESS AND AFFAIRS OR HOLDINGS OF TASTEMAKER THAT HAVE BEEN MADE AVAILABLE TO THE COMPANIES, INCLUDING DUE DILIGENCE MATERIALS, OR IN ANY PRESENTATION OF THE BUSINESS AND AFFAIRS OF TASTEMAKER, BY THE MANAGEMENT OF TASTEMAKER OR OTHERS IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY, AND NO STATEMENT CONTAINED IN ANY OF SUCH MATERIALS OR MADE IN ANY SUCH PRESENTATION SHALL BE DEEMED A REPRESENTATION OR WARRANTY HEREUNDER OR OTHERWISE OR DEEMED TO BE RELIED UPON BY THE COMPANIES, PARENTCO OR THE MERGER SUBS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY. IT IS UNDERSTOOD THAT ANY COST ESTIMATES, PROJECTIONS OR OTHER PREDICTIONS, ANY DATA, ANY FINANCIAL INFORMATION OR ANY MEMORANDA OR OFFERING MATERIALS OR PRESENTATIONS, INCLUDING, ANY OFFERING MEMORANDUM OR SIMILAR MATERIALS MADE AVAILABLE BY TASTEMAKER AND ITS REPRESENTATIVES, ARE NOT AND SHALL NOT BE DEEMED TO BE OR TO INCLUDE REPRESENTATIONS OR WARRANTIES OF TASTEMAKER AND ARE NOT AND SHALL NOT BE DEEMED TO BE RELIED UPON BY THE COMPANIES, PARENTCO OR THE MERGER SUBS IN EXECUTING, DELIVERING AND PERFORMING THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY.

Article VI

CONDUCT OF BUSINESS PENDING THE EFFECTIVE TIME

Section 6.01   Conduct of Business by Tastemaker Pending the Effective Time.

(a)            From and after the Signing Date until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (A) as expressly contemplated by this Agreement or any other Transaction Document, (B) as required by applicable Law, (C) as set forth on Section 6.01(a) of the Tastemaker Disclosure Schedule; or (D) as consented to in writing by Quality Gold (such consent not to be unreasonably conditioned, withheld or delayed): (i) Tastemaker, shall conduct its business, in the ordinary course of business and in a manner consistent with past practice and (ii) Tastemaker shall not directly or indirectly (a) incur or suffer any indebtedness, debts or other liabilities, commitments and obligations, except any fees and expenses incurred in connection with this Agreement, any other Transaction Document, or consummating the Transactions; or (b) take any action that would violate Section 6.02(c) if such actions were taken by any Group Company.

Section 6.02   Conduct of Business by each Group Company Pending the Effective Time.

(a)            Each Company agrees that, from and after the Signing Date until the earlier of the Closing or termination of this Agreement in accordance with its terms, except as expressly contemplated by any other provision of this Agreement or any other Transaction Document, as required by Law (including COVID-19 Measures) or any Governmental Authority, or as set forth in Section 6.02 of the Company Disclosure Schedule, unless Tastemaker shall otherwise consent in writing (such consent not to be unreasonably conditioned, withheld or delayed), (i) the businesses of the Group Companies shall be conducted in, and the Group Companies shall not take any action except in, the ordinary course of business and in a manner consistent with past practice; provided that, in the case of actions that are taken (or omitted to be taken) reasonably in response to an emergency or urgent condition or conditions arising from COVID-19 or legal requirements related to COVID-19, the Group Companies shall not be deemed to be acting outside of the ordinary course of business, so long as such actions or omissions are reasonably designed to protect the health or welfare of the Group Companies’ employees, directors, officers or agents or to meet legal requirements and (ii) each Group Company shall use its commercially reasonable efforts to preserve substantially intact the business organization of the Group Companies, to keep available the services of the current officers, key employees and key consultants of the Group Companies and to preserve the current relationships of the Group Companies with material customers, suppliers and other persons with which any Group Company has significant business relations.

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(b)            From and after the Signing Date until the Effective Time or the earlier termination of this Agreement in accordance with its terms, except (A) as expressly contemplated by this Agreement or any other Transaction Document, (B) as required by applicable Law, or (C) as consented to in writing by Tastemaker (such consent not to be unreasonably conditioned, withheld or delayed), Parentco and each of the Merger Subs shall not engage in any activities of any nature except as provided in or contemplated by this Agreement or any other Transaction Document.

(c)            Except as expressly contemplated by any other provision of this Agreement or any other Transaction Documents, as required by Law (including COVID-19 Measures) or any Governmental Authority, or as set forth in Section 6.02 of the Company Disclosure Schedule, no Group Company shall, between the Signing Date and the Effective Time or the earlier termination of this Agreement in accordance with Section 9.01, directly or indirectly, take any of the following without the prior written consent of Tastemaker (such consent not to be unreasonably conditioned, withheld or delayed):

(i)            amend or otherwise change its Organizational Documents;

(ii)            issue, sell, pledge, dispose of, transfer, grant or encumber, or authorize the issuance, sale, pledge, disposition, transfer, grant or encumbrance of, any equity or voting interests of any Group Company, or any options, warrants, convertible securities or other rights of any kind to acquire any equity or voting interests, or any other ownership interest (including, without limitation, any phantom interest), of any Group Company, except in connection with the incurrence or refinancing of indebtedness permitted pursuant to this Agreement;

(iii)          declare, set aside, authorize, make or pay any dividend or other distribution, payable in cash, stock, property or otherwise, with respect to any of its membership interests or capital stock, provided that, so long as the Net Debt does not exceed $170,000,000 prior to or as a result thereof, the Group Companies may declare, set aside, authorize, make or pay cash dividends or other cash distributions in an aggregate amount following the Signing Date not to exceed $40,000,000;

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(iv)          reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any of its equity interests or debt securities;

(v)          sell, pledge, dispose of, transfer, abandon, allow to lapse, dedicate to the public, lease, license, mortgage, grant any Lien (other than Permitted Liens or Liens securing indebtedness permitted to be incurred pursuant to this Agreement) on or otherwise transfer or encumber any portion of the tangible or intangible assets, business, properties or rights of any Group Company having a fair market value in excess of $2,000,000 in the aggregate, except (A) sales (including consignment sales) in the ordinary course of business, (B) transfers solely among the Group Companies, (C) disposition of obsolete tangible assets or inventory, (D) with respect to leases, licenses or other similar grants of real property, any grant, amendment, extension, modification, renewal or non-renewal in the ordinary course of business, (E) non-exclusive licenses of Intellectual Property to customers or suppliers in their capacities as such in the ordinary course of business, and (F) hedging transactions entered into in the ordinary course of business (and not for speculative purposes);

(vi)          forgive any loans or advances to any officers, employees or directors of any of the Group Companies, or any of their respective Affiliates, or change its existing borrowing or lending arrangements for or on behalf of any of such persons pursuant to an employee benefit plan or otherwise, except in the ordinary course of business;

(vii)          redeem, pay, discharge or satisfy any indebtedness that has a material repayment cost, “make whole” amount or prepayment penalty (other than indebtedness incurred by any of the Group Companies and owed to any of the Group Companies), except as required by the terms of any Contract existing as of the date hereof;

(viii)        acquire (including, without limitation, by merger, consolidation, or acquisition of equity or assets or any other business combination) any corporation, limited liability company, partnership, joint venture, other business organization or any division thereof or any material amount of assets, unless such acquisition is a permitted acquisition pursuant to Schedule 6.02(c)(viii), or such acquisition is for consideration equal to or less than $10,000,000 for any such acquisition or group of related acquisitions;

(ix)           incur or refinance any indebtedness for borrowed money or issue or sell any debt securities or assume, guarantee or endorse, or otherwise become responsible for, the obligations of any person, or make any loans or advances, or grant any security interest in any of its assets, if after giving effect to such transaction, the Net Debt would equal or exceed $170,000,000;

(x)            discontinue any material line of business, other than the discontinuation of product lines in the ordinary course of business;

(xi)           liquidate, dissolve, or reorganize;

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(xii)            (A) other than as required by Law, the terms of a written employment agreement or routine raises in the ordinary course of business consistent with past practice, increase the annual level of base compensation, wages, bonuses, incentive compensation, pension, severance or termination pay or any other compensation or benefits, payable or to become payable to any current or former director, officer, employee or independent contractor of any Group Company, (B) hire any individual to be employed by any Group Company other than in the ordinary course of business; (C) enter into any new employment, loan, retention, consulting, indemnification, change-in-control, termination or similar agreement or contract with, or amend the terms of existing agreements or contracts with, any current director, officer, employee or independent contractor of any of the Group Companies other than in the ordinary course of business; or (D) except to the extent required pursuant to any Company Employee Benefit Plan or Labor Agreement as in effect on the Signing Date, establish, adopt, enter into any new, amend, terminate, or take any action to accelerate rights under, any Company Employee Benefit Plan or plan, program, policy, practice, agreement or arrangement that would be a Company Employee Benefit Plan if it had been in effect on the Signing Date, except, in each case, in the ordinary course of business;

(xiii)            Except in connection with any refinancing of indebtedness permitted pursuant to this Agreement, (A) terminate, materially amend or modify, or waive any material rights under, any Material Contract or material Real Property Lease or (B) enter into any Contract that would have been a Material Contract had it been entered into prior to the Signing Date, in each case other than in the ordinary course of business and other than with respect to (1) Contracts for hedging activities or services, and (2) Contracts described in Section 3.18(a)(iv);

(xiv)           terminate, cancel or let lapse, in each case voluntarily, a material existing insurance policy covering any Group Company or their respective properties, assets and businesses, unless substantially concurrently with such termination, cancellation or lapse, replacement policies underwritten by reputable insurance companies providing coverage at least substantially equal in all material respects to the coverage under the terminated, canceled or lapsed policies, as applicable, are entered into;

(xv)            amend, modify or extend any existing Labor Agreement, or enter into any new agreement or arrangement that would be a Labor Agreement if it had been in effect on the Signing Date, except (A) as required by Law or as required pursuant to an applicable Contract in effect as of the Signing Date or (B) where such actions are made in the ordinary course of business on terms that do not impose any additional material obligations or extend any existing Labor Agreements beyond their current terms;

(xvi)            make any material change to its methods of financial accounting, except as required by GAAP (or any interpretation thereof) or a Governmental Authority or quasi-Governmental Authority;

(xvii)          without the consent of Tastemaker, which consent shall not be unreasonably withheld, conditioned or delayed, (A) change any material aspect of its method of Tax accounting, (B) file any material amendment to a material Tax Return, (C) settle or compromise any audit or proceeding with respect to material Tax matters, or (D) surrender any right to claim a material Tax refund;

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(xviii)          merge or consolidate any Group Company with any person or adopt a plan of complete or partial liquidation, dissolution, recapitalization or other reorganization of any Group Company, other than solely among the respective Subsidiaries of each Company and so long as such transaction would not be adverse in any material respect to Tastemaker and would not reasonably be expected to prevent, impede or delay the consummation of any of the Mergers or the other Transactions;

(xix)            enter into, engage in or amend any transaction or Contract with any Affiliates, or current or former director, officer or manager of a Group Company, or any of his or her immediate family members, or any holder of five percent or more of the outstanding Equity Interests of a Company (“Related Party”), except for transactions between the Group Companies on arm’s length terms;

(xx)             release, compromise, assign, settle or agree to settle any proceeding, disputes or claims other than settlements that result solely in monetary obligations of any Group Company (without the admission of wrongdoing or a nolo contendere or similar plea, the imposition of injunctive or other equitable relief, or restrictions on the future activity or conduct on or by Tastemaker or any of the Group Companies) of an amount not greater than $1,500,000 in the aggregate; or

(xxi)            enter into any binding agreement, or otherwise make a binding commitment, to do any of the foregoing.

Section 6.03   Claims Against Trust Account.

(a)            Each Group Company understands that, except for a portion of the interest earned on the amounts held in the Trust Account, Tastemaker may disburse or cause to be disbursed monies from the Trust Account only: (i) to Redeeming Stockholders who exercise their Redemption Rights or in the event of the dissolution and liquidation of Tastemaker; (ii) to Tastemaker (less Tastemaker’s deferred underwriting compensation obligation) after Tastemaker consummates a business combination; or (iii) as consideration to the sellers of a target business with which Tastemaker completes a business combination.

(b)            Each party hereto agrees that, notwithstanding any other provision contained in this Agreement or any other Transaction Document, such party does not now have, and shall not at any time prior to the Effective Time, have any claim to, or make any claim against, the Trust Account, regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between any of the parties hereto on the one hand, and Tastemaker on the other hand, this Agreement, any other Transaction Document, or any other agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Article IX as the “Claims”). Notwithstanding any other provision contained in this Agreement or any other Transaction Document, each party hereto hereby irrevocably waives any Claim it may have, now or in the future (in each case, however, for a time period prior to the Effective Time only), and will not seek recourse against the Trust Account (including any distributions therefrom) for any reason whatsoever in respect thereof; provided, however, that the foregoing waiver will not limit or prohibit or limit any party hereto from (i) pursuing a claim against Tastemaker or the stockholders of Tastemaker pursuant to Section 10.06 of this Agreement for specific performance or other equitable relief (but not any monetary relief) in connection with the Transactions or (ii) pursuing any claims that any such party hereto may have against Tastemaker’s assets or funds that are not held in the Trust Account. In the event that any of the parties hereto commences any action or proceeding based upon, in connection with, relating to or arising out of any matter relating to Tastemaker or its Representatives which proceeding seeks, in whole or in part, relief against the Trust Account (including any distribution therefrom) or Tastemaker’s public shareholders, whether in the form of money damages or injunctive relief, Tastemaker and its Representatives, as applicable, shall be entitled to recover from any the Companies the associated legal fees and costs in connection with any such action, in the event Tastemaker or its Representatives, as applicable, prevails in such action or proceeding.

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Article VII

ADDITIONAL AGREEMENTS

Section 7.01   Proxy Statement/Prospectus; Registration Statement.

(a)            As promptly as practicable, after the Signing Date (i) Tastemaker shall prepare and file with the SEC the proxy statement/prospectus (as amended or supplemented from time to time, the “Tastemaker Proxy Statement/Prospectus”) to be sent to the stockholders of Tastemaker soliciting proxies from such stockholders to obtain the Tastemaker Stockholder Approval at the Tastemaker Stockholders’ Meeting and (ii) Parentco and Tastemaker shall prepare and file with the SEC a registration statement on Form S-4 or such other applicable form (as amended or supplemented from time to time, the “Registration Statement”), in which the Tastemaker Proxy Statement/Prospectus will be included as a prospectus, in connection with the registration under the Securities Act of the shares of Parentco Common Stock issuable in connection with the Transactions. The Companies shall furnish all information concerning the Group Companies as Tastemaker or Parentco may reasonably request in connection with such actions and the preparation, filing and distribution of the Tastemaker Proxy Statement/Prospectus and Registration Statement. The parties hereto each shall use their reasonable best efforts to cause the Tastemaker Proxy Statement/Prospectus and Registration Statement to become effective as promptly as practicable and to keep the Tastemaker Proxy Statement/Prospectus and Registration Statement effective as long as is necessary to consummate the Transactions. Prior to the effective date of the Registration Statement, Tastemaker and Parentco shall take all or any action required under any applicable federal or state securities Laws in connection with the issuance of shares of Parentco Common Stock, in each case to be issued or issuable to the Company Equityholders or Tastemaker stockholders pursuant to this Agreement. As promptly as practicable after the Registration Statement is declared effective by the SEC, Tastemaker shall use its reasonable commercial efforts to cause the Tastemaker Proxy Statement/Prospectus to be mailed to its stockholders. The Companies and their legal counsel shall be given reasonable opportunity to review and comment on the Tastemaker Proxy Statement/Prospectus and Registration Statement prior to the filing thereof with the SEC and Tastemaker and Parentco shall each give reasonable consideration to any such comments. Tastemaker and Parentco shall promptly notify the other, the Companies and their legal counsel upon the receipt of any comments received by Tastemaker or Parentco or their legal counsel from the SEC or its staff with respect to the Tastemaker Proxy Statement/Prospectus and Registration Statement, or any request from the SEC for amendments or supplements to the Tastemaker Proxy Statement/Prospectus or Registration Statement, and shall promptly provide the other, the Companies and their legal counsel with copies of all written correspondence between Tastemaker, Parentco or their respective Representatives, on the one hand, and the SEC, on the other hand, or, if not in writing, a description of such communication. Tastemaker and Parentco shall each give the other, the Companies and their legal counsel a reasonable opportunity to participate in preparing Tastemaker’s or Parentco’s proposed response to comments received from the SEC or its staff and to promptly provide comments on any proposed response thereto, and Tastemaker and Parentco shall give reasonable consideration to any such comments. Each of Tastemaker and Parentco and each Company: (A) shall use its reasonable best efforts to respond promptly to any comments of the SEC or its staff with respect to the Tastemaker Proxy Statement/Prospectus and Registration Statement; and (B) to the extent required by the applicable requirements of United States securities Laws and the rules and regulations of the SEC promulgated thereunder, shall use its reasonable best efforts to promptly correct any information provided by it for use in the Tastemaker Proxy Statement/Prospectus and Registration Statement to the extent such information shall be or shall have become false or misleading in any material respect, and Tastemaker and Parentco shall take all steps necessary to cause the Tastemaker Proxy Statement/Prospectus and Registration Statement, as supplemented or amended to correct such information, to be filed with the SEC and, to the extent required by the United States securities Laws and the rules and regulations of the SEC promulgated thereunder, to be disseminated to Tastemaker’s or Parentco’s stockholders.

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(b)            No amendment or supplement to the Tastemaker Proxy Statement/Prospectus or the Registration Statement will be made by Tastemaker or Parentco, without the approval of Quality Gold (such approval not to be unreasonably withheld, conditioned or delayed). Tastemaker, Parentco and the Companies each will advise the other, promptly after they receive notice thereof, of the time when the Tastemaker Proxy Statement/Prospectus and/or the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order, or of the suspension of the qualification of the shares of Parentco Common Stock to be issued or issuable to Company Equityholders, in connection with this Agreement for offering or sale in any jurisdiction.

(c)            The Companies and Parentco shall provide to Tastemaker as promptly as reasonably practicable after the Signing Date, (i) audited consolidated and combined balance sheets of the Group Companies as of March 31, 2022 and March 31, 2021, and the related audited consolidated and combined statements of operations, members’ equity, and cash flows of the Group Companies for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the Companies’ independent auditors, prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB, (ii) the financial statements of Parentco, audited in accordance with the standards of the PCAOB to the extent requested by the SEC, (iii) all other audited and unaudited financial statements of the Group Companies and any company or business units acquired by any Group Company required under the applicable rules and regulations and guidance of the SEC to be included in the Tastemaker Proxy Statement/Prospectus and/or the current report on Form 8-K announcing the Closing (together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K) (the “Closing Form 8-K”), including pro forma financial information, (iv) all selected financial data of the Group Companies and Parentco required by Item 301 of Regulation S-K, as necessary for inclusion in the Tastemaker Proxy Statement/Prospectus and the Closing Form 8-K and (v) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the Group Companies and Parentco were subject thereto) with respect to the periods described in clauses (i) through (iii) above, as necessary for inclusion in the Tastemaker Proxy Statement/Prospectus and the Closing Form 8-K (including pro forma financial information).

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(d)            Tastemaker represents that the information supplied by Tastemaker for inclusion in the Registration Statement and the Tastemaker Proxy Statement/Prospectus shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Tastemaker Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Tastemaker, (iii) the time of the Tastemaker Stockholders’ Meeting or (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance should be discovered by Tastemaker which is required to be set forth in an amendment or a supplement to the Registration Statement or the Tastemaker Proxy Statement/Prospectus by the applicable requirements of the Securities Act and the rules and regulations thereunder or the Exchange Act and the rules and regulations thereunder, Tastemaker shall promptly inform the Companies. All documents that Tastemaker is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material aspects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

(e)            Each Company and Parentco represents that the information supplied by Parentco or any Group Company for inclusion in the Registration Statement, the Tastemaker Proxy Statement/Prospectus, and any other Tastemaker SEC Reports filed or required to be filed in connection with the Transactions and their consummation shall not, at (i) the time the Registration Statement is declared effective, (ii) the time the Tastemaker Proxy Statement/Prospectus (or any amendment thereof or supplement thereto) is first mailed to the stockholders of Tastemaker, (iii) the time of the Tastemaker Stockholders’ Meeting or (iv) the Effective Time, contain any untrue statement of a material fact or fail to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Effective Time, any event or circumstance, should be discovered by Parentco or any Company which is required to be set forth in an amendment or a supplement to the Registration Statement, the Tastemaker Proxy Statement/Prospectus, or any other Tastemaker SEC Report by the applicable requirements of the Securities Act and the rules and regulations thereunder or the Exchange Act and the rules and regulations thereunder, Parentco or any such Company shall promptly inform Tastemaker. All documents that the Parentco or any Company is responsible for filing with the SEC in connection with the Transactions will comply as to form and substance in all material respects with the applicable requirements of the Securities Act and the rules and regulations thereunder and the Exchange Act and the rules and regulations thereunder.

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Section 7.02   Tastemaker Stockholders’ Meetings. Tastemaker shall, as promptly as practicable, establish a record date for, duly call, give notice of, convene and hold a meeting of the Tastemaker stockholders (the “Tastemaker Stockholders’ Meeting”) for the purpose of voting upon (i) the approval and adoption of this Agreement, the First Merger and the other Transactions; (ii) any other proposals Tastemaker shall deem necessary to effectuate the Transactions; and (iii) a proposal to adjourn the Tastemaker Stockholders’ Meeting, as necessary, to solicit additional proxies if there are not sufficient votes at the time of the Tastemaker Stockholders’ Meeting to approve the foregoing proposals (the “Tastemaker Stockholder Approval”), and Tastemaker shall hold the Tastemaker Stockholders’ Meeting as soon as practicable after the date on which the Registration Statement becomes effective. Tastemaker shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the approval and adoption of the Tastemaker Stockholder Approval and shall take all other action necessary or advisable to secure the required vote or consent of its stockholders with respect to the Tastemaker Stockholder Approval. Tastemaker covenants that none of the Tastemaker Board or any committee thereof shall withdraw or modify, or propose publicly or by formal action of the Tastemaker Board to withdraw or modify, in a manner adverse to any Company, the Tastemaker Board Recommendation or any other recommendation by the Tastemaker Board of the proposals set forth in the Tastemaker Proxy Statement/Prospectus and the Tastemaker Proxy Statement/Prospectus shall include the recommendation of the Tastemaker Board to the stockholders of Tastemaker in favor of the proposals set forth in the Tastemaker Proxy Statement/Prospectus, including the Tastemaker Board Recommendation.

Section 7.03   Parentco Stockholder Approval. Immediately following the execution of this Agreement, the Company Equityholders shall approve and adopt this Agreement, the Amended and Restated Parentco Certificate of Incorporation, the Mergers and the Transactions, as the sole equityholders of each of the Companies. Immediately following the execution of this Agreement, Quality Gold shall approve and adopt this Agreement, the Amended and Restated Parentco Certificate of Incorporation, the Mergers and the Transactions, as the sole stockholder of Parentco. Immediately following the execution of this Agreement, Parentco shall approve and adopt this Agreement, the Amended and Restated Parentco Certificate of Incorporation, the Mergers and the other Transactions, in its capacity as the sole stockholder of each of the Merger Subs.

Section 7.04   Access to Information; Confidentiality.

(a)            From the Signing Date until the Effective Time, each Company and Tastemaker shall (and shall cause their respective Subsidiaries to): (i) provide to the other party (and the other party’s officers, managers, directors, employees, accountants, consultants, legal counsel, agents and other representatives, collectively, “Representatives”) access at reasonable times upon prior notice to the officers, employees, agents, properties, offices and other facilities of such party and its subsidiaries and to the books and records thereof; and (ii) furnish promptly to the other party such information concerning the business, properties, contracts, assets, liabilities, personnel and other aspects of such party and its subsidiaries as the other party or its Representatives may reasonably request; provided, however, that (A) each Company and Tastemaker and their respective Representatives shall conduct any such activities in such a manner as not to unreasonably interfere with the business or operations of the other party; and (B) nothing herein shall require any Company and Tastemaker to provide access to, or to disclose any information to, the other party or any of its Representatives if such access or disclosure, in the good faith reasonable belief of such party, (x) would waive any legal privilege or (y) would be in violation of applicable Laws or regulations of any Governmental Authority or the provisions of any agreement to which such party is a party (taking into account the confidential nature of the disclosure); provided, that, in each case, each Company and Tastemaker shall use their respective reasonable best efforts to provide such access as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without violating such privilege, contract or Law.

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(b)            All information obtained by the parties pursuant to this Section 7.04 shall be kept confidential in accordance with the confidentiality agreement, dated March 8, 2022 (the “Confidentiality Agreement”), between Tastemaker and Quality Gold.

(c)            No investigation pursuant to this Section 7.04 shall affect any representation or warranty in this Agreement of any party hereto or any condition to the obligations of the parties hereto.

(d)            Notwithstanding anything in this Agreement to the contrary, each party (and its Representatives) may consult any tax advisor regarding the tax treatment and tax structure of the Transactions and may disclose to its Representatives, without limitation of any kind, the tax treatment and tax structure of the Transactions and all materials (including opinions or other tax analyses) that are provided relating to such treatment or structure.

Section 7.05   No Solicitation.

(a)            Company Non-Solicitation.

(i)            From the Signing Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.01, (A) each Company shall, and shall cause the Company Subsidiaries, Parentco, and each Merger Sub and its and their respective officers and directors to, immediately cease, and shall instruct and cause its and their respective other Representatives to immediately cease, all existing discussions, negotiations and communications with any Persons with respect to any Company Acquisition Proposal, (B) each Company shall not, and shall cause their respective Company Subsidiaries, Parentco, each Merger Sub and its and their respective officers and directors not to, and shall instruct and cause its other respective Representatives not to, directly or indirectly, (1) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information), whether publicly or otherwise, any inquiries with respect to, or the making or submission of, a Company Acquisition Proposal, (2) enter into or engage in any negotiations or discussions with, or provide any nonpublic information to, or afford access to the business, properties, assets, books or records of any of the Group Companies to, any Person (other than Tastemaker or any of its Representatives) relating to or for the purpose of encouraging or facilitating any Company Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussions), (3) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity interests of any Group Company, (4) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Company Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Company Acquisition Proposal, or (5) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action, (C) each Group Company shall not provide any third party and shall on the Signing Date, terminate access of any third party who has made or indicated an interest in making a Company Acquisition Proposal to any data room (virtual or actual) containing any nonpublic information of any Group Company and (D) within two Business Days of the Signing Date, Quality Gold shall demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible Company Acquisition Proposal with any Group Company.

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(b)            Tastemaker Non-Solicitation.

(i)            From the Signing Date until the earlier of the Effective Time and the termination of this Agreement in accordance with Section 9.01, (i) Tastemaker shall, and shall cause its officers and directors to, immediately cease, and shall instruct and cause its other Representatives to immediately cease, all existing discussions, negotiations and communications with any Persons with respect to a Tastemaker Acquisition Proposal, (ii) Tastemaker shall not, and shall cause its officers and directors not to, and shall instruct and cause its other Representatives not to, directly or indirectly, (1) initiate, seek, solicit, knowingly facilitate or knowingly encourage (including by way of furnishing any nonpublic information), whether publicly or otherwise, any inquiries with respect to, or the making or submission of a Tastemaker Acquisition Proposal, (2) enter into or engage in any negotiations or discussions with, or provide any nonpublic information to, or afford access to the business, properties, assets, books or records of Tastemaker to, any Person (other than the Companies or any of their respective Representatives) relating to or for the purpose of encouraging or facilitating any Tastemaker Acquisition Proposal (other than to state that the terms of this Agreement prohibit such discussion), (3) amend or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of Tastemaker, (4) approve, endorse, recommend, execute or enter into any agreement in principle, letter of intent, memorandum of understanding, term sheet, acquisition agreement, merger agreement, option agreement, joint venture agreement, partnership agreement or other Contract relating to any Tastemaker Acquisition Proposal or any proposal or offer that could reasonably be expected to lead to a Tastemaker Acquisition Proposal, or (5) resolve or agree to do any of the foregoing or otherwise authorize or permit any of its Representatives to take any such action, and (iii) within two (2) Business Days of the Signing Date, Tastemaker shall demand the return or destruction of all confidential, non-public information and materials that have been provided to third parties that have entered into confidentiality agreements relating to a possible Tastemaker Acquisition Proposal with Tastemaker. Tastemaker shall promptly notify the Companies (and in any event within twenty-four (24) hours) of the receipt of any Tastemaker Acquisition Proposal after the date hereof. Notwithstanding anything to the contrary contained herein, nothing in this Agreement (including this Section 7.05(b)) shall limit or restrict the ability of any Representative of Tastemaker to take any action or engage in any activity in respect of, or on behalf of, any Person (including any current or future special purpose acquisition company) other than Tastemaker.

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Section 7.06   Employee Benefits Matters. The parties shall cooperate to establish the New Stock Incentive Plan to be effective in connection with the Closing, which shall provide for an aggregate share reserve thereunder (the “Equity Pool”) equal to 15% of the shares of Parentco Common Stock on a Fully Diluted Basis.

Section 7.07   Notification of Certain Matters. The Companies and Parentco shall give prompt notice to Tastemaker, and Tastemaker shall give prompt notice to the Companies, of (a) receipt of any notice or other communication in writing from any Person alleging that the consent or approval of such third party is or may be required in connection with the Transactions or (b) the occurrence, or non-occurrence, of any event the occurrence, or non-occurrence, of which could reasonably be expected to cause the conditions set forth in Article VIII to not be satisfied; provided, however, that the delivery of any notice pursuant to this Section 7.07 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 7.08   Further Action; Reasonable Best Efforts.

(a)            Upon the terms and subject to the conditions of this Agreement, each of the parties hereto shall (i) at the request of the other party hereto, execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Mergers and the other Transactions and (ii) use its reasonable best efforts to take promptly, or cause to be taken, all appropriate action, and to do promptly, or cause to be done, all things necessary, proper or advisable under applicable Laws or otherwise to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the Mergers, to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement, including, without limitation, using its reasonable best efforts to obtain all Permits, consents, waivers, approvals, authorizations, qualifications and Orders of Governmental Authorities and third parties as are necessary for the consummation of the Transactions and to fulfill the conditions to the Mergers, including, (A) all necessary pre-Closing and post-Closing filing or notification requirements under applicable state or federal Laws and (B) the third-party consents, approvals and authorizations as set forth on Section 8.01(e) of the Company Disclosure Schedule. If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement, the proper officers, managers and directors of each party to this Agreement shall use their reasonable best efforts to take all such action.

(b)            If, and to the extent, required by any underwriter, placement agent, financial advisor, capital markets advisor or other adviser to Tastemaker and/or the Companies, each of Tastemaker and the Companies will use its reasonable best efforts to deliver, in connection with the effectiveness of the Registration Statement and the occurrence of the Tastemaker Stockholders’ Meeting, reasonable and customary (i) comfort letters from the independent certified public accounting firms (and, where appropriate, a CFO certificate from the applicable CFO) of each of Tastemaker and the Companies and (ii) so long as outside counsel to such advisor is also delivering such a negative assurance letter, negative assurance letters of outside counsel to each of Tastemaker and the Companies.

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(c)            In furtherance and not in limitation of Section 7.08(a), to the extent required under any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, including the HSR Act (“Antitrust Laws”), each party hereto agrees to promptly make any required filing or application under Antitrust Laws, as applicable. The applicable filing fees with respect to any and all notifications required under the HSR Act in order to consummate the Transactions shall be paid by the Companies. The parties hereto agree to supply as promptly as reasonably practicable any additional information and documentary material that may be requested pursuant to Antitrust Laws and to take all other actions reasonably necessary, proper or advisable to cause the expiration or termination of the applicable waiting periods or obtain required approvals, as applicable under Antitrust Laws as soon as practicable, including by requesting early termination of the waiting period provided for under the HSR Act. Each party shall, in connection with its efforts to obtain all requisite approvals and authorizations for the Transactions under any Antitrust Law, use its commercially reasonable efforts to: (i) cooperate in all respects with each other party or its Affiliates in connection with any filing or submission and in connection with any investigation or other inquiry, including any proceeding initiated by a private person; (ii) keep the other parties reasonably informed of any communication received by such party or its Representatives from, or given by such party or its Representatives to, any Governmental Authority and of any communication received or given in connection with any proceeding by a private person, in each case regarding any of the Transactions; (iii) permit a Representative of the other parties and their respective outside counsel to review any communication given by it to, and consult with each other in advance of any meeting or conference with, any Governmental Authority or, in connection with any proceeding by a private person, with any other person, and unless prohibited by such Governmental Authority or other person, give a Representative or Representatives of the other parties the opportunity to attend and participate in such meetings and conferences; (iv) in the event a party’s Representative is prohibited from participating in or attending any meetings or conferences, the other parties shall keep such party promptly and reasonably apprised with respect thereto; and (v) use commercially reasonable efforts to cooperate in the filing of any memoranda, white papers, filings, correspondence or other written communications explaining or defending the Transactions, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Authority.

(d)            No party hereto shall take any action that could reasonably be expected to adversely affect or materially delay the expiration or termination of any applicable waiting period or the receipt of required approvals or clearances for the transactions contemplated hereby under any Antitrust Laws. Nothing in this Agreement obligates Tastemaker or the Companies or any of their respective Affiliates (1) to propose, agree to, or effect (i) any divestiture, sale, license, or other disposition, or holding separate of, any assets, operations, or businesses; or (ii) any restriction, limitation, condition, or other constraint upon the operation of any assets or businesses; or (2) to defend, join, commence, or otherwise participate in any litigation, arbitration, or other dispute under any Antitrust Law.

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Section 7.09   Public Announcements. The initial press release relating to this Agreement shall be a joint press release the text of which has been agreed to by each of Tastemaker and Parentco. Thereafter, between the Signing Date and the Closing Date or the earlier termination of this Agreement in accordance with Section 9.01, unless otherwise required by applicable Law or the requirements of the Nasdaq Stock Market (in which case Tastemaker and the Companies shall each use their reasonable best efforts to consult with each other before making any required public statement or communication and coordinate such required public statement or communication with the other party, prior to announcement or issuance), no party to this Agreement shall make any other public statement or issue any other public communication regarding this Agreement or the Transactions without the prior written consent of Tastemaker and Parentco, in each case, which consent shall not be unreasonably withheld, conditioned or delayed; provided, however, each party hereto and its Affiliates may make internal announcements regarding this Agreement and the Transactions to their respective directors, officers, managers and employees without the consent of any other party hereto and may make public statements regarding this Agreement and the Transactions containing information or events already publicly known other than as a result of a breach of this Section 7.09 provided, further, that nothing in this Section 7.09 shall prohibit any Company or any of their respective Representatives from communicating with third parties to the extent necessary for the purpose of seeking any third-party consent required to affect the Transactions.

Section 7.10   Stock Exchange Listing. Each of Tastemaker and Parentco shall use its reasonable best efforts as promptly as practicable after the Signing Date, but in no event later than the Closing Date, to: (i) have Parentco satisfy all applicable initial and continuing listing requirements of the Nasdaq Stock Market, (ii) have the shares of Parentco Common Stock and Parentco Warrants approved for listing on the Nasdaq Stock Market, subject to official notice of issuance.

Section 7.11   Takeover Laws. If any takeover statute becomes or is deemed to become applicable to any Company or the Mergers or the other Transactions, the parties hereto shall use their respective reasonable best efforts to take any and all actions within their respective control as are permitted under applicable Law and necessary to eliminate or, if it is not possible to eliminate, then to minimize the effects of such statutes on the foregoing.

Section 7.12   Directors’ and Officers’ Indemnification.

(a)            Parentco, Tastemaker and each Company agree that all rights to indemnification and exculpation from liabilities, including advancement of expenses, for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors, managers, officers or employees of each Company (in the case of employees, only such persons who are covered by the Companies’ or Tastemaker’s respective existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance as of the date hereof) (the “D&O Indemnified Parties”) as provided in the Organizational Documents of each Company or Tastemaker, respectively, or any indemnification Contract between such Person and any of the Companies or Tastemaker, respectively (in each case, as in effect on, and, in the case of any indemnification Contracts, to the extent made available to Tastemaker prior to, the Signing Date) shall survive the Mergers and shall continue in full force and effect. To the maximum extent permitted by applicable Law, the Group Companies shall advance expenses in connection with such indemnification as provided in such Group Company’s Organizational Documents or other applicable agreements. For a period of seven years from the Effective Time, Parentco and the Surviving Companies shall maintain in effect the exculpation, indemnification and advancement of expenses equivalent to the provisions of the Organizational Documents of each Company or Tastemaker, respectively, as in effect immediately prior to the Effective Time with respect to acts or omissions occurring prior to the Effective Time and shall not amend, repeal or otherwise modify any such provisions in any manner that would adversely affect the rights thereunder of any D&O Indemnified Parties; provided that all rights to indemnification in respect of any claim made for indemnification within such period shall continue until the final disposition of such action or final resolution of such claim.

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(b)            Notwithstanding anything to the contrary set forth in this Section 7.12 or elsewhere in this Agreement, without the prior written consent of the applicable D&O Indemnified Party, neither Parentco, Tastemaker nor any of their Subsidiaries (including, after the Effective Time, the Surviving Companies and any of their respective Subsidiaries) shall settle or otherwise compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, proceeding, investigation or inquiry for which indemnification is sought by a D&O Indemnified Party under or as contemplated by this Agreement unless such settlement, compromise, consent or termination does not include any admission of wrongdoing by such D&O Indemnified Party and includes an unconditional release of such D&O Indemnified Party from all liability arising out of such claim, proceeding, investigation or inquiry.

(c)            Parentco shall obtain prior to the Closing and maintain a fully-paid, non-cancellable “tail” insurance policy for a term of six years (or such shorter period as mutually agreed to by the Parties) from the Closing Date in respect of the Companies and Tastemaker (the “D&O Tail Policy”), with terms, conditions, retentions and limits of liability that are no less favorable than the coverage provided under such Company’s and Tastemaker’s respective existing policies of directors’ and officers’ liability insurance and fiduciary liability insurance, with respect to matters arising on or before the Closing (including in connection with this Agreement and the Transactions). Parentco and the Surviving Companies shall maintain the D&O Tail Policy in full force and effect, for its full term, and cause all obligations thereunder to be honored by Parentco and the Surviving Companies. Parentco and the Surviving Companies will instruct the insurer and broker that they may communicate directly with the D&O Indemnified Party(ies) regarding claims under the D&O Tail Policy, and Parentco and the Surviving Companies will provide the D&O Indemnified Party(ies) a copy of all insurance policies and coverage correspondence relating to any proceeding involving any D&O Indemnified Party upon request.

(d)            In the event Parentco, any Surviving Company or any of their respective successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity in such consolidation or merger, or (ii) transfers all or substantially all of its properties and assets to any person, then and in any such case proper provision shall be made so that the successors and assigns of Parentco, such Surviving Company or any of their respective successors or assigns, as the case may be, shall assume the obligations set forth in this Section 7.12.

(e)             The D&O Indemnified Parties are express and intended third-party beneficiaries of the provisions of this Section 7.12 and shall be entitled to independently enforce the terms hereof as if they were each a party to this Agreement. The covenants contained in this Section 7.12 are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Parties and their respective heirs and shall not be deemed exclusive of any other rights to which any such Person is entitled, whether pursuant to Law, contract or otherwise.

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Section 7.13   Certain Tax Matters.

(a)         For United States federal income tax purposes, the Mergers, taken together, are intended to be treated as an integrated transaction qualifying as an exchange described in Section 351 of the Code in which the members and shareholders of the Companies and the shareholders of Tastemaker are deemed to have contributed their respective ownership interests in the Companies and Tastemaker to Parentco in exchange for voting stock and $35,000,000 (payable to members and shareholders of the Companies only) such that the members and shareholders of the Companies and the shareholders of Tastemaker are in “control” of Parentco, as that term is defined in Section 367(c) of the Code, immediately after the Mergers. From and after the Signing Date and until the Effective Time, each party hereto shall use its commercially reasonable efforts to cause the Mergers to qualify, and will not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to prevent the Mergers, taken together, from qualifying as an exchange described in Section 351 of the Code. Following the Effective Time, each party hereto shall not take any action, cause any action to be taken, fail to take any action or cause any action to fail to be taken (in each case other than any action provided for or prohibited by this Agreement), which action or failure to act could reasonably be expected to cause the Mergers, taken together, to fail to qualify as an exchange described in Section 351 of the Code. To the extent any party hereto has a United States federal income tax reporting obligation with respect to the Mergers, such party shall report the Mergers, taken together, as an exchange described in Section 351 of the Code unless otherwise required by Law, and comply with the requirements of Treasury Regulations Section 1.351-3.

(b)         All Transfer Taxes incurred in connection with the Transactions shall be borne and paid by the Companies.

(c)         The Subchapter S elections of Quality Gold and J&M will terminate the day before the Mergers. Quality Gold and J&M will each file Form 1120S for the period January 1, 2022 through the date of the termination of the corporation’s S election using the closing of the books method.

(d)         The tax years of both QGM and L&L will terminate on the date of the Mergers.

(e)         Tastemaker will file a separate return for the period January 1 to the date of the Mergers.

(f)          Tastemaker, Quality Gold and J&M will be included as members of an affiliated group filing a consolidated return with Parentco as the parent for such periods as the board of directors of Parentco deems advisable. QGM and L&L will be treated as disregarded entities for federal income tax purposes unless the board of directors of Parentco chooses to cause either or both of such entities to elect to be classified as a corporation for federal income tax purposes.

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(g)         Any Taxes imposed under Section 4501 of the Code as a result of a Tastemaker Share Redemption shall be borne and paid by Parentco and its Subsidiaries.

Section 7.14   Transaction Litigation. Each party hereto shall promptly notify the other parties hereto of any shareholder or member, as applicable, demands or other shareholder or member, as applicable, Actions (including derivative claims) commenced against it, its Subsidiaries and/or its or its Subsidiaries’ respective directors, managers or officers relating to this Agreement, any other Transaction Document or the Transactions or any matters relating thereto (collectively, “Transaction Litigation”) and shall keep the other parties hereto informed regarding any Transaction Litigation. Each of the parties hereto shall reasonably cooperate with the other in the defense or settlement of any Transaction Litigation, and each of the parties hereto shall give the other parties hereto the opportunity to consult with it regarding the defense and settlement of such Transaction Litigation, shall consider in good faith the advice of the other parties hereto with respect to such Transaction Litigation and shall give the other parties hereto the opportunity to participate in the defense and settlement of such Transaction Litigation; provided, that, notwithstanding the foregoing, in no event shall any party hereto or any of its Affiliates be required to incur any out-of-pocket costs or expenses in connection with any Transaction Litigation in which it or its Affiliates is not also a defendant.

Section 7.15   Trust Account. Tastemaker shall take such actions as shall be required to cause the SPAC Trustee, as of the Closing, to liquidate the Trust Account and to make such payments from the Trust Account as the parties shall agree.

Section 7.16   Sponsor Letter Agreement. Tastemaker shall cause Sponsor to fully perform, as of the Effective Time, all of Sponsor’s obligations under the Sponsor Letter Agreement that are to be performed at or before the Effective Time.

Article VIII

CONDITIONS TO THE MERGERS

Section 8.01   Conditions to the Obligations of Each Party. The obligations of the Companies, Tastemaker, Parentco and the Merger Subs to consummate the Transactions are subject to the satisfaction or waiver (where permissible) by Tastemaker and the Companies of the following conditions:

(a)         Tastemaker Stockholder Approval. Tastemaker Stockholder Approval shall have been received by Tastemaker.

(b)         No Order. No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Law, rule, regulation, judgment, decree, writ, injunction, determination, Order or award which is then in effect and has the effect of making the Transactions illegal or otherwise prohibiting consummation of the Transactions.

(c)         U.S. Antitrust Approvals and Waiting Periods. All required filings under the HSR Act shall have been completed and any applicable waiting period (and any extension thereof) applicable to the consummation of the Mergers under the HSR Act shall have expired or been terminated.

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(d)           Governmental Consents. The consents, approvals and authorizations legally required to be obtained to consummate the Transactions set forth in Section 8.01(d) of the Company Disclosure Schedule shall have been obtained from and made with all Governmental Authorities.

(e)           Third Party Consents. The third-party consents, approvals and authorizations required to be obtained to consummate the Transactions set forth in Section 8.01(e) of the Company Disclosure Schedule shall have been obtained.

(f)            Authorization and Listing Requirements. The shares of Parentco Common Stock issuable in connection with the Transactions shall be duly authorized by the Parentco Board and Parentco’s Organizational Documents. Parentco shall satisfy any applicable initial and continuing listing requirements of the Nasdaq Stock Market and Parentco shall not have received any notice of non-compliance therewith, and the shares of Parentco Common Stock shall have been approved for listing on the Nasdaq Stock Market.

(g)            Tastemaker Proxy Statement/Prospectus and Registration Statement. The Tastemaker Proxy Statement/Prospectus and Registration Statement shall have become effective in accordance with the provisions of the Securities Act, no stop order shall have been issued by the SEC and shall remain in effect with respect to the Tastemaker Proxy Statement/Prospectus and Registration Statement, and no proceeding seeking such a stop order shall have been threatened or initiated by the SEC and remain pending.

Section 8.02   Conditions to the Obligations of Tastemaker. The obligations of Tastemaker to consummate the First Merger and the other Transactions are subject to the satisfaction or waiver by Tastemaker (where permissible) of the following additional conditions:

(a)            Representations and Warranties of the Companies.

(i)            The representations and warranties of the Companies set forth in Article III (other than the Company Fundamental Representations and the representation and warranty in Section 3.09), without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Signing Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Company Material Adverse Effect;

(ii)            The Company Fundamental Representations shall be true and correct in all respects as of the Signing Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all respects as of such date); and

(iii)            The representation and warranty in Section 3.09, without giving effect to any materiality or Company Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Signing Date and as of the Closing Date as though then made.

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(b)            Agreements and Covenants. Each of the Companies, Parentco, and the Merger Subs, respectively, shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)            Company Officer Certificate. Each Company shall have delivered to Tastemaker a certificate, dated the Closing Date, signed by an authorized officer of the applicable Company certifying (i) as to the satisfaction of the conditions specified in Section 8.02(a) and 8.02(b) and (ii) the calculation of the Cash Consideration and Stock Consideration as of the Effective Time (with such supporting materials and calculations thereof as Tastemaker may reasonably request).

(d)            Quality Gold Secretary’s Certificate. Quality Gold shall have delivered to Tastemaker a certificate, dated the Closing Date, signed by the Secretary of Quality Gold certifying as to the resolutions of Quality Gold’s, Parentco’s, and the Merger Subs’ respective Governing Board, unanimously authorizing and approving this Agreement, the Amended and Restated Parentco Certificate of Incorporation, the Mergers and the other Transactions, and their respective equityholders’ authorization and approval of this Agreement, the Amended and Restated Parentco Certificate of Incorporation, the Mergers and the other Transactions.

(e)            Other Secretaries’ Certificate. Each of QGM, J&M and L&L shall have delivered to Tastemaker a certificate, dated the Closing Date, signed by the Secretary of each such Company certifying as to its respective Company Equityholders’ approval and to the resolutions of each such Company’s Governing Board, authorizing and approving this Agreement, the Amended and Restated Parentco Certificate of Incorporation, the applicable Merger to which such Company is a party, and the other Transactions.

(f)            Appointment to the Parentco Board. The individuals described on Exhibit D shall have been appointed to the Parentco Board effective as of the Effective Time.

(g)            Warrant Amendment. Parentco shall have delivered, or caused to be delivered, to the Companies and Tastemaker a fully executed Warrant Amendment.

(h)            Material Adverse Effect. Since the Signing Date, no Company Material Adverse Effect shall have occurred.

(i)            Registration Rights and Lock-Up Agreement. Parentco shall have delivered, or caused to be delivered, to Tastemaker a counterpart signature of the Registration Rights and Lock-Up Agreement executed by the Company Key Shareholders and Parentco.

(j)            Form W-9. Each Company shall have delivered to Tastemaker a properly completed and duly executed Internal Revenue Service Form W-9.

Section 8.03   Conditions to the Obligations of the Companies, Parentco, and the Merger Subs. The obligations of the Companies, Parentco, and the Merger Subs to consummate the Mergers and the other Transactions are subject to the satisfaction or waiver (where permissible) by the Companies of the following additional conditions:

(a)            Representations and Warranties.

(i)            The representations and warranties of Tastemaker set forth in Article V (other than the Tastemaker Fundamental Representations and the representations and warranties in Section 5.03), in each case, without giving effect to any materiality or Tastemaker Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Signing Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Tastemaker Material Adverse Effect;

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(ii)            The Tastemaker Fundamental Representations shall be true and correct in all respects as of the Signing Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(iii)            The representation and warranty set forth in Section 5.03, without giving effect to any materiality or Tastemaker Material Adverse Effect qualifiers contained therein, shall be true and correct, as of the Signing Date and as of the Closing Date, as though then made, in all respects other than de minimis inaccuracies and any inaccuracies resulting from redemptions of Redeeming Stockholders or any issuance of Equity Interests consented to by Quality Gold.

(b)            Agreements and Covenants. Tastemaker shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Effective Time.

(c)            Officer Certificate. Tastemaker shall have delivered to the Companies a certificate, dated the Closing Date, signed by an authorized officer of Tastemaker, certifying as to the satisfaction of the conditions specified in Section 8.03(a) and Section 8.03(b).

(d)            Secretary’s Certificate. Tastemaker shall have delivered to the Companies a certificate, dated the Closing Date, signed by the Secretary of Tastemaker certifying as to the resolutions of Tastemaker’s board of directors unanimously authorizing and approving this Agreement and the other Transactions and its stockholders’ authorization and approval of this Agreement and the other Transactions.

(e)            Registration Rights and Lock-Up Agreement. Tastemaker shall have delivered, or cause to be delivered, to Parentco a counterpart signature of the Registration Rights and Lock-Up Agreement executed by Tastemaker.

(f)            Warrant Amendment. Tastemaker shall have delivered, or cause to be delivered, to Parentco a fully executed Warrant Amendment.

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(g)            Sponsor Letter Agreement. Sponsor shall have performed, in all material respects, all of its obligations under the Sponsor Letter Agreement to be performed by or before the Effective Time.

Article IX

TERMINATION, AMENDMENT AND WAIVER

Section 9.01   Termination. This Agreement may be terminated and the Mergers and the other Transactions may be abandoned at any time prior to the Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the Company Equityholders or the stockholders of Tastemaker, as follows:

(a)            by mutual written consent of Tastemaker and Quality Gold; or

(b)            by either Tastemaker or Quality Gold if the Effective Time shall not have occurred on or before April 20, 2023 (the “Outside Date”); provided that the Outside Date shall automatically be extended without any further action by any party hereto until June 20, 2023 if the Registration Statement has not been declared effective by the SEC prior to February 14, 2023; provided, further, that this Agreement may not be terminated under this Section 9.01(b) by or on behalf of any party that is in breach or violation of any representation, warranty, covenant, agreement or obligation contained herein and such breach or violation is the primary cause of the failure of a condition set forth in Article VIII to be satisfied on or prior to the Outside Date; or

(c)            by either Tastemaker or Quality Gold if any Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, injunction, Order, decree or ruling (whether temporary, preliminary or permanent) which has become final and nonappealable and has the effect of making consummation of the Transactions, including the Mergers, illegal or otherwise preventing or prohibiting consummation of the Transactions, including the Mergers; or

(d)            by either Tastemaker or the Companies if the Tastemaker Stockholder Approval is not adopted and approved by the requisite Tastemaker stockholders at the Tastemaker Stockholders’ Meeting duly convened or any adjournment or postponement thereof; or

(e)            by Tastemaker upon a breach of any representation, warranty, covenant or agreement on the part of any of the Companies, Parentco, and the Merger Subs set forth in this Agreement, or if any representation or warranty of the Companies shall have become untrue, in either case such that the conditions set forth in Section 8.02(a) or Section 8.02(b) would not be satisfied (“Terminating Company Breach”); provided, that Tastemaker has not waived such Terminating Company Breach and Tastemaker is not then in breach of any representation, warranty, covenant or agreement on the part of Tastemaker set forth in this Agreement such that the conditions set forth in Section 8.03(a) or Section 8.03(b) would not be satisfied; provided, however, that, if such Terminating Company Breach is curable by the Companies, Parentco, or the Merger Subs, Tastemaker may not terminate this Agreement under this Section 9.01(e) unless such breach is not cured by the earlier of (i) thirty (30) days after written notice of such breach is provided by Tastemaker to the Companies; and (ii) the Outside Date; or

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(f)            by Quality Gold upon a breach of any representation, warranty, covenant or agreement on the part of Tastemaker set forth in this Agreement, or if any representation or warranty of Tastemaker shall have become untrue, in either case such that the conditions set forth in Section 8.03(a) and Section 8.03(b) would not be satisfied (“Terminating Tastemaker Breach”); provided, that Quality Gold has not waived such Terminating Tastemaker Breach and the Companies, Parentco and the Merger Subs are not then in breach of any representation, warranty, covenant or agreement on the part of the Companies, Parentco or the Merger Subs set forth in this Agreement such that the conditions set forth in Section 8.02(a) and Section 8.02(b) would not be satisfied; provided, however, that, if such Terminating Tastemaker Breach is curable by Tastemaker, Quality Gold may not terminate this Agreement under this Section 9.01(f) unless such breach is not cured by the earlier of (i) thirty (30) days after written notice of such breach is provided by the Companies to Tastemaker; and (ii) the Outside Date.

Section 9.02   Effect of Termination. Subject to Section 9.03, in the event of the termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any party hereto.

Section 9.03   Fees and Expenses. Except as otherwise set forth in this Agreement or any Transaction Document, if the Transactions are not consummated, all expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring such expenses. Notwithstanding the foregoing, the Companies shall pay (i) any filing or similar fees with respect to any regulatory or governmental approval (including any fees with respect to notifications required under the HSR Act), (ii) all fees and expenses incurred in connection with preparing and filing the Tastemaker Proxy Statement/Prospectus, the Tastemaker Stockholders’ Meeting and the receipt of stock exchange approval in connection with the listing of Parentco Common Stock issued as consideration in connection with the Closing, (iii) all transfer taxes and (iv) all other transaction expenses (which, if the Closing does not occur, shall not include any Taxes imposed on Tastemaker under Section 4501 of the Code as a result of a Tastemaker Share Redemption or any fees or other costs incurred by Tastemaker to extend the deadline for Tastemaker to consummate a business combination), except that Tastemaker will be responsible for the costs of Tastemaker’s advisors if the Closing does not occur.

Section 9.04   Amendment. This Agreement may be amended by the parties hereto at any time prior to the Effective Time. This Agreement may not be amended except by an instrument in writing signed by each of the parties hereto.

Section 9.05   Waiver. At any time prior to the Effective Time, any party hereto may (a) extend the time for the performance of any obligation or other act of any other party hereto, (b) waive any inaccuracy in the representations and warranties of any other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any agreement of any other party or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

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Article X

GENERAL PROVISIONS

Section 10.01   Non-Survival of Representations, Warranties and Agreements. The representations, warranties, agreements and covenants in this Agreement shall terminate at the Effective Time, except that this Section 10.01 shall not limit any covenant or agreement of the parties that by its terms requires performance after the Closing. Effective as of the Closing, there are no remedies available to the parties hereto with respect to any breach of the representations, warranties, covenants or agreements of the parties to this Agreement, except, with respect to those covenants and agreements contained herein that by their terms apply or are to be performed in whole or in part after the Closing, the remedies that may be available under Section 10.06.

Section 10.02   Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by telecopy or email or by registered or certified mail (postage prepaid, return receipt requested) to the respective parties at the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section 10.02):

if to Tastemaker:

Tastemaker Acquisition Corp.

501 Madison Avenue, Floor 5

New York, NY 10022

Attention: Christopher Bradley

Email: cbradley@mistralequity.com

with a copy (which shall not constitute effective notice) to:

DLA Piper LLP (US)

1251 Avenue of the Americas

New York, New York 10020

Attention: Sidney Burke

Email: sidney.burke@dlapiper.com

if to the Companies, Parentco, or the Merger Subs:

Quality Gold, Inc.

500 Quality Blvd.

Fairfield, OH 45014
Attention: Michael J. Langhammer, Chief Executive Officer
Email: mike@qgold.com

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with a copy (which shall not constitute effective notice) to:

Frost Brown Todd LLC

9277 Centre Pointe Drive, Suite 300

West Chester, OH 45069
Attention: Patricia M. Plavko, Esq.
Email: pplavko@fbtlaw.com

Section 10.03   Certain Definitions.

(a)            For purposes of this Agreement:

“Affiliate” of a specified person means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.

“Business Day” means a day except a Saturday, a Sunday or other day on which the SEC or banks in the City of New York or the State of Delaware are required by Law to be closed.

“Business Systems” means all software, computer hardware (whether general or special purpose), devices, electronic data processing, information, record keeping, communications, telecommunications, networks, interfaces, platforms, servers, peripherals and computer systems, including any outsourced systems and processes that are owned or used by or for any Companies or any Company Subsidiary in the conduct of its business.

“CARES Act” means the Coronavirus Aid, Relief and Economic Security Act, as signed into law by the President of the United States on March 27, 2020.

“Change in Control” means a transaction occurring after the Effective Time whereby a Person or group of Persons acting in concert (other than any Person or group of Persons acting in concert that held more than 50% of the total voting power or economic rights of the equity securities of Parentco as of the Effective Time) acquire, directly or indirectly, more than 50% of the total voting power or economic rights of the equity securities of Parentco (excluding, for the avoidance of doubt, any Deferred Shares to become vested in connection with such transaction pursuant to Section 2.05) (whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of equity securities or otherwise).

“Closing Adjustment” means an amount (which may be positive or negative) equal to (a) the Closing Working Capital minus the Target Working Capital (provided that if the amount calculated under this clause (a) exceeds $10 million, then this clause (a) shall be deemed to be $10 million and the Company Equityholders shall receive a number of newly issued shares of Parentco Common Stock (the “Closing Adjustment Deferred Shares”) equal, in the aggregate, to the quotient of such excess divided by $10.10) plus (b) the Closing Net Debt minus the Target Net Debt plus (c) the Specified Tastemaker Expenses.

“Closing Net Debt” means an amount (which may be positive or negative) equal to (a) the cash and cash equivalents, net of outstanding checks, of the Specified Group Companies minus (b) the total Debt of the Specified Group Companies, in each case, determined as of 11:59 p.m. on the day immediately preceding the Closing Date and determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies used in the Example Statement.

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“Closing Working Capital” means an amount (which may be positive or negative) equal to (a) the Current Assets of the Specified Group Companies minus (b) the Current Liabilities of the Specified Group Companies, determined as of 11:59 p.m. on the day immediately preceding the Closing Date.

“Code” means the United States Internal Revenue Code of 1986, as amended.

“Company Acquisition Proposal” means a proposal or offer from any Person (other than Tastemaker or Representatives) providing for any (i) merger, consolidation, share exchange, business combination, recapitalization or similar transaction involving a Company, pursuant to which any such Person (including such Person’s direct or indirect shareholders immediately prior to such transaction) would own or control, directly or indirectly, twenty percent (20%) or more of the voting power of any Company immediately following such transaction, (ii) sale or other disposition, directly or indirectly, of assets of any Company (including the capital stock or other equity interests of any of such Company’s Subsidiaries) and/or any Company Subsidiary representing twenty percent (20%) or more of the consolidated assets, revenues or net income of such Company and its Subsidiaries, taken as a whole, (iii) issuance or sale or other disposition of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of any Company, or (iv) tender offer, exchange offer or any other transaction or series of transactions in which any Person would acquire, directly or indirectly, beneficial ownership of capital stock or other equity interests representing twenty percent (20%) or more of the voting power of any Company.

“Company Data” means all Personal Data, Intellectual Property, Company Product Data, confidential information or customer or employee data in the possession or control of any Company, a Company Subsidiary, or any of its or their contractors or services providers with regard to any Company Data obtained from or on behalf of any Company or any Company Subsidiary.

“Company Employee Benefit Plan” means each employee benefit plan, program, policy, practice, Contract or other agreement or arrangement providing for employment, compensation, severance, pension arrangement, profit-sharing, termination pay, deferred compensation, retirement benefits, performance awards, bonus, stock or stock-related awards or other equity based benefit, health, welfare, disability, insurance, vacation, options, retention, change of control, golden parachute, education or tuition assistance, fringe benefits, perquisites or other benefits or remuneration sponsored or maintained by any Company or any of the Company Subsidiaries or to which any Company or any of the Company Subsidiaries contributes or could otherwise reasonably be expected to have any liability, in each case, excluding plans or other arrangements sponsored or maintained solely by any Governmental Authority.

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“Company Equityholders” means all holders of Equity Interests in any Company prior to the Closing.

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.01 (Organization and Qualifications; Subsidiaries), Section 3.03 (Capitalization), Section 3.04 (Authority Relative to This Agreement), Section 3.08 (No Company Material Adverse Effect), Section 3.26 (Brokers), and Article IV.

“Company IP Rights” means, collectively, the Company-Owned Intellectual Property Rights and the Company-Licensed IP that is material to the respective business of each Company and the Company Subsidiaries as currently conducted.

“Company Key Shareholders” means Michael Langhammer and Jason Langhammer and/or entities controlled by such individuals which currently own Equity Interests in any of the Companies (including any trusts for the benefit of any family member of the foregoing).

“Company Leased Real Property” means any real property which any Company or any of the Company Subsidiaries leases, subleases, licenses an interest in real property from any other third-party Person or otherwise occupies pursuant to a similar occupancy agreement (whether as a tenant, subtenant or pursuant to other occupancy arrangements).

“Company-Licensed IP” means all Intellectual Property owned by a third party and licensed to any Company or any Company Subsidiary or to which any Company or any Company Subsidiary otherwise has a right to use.

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“Company Material Adverse Effect” means any change, effect, event, occurrence, state of facts, condition or development (each a “Change,” and collectively, “Changes”) that, individually or in the aggregate with all other Changes, has had or would reasonably be expected to have a material adverse effect on (a) the business, condition (financial or otherwise) or results of operation of the Companies, Parentco and the Company Subsidiaries, taken as a whole, or (b) the ability of the Companies, Parentco and the Company Subsidiaries to perform their respective obligations under this Agreement and the other Transaction Documents and to consummate the Transactions; provided, however, that, for the purposes of the foregoing clause (a), in no event will any of the following be deemed, either alone or in combination, to constitute, or be taken into account in determining whether there has been or would reasonably be expected to be, a Company Material Adverse Effect: any adverse Change attributable to: (i) operating, business, regulatory or other conditions (financial or otherwise) generally effecting the industries in which a Company or the Company Subsidiaries operate; (ii) general economic conditions, including changes in the credit, securities, currency, banking, exchange, debt, financial or capital markets (including changes in interest or exchange rates), in each case, in the United States or India, including any suspension of trading in securities (whether equity, debt, derivative or hybrid securities) generally on any securities exchange or over-the-counter market operating in the United States or India; (iii) any stoppage or shutdown of any Governmental Authority (including any default by a Governmental Authority or delays in payments or delays or failures to act by any Governmental Authority), or any continuation of any such stoppage or shutdown; (iv) the announcement or pendency or consummation of the Transactions (including the identity of Tastemaker or any communication by Tastemaker or any of its Affiliates regarding its plans or intentions with respect to the business of any Company, Parentco or any Company Subsidiary, and in each case, including the impact thereof on relationships with customers, suppliers, distributors, partners or employees or others having relationships with any Company or any Company Subsidiary) or the taking of any action required by this Agreement and the other agreements contemplated hereby, including the completion of the Transactions (provided that this clause (iv) shall not apply to any representation and warranty contained in Section 3.05, Section 4.05 or Section 5.05 to the extent that it purports to address the effect of this Agreement and/or any other Transaction Documents or the Transactions (or the condition to Closing contained in Section 8.02(a) to the extent it relates to such representations and warranties)) or any action taken at the written request of Tastemaker and not otherwise required to have been taken by this Agreement or any other Transaction Document; (v) changes in GAAP or other accounting requirements or principles or any changes in applicable Laws or the interpretation thereof or other legal or regulatory conditions; (vi) the failure of any Company or any Company Subsidiary to meet or achieve the results set forth in any internal or published budget, plan, projection, prediction or forecast (although the underlying facts and circumstances resulting in such failure shall be taken into account unless otherwise excluded under clauses (i) through (v) or (vii) through (ix) of this definition); (vii) global, national or regional political, financial, economic or business conditions, including hostilities, acts of war, sabotage or terrorism or military actions or any escalation, worsening or diminution of any such hostilities, acts of war, sabotage or terrorism or military actions existing or underway; (viii) effects arising from or relating to epidemics, pandemics, or disease outbreaks, including COVID-19 or any COVID-19 Measures; or (ix) hurricanes, earthquakes, floods, tsunamis, tornadoes, mudslides, wild fires, or other natural disasters and other force majeure events in the United States or any other country or region in the world, in each case with respect to any of the foregoing clauses (i), (ii), (iii), (v), (vii), (viii) and (ix), to the extent such Change does not materially and disproportionately affect the Companies and the Company Subsidiaries, taken as a whole, relative to other companies in the industries in which the Companies and the Company Subsidiaries operate.

“Company-Owned Intellectual Property Rights” means all Intellectual Property owned or purported to be owned by any Company or any Company Subsidiary and used in its business as currently conducted.

“Company Owned Real Property” means any material real property owned by any Company or any of the Company Subsidiaries.

“Company Product Data” means all data and information, whether in electronic or any other form or medium, that is accessed, collected, used, processed, stored, shared, distributed, transferred, disclosed, destroyed, or disposed of by any of the Products.

“Company Shares” means the Equity Interests of any Company.

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“Contract” means any legally binding written or oral agreement, contract, arrangement, lease, sublease, loan agreement, security agreement, license, indenture or other similar instrument or obligation to which the party in question is a party.

“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“COVID-19 Measures” means any quarantine, “shelter in place,” “stay at home,” workforce reduction, face covering, personal protective equipment, social distancing, delay, shut down (including, the shutdown of air cargo routes, shut down of foodservice or certain business activities), closure, sequester, safety or similar Law, directive, guidelines or recommendations promulgated by any Governmental Authority, including with respect to the United States, the Centers for Disease Control and Prevention and the World Health Organization, in each case, in connection with or in response to COVID-19, including the CARES Act, Families First Act, and any future Law, directive, guidelines or recommendations promulgated by any Governmental Authority in connection with or in response to COVID-19.

“Current Assets” means the current assets of the Specified Group Companies on a consolidated basis included in the line items set forth in the Example Statement, determined in accordance with (a) the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, and (b) the modifications and limitations, in each case, used in the Example Statement. Notwithstanding anything to the contrary herein, in calculating Closing Working Capital, to the extent any of the following would otherwise be included in the calculation of Current Assets: (1) the cash and cash equivalents, net of outstanding checks, shall not be included in Current Assets; and (2) any related party balances, including any amounts owed from any Affiliate or other Related Party, shall not be included in Current Assets.

“Current Liabilities” means the current liabilities of the Specified Group Companies on a consolidated basis included in the line items set forth in the Example Statement, determined in accordance with (a) the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, and (b) the modifications and limitations, in each case, used in the Example Statement. Notwithstanding anything to the contrary herein, in calculating Closing Working Capital, to the extent any of the following would otherwise be included in the calculation of Current Liabilities: (1) any related party balances, including any amounts owed to any Affiliate or other Related Party, shall not be included in Current Liabilities; (2) Debt, including both principal and interest and lines of credit, shall not be included in Current Liabilities; and (3) any fees, costs or other expenses incurred in connection with this Agreement or the Transactions shall not be included in Current Liabilities.

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“Debt” means any liability under or for: (a) indebtedness for borrowed money (including, in the case of Debt of the Specified Group Companies, notes payable to QGCLH and Larry Mandel and any unpaid interest on such notes); (b) indebtedness evidenced by a note, debenture, deed of trust, mortgage or similar instrument, including any commitments by which a creditor is assured or guaranteed for loss; (c) letters of credit, bankers acceptances or surety bonds (but only to the extent such letter of credit or surety bond has been drawn upon and then only the outstanding amount required to be paid due to such draws); (d) all obligations for deferred payment obligations, including deferred compensation under any employment agreement; and (e) any obligations with respect to the termination of any interest rate hedging or swap agreements.

“Equity Interest” means, with respect to any Person, any capital stock of, or other ownership, membership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights in, such person or any indebtedness, securities, options, warrants, call, subscription or other rights or entitlements of, or granted by, such Person or any of its Affiliates that are convertible into, or are exercisable or exchangeable for, or give any person any right or entitlement to acquire any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested, of such Person or any of its Affiliates or any similar security or right that is derivative or provides any economic benefit based, directly or indirectly, on the value or price of any such capital stock or other ownership, partnership, voting, joint venture, equity interest, preemptive right, stock appreciation, phantom stock, profit participation or similar rights, in all cases, whether vested or unvested.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means any entity that together with any Company is deemed to be a “single employer” for purposes of Section 4001(b)(i) of ERISA or part of the same “controlled group” as the Company for purposes of Section 414 of the Code.

“Example Statement” means the Example Statement attached hereto as Exhibit E.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, as they may be amended from time to time.

“Families First Act” means the Families First Coronavirus Response Act, as signed into Law by the President of the United States on March 18, 2020.

“Fully Diluted Basis” means the number of shares of Parentco Common Stock issued and outstanding at Closing, including any shares reserved for issuance under the New Stock Incentive Plan.

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“Governing Board” means, with respect to any Person, such Person’s board of directors, board of managers, or other applicable governing body.

“Governmental Authority” means any United States or non-United States federal, state, city, county or local government, governmental, regulatory, administrative authority, agency, department, board, bureau, instrumentality, division or commission thereof or any court, tribunal, judicial or arbitral body or a securities exchange.

“Group Companies” means, collectively, the Companies and the Company Subsidiaries, and “Group Company” means any of them.

“Hazardous Substances” means (a) those substances defined as hazardous in or regulated as hazardous under the following United States federal statutes and their state counterparts, as each may be amended from time to time, and all regulations thereunder: the Hazardous Materials Transportation Act, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Safe Drinking Water Act, the Atomic Energy Act, the Federal Insecticide, Fungicide, and Rodenticide Act and the Clean Air Act; (b) petroleum and petroleum products, including by-products, breakdown products, crude oil and any fractions thereof; (c) natural gas, synthetic gas, and any mixtures thereof; and (d) polychlorinated biphenyls, per- and poly-fluoroalkyl substances, toxic mold and asbestos.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996, P.L. 104-191, and all amendments thereto, including the Health Information Technology for Economic and Clinical Health Act, part of the American Recovery and Reinvestment Act of 2009, and all regulations promulgated thereunder (including the Standards for Privacy of Individually Identifiable Health Information, 45 CFR Parts 160 and 164, Subparts A and E, the Security Standards for the Protection of Electronic Protected Health Information, 45 CFR Parts 160 and 164, Subparts A and C, the Standards for Electronic Transactions and Code Sets, 45 CFR Parts 160 and 162, and the Breach Notification for Unsecured Protected Health Information Rules, 45 CFR Parts 164, Subpart D).

“Intellectual Property” means (a) patents and patent applications, together with all reissues, continuations, continuations-in-part, divisionals, revisions, extensions or reexaminations thereof, (b) trademarks and service marks, trade dress, trade names, Internet domain names and other source identifiers together all applications, registrations and renewals in connection therewith, together with all of the goodwill associated with the foregoing, (c) copyrights and other works of authorship, moral rights, and registrations and applications for registration thereof, (d) trade secrets (including know how, formulas, compositions, inventions (whether or not patentable or reduced to practice)), customer and supplier lists, improvements, protocols, processes, methods and techniques, research and development information, industry analyses, algorithms, architectures, layouts, drawings, specifications, designs, plans, methodologies, proposals, industrial models, technical data, financial and accounting and all other data, databases and database rights, pricing and cost information, business and marketing plans and proposals, and customer and supplier lists (including lists of prospects and related information, in each case, to the extent constituting a trade secret under applicable Law); and (e) all other intellectual property or proprietary rights of any kind or description.

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“knowledge” or “to the knowledge” of a person means in the case of any Group Company, the actual knowledge of Michael Langhammer, Jason Langhammer, Pareesh Mehta, and Dennis Horn after taking into account the reasonable inquiry of the actual knowledge of any employee who primarily and directly reports to such individual (and shall in no event encompass constructive, imputed or similar concept of knowledge beyond the standard described earlier in this sentence), and in the case of Tastemaker the actual knowledge of David Pace, Andrew Pforzheimer, Gregory Golkin, Christopher Bradley and Dan Fleischmann after taking into account the reasonable inquiry of the actual knowledge of any employee who primarily and directly reports to such individual (and shall in no event encompass constructive, imputed or similar concept of knowledge beyond the standard described earlier in this sentence).

“Labor Agreement” means (i) any collective bargaining agreement (ii) any industry-wide or nation-wide agreement governing labor or (iii) any other labor-related agreement, arrangement or understanding to which any Company or any of the Company Subsidiaries, are subject or bound.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means any mortgage, lien, hypothecation, pledge, charge, encumbrance or any other security interest of third parties or any agreement to create any of the foregoing.

“Look-Back Date” means April 1, 2020.

“Nasdaq Stock Market” means the Nasdaq Capital Market, the Nasdaq Global Market or the Nasdaq Global Select Market, as may be applicable.

“Net Debt” means an amount (which may be positive or negative) equal to (a) the total Debt of the Specified Group Companies minus (b) the cash and cash equivalents, net of outstanding checks, of the Specified Group Companies, in each case, determined in accordance with the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies used in the Example Statement.

“Net Working Capital” means an amount (which may be positive or negative) equal to (a) the Current Assets minus (b) the Current Liabilities.

“New Stock Incentive Plan” means an equity incentive plan mutually agreeable to Quality Gold and Tastemaker.

“Order” means any writ, judgment, injunction, determination, consent, order, decree, stipulation, award or executive order of or by any Governmental Authority.

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“Organizational Documents” means: (i) in the case of a person that is a corporation or a company, its articles or certificate of incorporation and its bylaws, memorandum of association, articles of association, regulations or similar governing instruments required by the Laws of its jurisdiction of formation or organization; (ii) in the case of a person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (iii) in the case of a person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (iv) in the case of a person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the Laws of its jurisdiction of organization.

“Parentco Common Stock” means the shares of common stock of Parentco, par value $0.0001 per share, authorized pursuant to the Amended and Restated Parentco Certificate of Incorporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permit” means any franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority.

“Permitted Liens” means (a) warehousemen’s, mechanic’s, materialmen’s, carriers’, repairers’, builders’, suppliers’, construction and other Liens arising or incurred in the ordinary course of business for amounts that are not yet delinquent or are being contested in good faith, (b) Liens for Taxes, assessments, utilities or other governmental charges not yet due and payable as of the Closing Date or which are being contested in good faith and for which adequate reserves have been established in accordance with GAAP, (c) encumbrances and restrictions on real property (including easements, covenants, conditions, rights of way, servitudes, restrictive covenants, reciprocal agreements, cost-sharing agreements and similar restrictions affecting title to the real property and other title defects) that do not materially interfere with the Company or the Company Subsidiaries’ present uses or occupancy of such real property, (d) Liens securing the obligations of any Company or the Company Subsidiaries under any existing credit or other finance agreement, (e) Liens granted to any lender at the Closing in connection with any financing by Tastemaker, Parentco, or any of the Merger Subs of the Transactions, (f) zoning, building codes and other land use Laws, by-laws, regulations and ordinances regulating the use or occupancy of real property or the activities conducted thereon which are imposed by any Governmental Authority having jurisdiction over such real property, (g) any right, interest, Lien or title of a lessor or sublessor under any lease or other similar agreement or in the property being leased, (h) development agreements, subdivision agreements, site plan control agreements, servicing agreements and other similar agreements with any Governmental Authority or utility company affecting the development, servicing use or operation of any real property and any Liens in respect of security given to any Governmental Authority or utility company in connection therewith, (i) non-exclusive licenses of Intellectual Property entered in the ordinary course of business, (j) purchase money Liens and Liens securing rental payments under capital lease arrangements, (k) restrictions in joint venture agreements on the applicable joint venture granting Liens on its assets or the equity interests of such joint venture, (l) Liens incurred or pledges or deposits made in the ordinary course of business in connection with worker’s compensation, unemployment insurance or other forms of governmental insurance or benefit (m) Liens in favor of customs and revenue authorities arising as a matter of Law to secure payments of customs duties in connection with the importation of goods and (n) such other Liens which arise in the ordinary course of business that are not, individually or in the aggregate, material in amount or that, in the aggregate, do not materially impair the value or the continued use and operation of the business of the Companies or the Company Subsidiaries.

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“Person” or “person” means an individual, corporation, partnership, limited partnership, limited liability company, syndicate, person (including, without limitation, a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.

“Personal Data” means any data relating to one or more individual(s) or an individual’s device, data that identifies an individual or, in combination with any other information or data available to a Company or a Company Subsidiary, is capable of identifying an individual or an individual’s device; data that is non-personally identifying, including, without limitation, aggregate or de-identified data; and data that is defined as personal data, personally identifiable information, personal information, or similar term as defined under Privacy Laws, Privacy Agreements, or Privacy and Information Security Policies. Personal Data includes information in any form, whether paper or electronic.

“Proceeding” means any action, claim, inquiry, suit, charge, litigation, arbitration, notice of violation or citation received, investigation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Authority.

“Products” mean any products or services that are developed by, offered for sale, distributed, or otherwise provided by the Companies or the Company Subsidiaries to purchasers, whether directly or through multiple tiers of distribution.

“Redeeming Stockholder” means each Tastemaker stockholder who properly exercises its Redemption Rights.

“Redemption Rights” means the redemption rights provided for in Section 9.2 of the Certificate of Incorporation of Tastemaker.

“Specified Group Companies” means Quality Gold and its Subsidiaries, but excluding any Subsidiary that was acquired after the Signing Date.

“Specified Tastemaker Expenses” means an amount equal to the sum (without duplication), which amount may be positive or negative, of (a) any Debt of Tastemaker, including any working capital loans from the Sponsor, that is outstanding at the Closing plus (b) any unpaid expenses incurred in connection with any amendment to the Organizational Documents of Tastemaker and/or the Trust Agreement to extend the deadline for Tastemaker to consummate a business combination plus (c) the amount of any Taxes imposed under Section 4501 of the Code as a result of a Tastemaker Share Redemption plus (d) all premiums and other costs and expenses attributable to the D&O Tail Policy for the benefit of Tastemaker that is referenced in Section 7.12(c) as mutually agreed by Tastemaker and the Companies minus (e) all funds held by Tastemaker outside of the Trust Account and immediately available to Tastemaker minus (f) all Taxes payable to any Governmental Authority in India as a result of the consummation of the Transactions.

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“Sponsor” means Tastemaker Sponsor LLC.

“Subsidiary” or “Subsidiaries” of any person means any corporation of which a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such person or one or more of the other Subsidiaries of such person or a combination thereof, or any partnership, limited liability company, association or other business entity of which a majority of the partnership, limited liability company or other similar ownership interest is at the time owned or controlled, directly or indirectly, by such person or one or more Subsidiaries of such person or a combination thereof. For purposes of this definition, a person is deemed to have a majority ownership interest in a partnership, limited liability company, association or other business entity if such person is allocated a majority of the gains or losses of such partnership, limited liability company, association or other business entity or is or controls the managing member or general partner or similar position of such partnership, limited liability company, association or other business entity.

“Target Net Debt” means -$94 million (negative $94 million).

“Target Working Capital” shall be an amount equal to the average Net Working Capital for August 2022, September 2022 and October 2022 determined in accordance with (a) the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies, and (b) the modifications and limitations, in each case, used in the Example Statement.

“Tastemaker Acquisition Proposal” means a proposal, inquiry or offer from any Person (other than the Companies or their respective Subsidiaries or Representatives) to Tastemaker or by Tastemaker to any Person (other than the Companies or their respective Subsidiaries or Representatives) providing for any merger, purchase of a material portion of the ownership interests or assets of, recapitalization or similar business combination transaction involving Tastemaker and any Person that is not the Companies.

“Tastemaker Common Stock” means the Tastemaker Class A Common Stock and the Tastemaker Class B Common Stock.

“Tastemaker Fundamental Representations” means the representations and warranties set forth in Section 5.01 (Corporate Organization), Section 5.04 (Authority Relative to This Agreement), Section 5.08 (Absence of Certain Changes or Events), Section 5.12 (Brokers), Section 5.13 (Trust Account) and Section 5.15 (Liabilities).

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“Tastemaker Material Adverse Effect” means any Change that, individually or in the aggregate with all other Changes, is or is reasonably likely to (i) be materially adverse to the business, condition (financial or otherwise), assets, liabilities, business plans or results of operations of Tastemaker taken as a whole or (ii) prevent or materially delay consummation of any of the Transactions or otherwise prevent or materially delay Tastemaker from performing its obligations under this Agreement; provided, however, that clause (i) shall not include any Change resulting from changes in general economic conditions or changes in securities markets in general that do not have a materially disproportionate effect (relative to other industry participants) on Tastemaker.

“Tastemaker Private Warrants” means the “Private Placement Warrants” as defined in the Tastemaker Warrant Instrument.

“Tastemaker Share Redemption” means the election of an eligible holder of the Tastemaker Class A Common Stock (as determined in accordance with the Organizational Documents of Tastemaker and the Trust Agreement) to redeem all or a portion of such holder’s Tastemaker Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the Organizational Documents of Tastemaker and the Trust Agreement), by tendering such holders’ Tastemaker Class A Common Stock for redemption not later than the Tastemaker Share Redemption Deadline.

“Tastemaker Share Redemption Deadline” means 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Tastemaker Stockholders’ Meeting.

“Tastemaker Warrant Instrument” means that certain warrant agreement, dated January 7, 2021, by and between Tastemaker and Continental Stock Transfer & Trust Company.

“Tastemaker Warrants” means the issued and outstanding warrants to purchase shares of Tastemaker Class A Common Stock.

“Tax” or “Taxes” means any federal, state, local or foreign income, gross receipts, franchise, estimated, alternative minimum, add-on minimum, sales, use, transfer, real property gains, registration, value added, excise, natural resources, severance, stamp, occupation, premium, windfall profit, real property, personal property, capital stock, social security, unemployment, disability, payroll, license, employee or other withholding, or other similar tax, including any interest, penalties or additions to tax in respect of the foregoing.

“Tax Returns” means any return, report, information return or other document (including schedules or any related or supporting information) filed or required to be filed with any Governmental Authority or other authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws or administrative requirements relating to any Tax.

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“Trading Day” means any day on which the Parentco Common Stock is traded on the Nasdaq Stock Market, or, if Nasdaq Stock Market is not the principal trading market for the Parentco Common Stock on such day, then on the principal national securities exchange or securities market on which the Parentco Common Stock is then traded.

“Transaction Documents” means this Agreement, including all schedules and exhibits hereto, the Company Disclosure Schedule, the Tastemaker Disclosure Schedule, the Amended and Restated Parentco Certificate of Incorporation, the Support Agreement, the Registration Rights and Lock-up Agreement, the Sponsor Letter Agreement and all other agreements, certificates and instruments executed and delivered by Tastemaker, Parentco, or any Group Company in connection with the Transactions.

“Transactions” means the transactions contemplated by this Agreement and the Transaction Documents, including the Mergers.

“Transfer Taxes” means any sales, use, value-added, business, goods and services, transfer (including any stamp duty or other similar Tax chargeable in respect of any instrument transferring property), documentary, conveyancing or similar Tax or expense or any recording fee, in each case that is imposed as a result of the Transactions, together with any penalty, interest and addition to any such item with respect to such item.

“Treasury Regulations” means the United States Treasury regulations issued pursuant to the Code.

“Trust Account” means the trust account established by Tastemaker pursuant to the Trust Agreement.

“WARN Act” means the Worker Adjustment and Retraining Notification Act (29 USC § 2101 et seq.) and the regulations promulgated thereunder or any similar state, local or foreign Law.

(b)           The following terms have the meaning set forth in the Sections set forth below:

Defined Term	Location of Definition

Action	§ 3.11
Agreement	Preamble
Allocation Schedule	§ 2.04
Amended and Restated Parentco Certificate of Incorporation	§ 1.05(f)
Annual Financial Statements	§ 3.07(a)
Anti-Corruption Laws	§ 3.20(a)
Antitrust Laws	§ 7.08(c)
Attorney-Client Communications	§ 10.14(b)

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Defined Term	Location of Definition

Blue Sky Laws	§ 3.05(b)
Cash Consideration	§ 2.03
Cash Consideration Shortfall	§ 2.03
Change	Definition of Company Material Adverse Effect
Changes	Definition of Company Material Adverse Effect
Claims	§ 6.03(b)
Closing	§ 1.02
Closing Adjustment Statement	§ 2.07
Closing Adjustment Deferred Shares	Definition of Closing Adjustment
Closing Date	§ 1.02
Closing Form 8-K	§ 7.01(c)
Companies	Preamble
Company	Preamble
Company Disclosure Schedule	Article III
Company Permits	§ 3.06
Company Proprietary Information	§ 3.15(a)
Company Subsidiary	§ 3.01(a)
Confidentiality Agreement	§ 7.04(b)
COVID-19 Quarantine Period	§ 3.19
D&O Indemnified Parties	§ 7.12(a)
D&O Tail Policy	§ 7.12(c)
Deferred Company Shares	Recitals
Deferred Share Restrictions	§ 2.05(b)(iii)
Deferred Shares	Recitals
Deferred Sponsor Shares	Recitals
DGCL	Recitals
Disputed Amounts	§ 2.07(c)(ii)
DLA	§ 10.14(a)
Effective Time	§ 1.03(e)
Enforceability Exceptions	§ 3.04(a)
Environmental and Safety Requirements	§ 3.17(a)
Equity Pool	§ 7.06
Extraordinary Dividend	§ 2.05(d)(iii)
FBT	§ 10.14(a)
Fifth Certificate of Merger	§ 1.03(e)
Fifth Merger	Recitals
Fifth Surviving Company	§ 1.01(e)
Financial Statements	§ 3.07(a)
First Certificate of Merger	§ 1.03(a)
First Merger	Recitals
First Surviving Company	§ 1.01(a)
Fourth Certificate of Merger	§ 1.03(d)

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Defined Term	Location of Definition

Fourth Merger	Recitals
Fourth Surviving Company	§ 1.01(d)
GAAP	§ 5.07(b)
HSR Act	§ 3.05(b)
Independent Accountants	§ 2.07(c)(ii)
IT Systems	§ 3.15(c)
J&M	Preamble
Jewelry Laws	§ 3.06(b)
L&L	Preamble
Latest Balance Sheet Date	§ 3.07(a)
Law	§ 3.05(a)
Material Contracts	§ 3.18(a)
Merger Consideration	§ 2.03
Merger Sub	Preamble
Merger Sub I	Preamble
Merger Sub II	Preamble
Merger Sub III	Preamble
Merger Sub IV	Preamble
Merger Sub V	Preamble
Merger Subs	Preamble
Mergers	Recitals
Non-Party Affiliate	§ 10.13
OGCL	Recitals
OLLCA	Recitals
Outside Date	§ 9.01(b)
Outstanding Tastemaker Shares	§ 5.03(a)
Outstanding Tastemaker Warrants	§ 5.03(a)
Parentco	Preamble
Parentco Board	Recitals
Parentco Warrant	§ 2.06
Parentco Warrants	§ 2.06
Price Target 1	§ 2.05(c)(i)
Price Target 2	§ 2.05(c)(ii)
Price Target 3	§ 2.05(c)(iii)
Price Targets	§ 2.05(c)(iii)
Privacy Agreements	§ 3.15(d)
Privacy and Information Security Policies	§ 3.15(d)
Privacy Laws	§ 3.15(d)
Processing	§ 3.15(d)
QGM	Preamble
Quality Gold	Preamble
Quality Gold Group	§ 10.14(b)
Real Property Lease	§ 3.14(b)
Registration Rights and Lock-Up Agreement	Recitals
Registration Statement	§ 7.01(a)

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Defined Term	Location of Definition

Related Party	§ 6.02(c)(xix)
Representatives	§ 7.04(a)
SEC	§ 5.07(a)
Second Certificate of Merger	§ 1.03(b)
Second Merger	Recitals
Second Surviving Company	§ 1.01(b)
Securities Act	§ 5.07(a)
Signing Date	Preamble
SPAC Trustee	§ 5.13
Specified Tastemaker Equityholders	§ 10.14(a)
Sponsor Letter Agreement	Recitals
Statement of Objections	§ 2.07(c)(ii)
Stock Consideration	§ 2.03
Support Agreement	Recitals
Surviving Companies	§ 1.01(e)
Surviving Company	§ 1.01(e)
Tastemaker	Preamble
Tastemaker Board	Recitals
Tastemaker Board Recommendation	Recitals
Tastemaker Class A Common Stock	§ 5.03(a)
Tastemaker Class B Common Stock	§ 5.03(a)
Tastemaker Closing Cash	§ 2.03
Tastemaker Disclosure Schedule	Article V
Tastemaker Group	§ 10.14(c)
Tastemaker Preferred Stock	§ 5.03(a)
Tastemaker Proxy Statement/Prospectus	§ 7.01(a)
Tastemaker SEC Reports	§ 5.07(a)
Tastemaker Stockholder Approval	§ 7.02
Tastemaker Stockholders’ Meeting	§ 7.02
Tax Attribute	§ 3.16(r)
Terminating Company Breach	§ 9.01(e)
Terminating Tastemaker Breach	§ 9.01(f)
Third Certificate of Merger	§ 1.01(c)
Third Merger	Recitals
Third Surviving Company	§ 1.01(c)
Threshold Amount	§ 2.03
Transaction Litigation	§ 7.14
Triggering Event	§ 2.05(c)
Trust Agreement	§ 5.13
Unaudited Financial Statements	§ 3.07(a)
Updated Closing Adjustment Statement	§ 2.07
Warrant Amendment	§ 2.06

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Section 10.04   Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.

Section 10.05   Entire Agreement; Assignment. This Agreement and the other Transaction Documents constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof. This Agreement shall not be assigned (whether pursuant to a merger, by operation of Law or otherwise); provided, however, that a Company may assign its rights (in whole or in part) under this Agreement to any lender or financing source, but in no event shall any such assignment release such Company from any of its obligations under this Agreement.

Section 10.06   Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and, accordingly, that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the parties’ obligation to consummate the Transactions) in the Delaware Chancery Court or, if that court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity. Each of the parties hereby further waives (a) any defense in any action for specific performance that a remedy at Law would be adequate and (b) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

Section 10.07   Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement other than Section 7.08(b) (which is intended to be for the benefit of any underwriter, placement agent, financial advisor, capital markets advisor or other adviser and may be enforced by such persons) and Section 7.12 (which is intended to be for the benefit of the persons covered thereby and may be enforced by such persons).

Section 10.08   Governing Law. This Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed in that state. Except as expressly provided in Section 2.07, all (a) actions and proceedings arising out of or relating to this Agreement shall be heard and determined exclusively in any Delaware Chancery Court, or if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware, and (b) the parties hereto hereby (i) submit to the exclusive jurisdiction of the Delaware Chancery Court (or, if such court does not have subject matter jurisdiction, any state or federal court located in the State of Delaware) for the purpose of any Action arising out of or relating to this Agreement or any other Transaction Document brought by any party hereto, and (ii) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such Action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the Action is brought in an inconvenient forum, that the venue of the Action is improper, or that this Agreement or the Transactions may not be enforced in or by any of the above-named courts.

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Section 10.09   Waiver of Jury Trial. Each of the parties hereto hereby waives to the fullest extent permitted by applicable Law any right it may have to a trial by jury with respect to any litigation directly or indirectly arising out of, under or in connection with this Agreement, the Transaction Documents or the Transactions. Each of the parties hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce that foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement, Transaction Documents and the Transactions, as applicable, by, among other things, the mutual waivers and certifications in this Section 10.09.

Section 10.10   Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 10.11   Counterparts. This Agreement may be executed and delivered (including by facsimile or electronic transmission) in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement.

Section 10.12   Construction. In this Agreement:

(a)            References to particular sections and subsections, schedules, and exhibits not otherwise specified are cross-references to sections and subsections, schedules, and exhibits of this Agreement.

(b)            The words “herein,” “hereof,” “hereunder,” and words of similar import refer to this Agreement as a whole and not to any particular provision of this Agreement, and, unless the context requires otherwise, “party” means a party signatory hereto.

(c)            Any use of the singular or plural, or the masculine, feminine, or neuter gender, includes the others, unless the context otherwise requires; “including” means “including without limitation;” “or” means “and/or;” “any” means “any one, more than one, or all.”

(d)            Unless otherwise specified, any reference to any reference to a statute or other Law includes any rule, regulation, ordinance, or the like promulgated thereunder, in each case, as amended, restated, supplemented, or otherwise modified from time to time.

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(e)            Any reference to a numbered schedule means the same-numbered section of the Company Disclosure Schedule. Any reference in a schedule contained in the Company Disclosure Schedules shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) the applicable representations and warranties (or applicable covenants) that are contained in the section or subsection of this Agreement that corresponds to such schedule and any other representations and warranties (or applicable covenants) contained in this Agreement to which the relevance of such item thereto is reasonably apparent on its face. The mere inclusion of an item in a schedule as an exception to (or, as applicable, a disclosure for purposes of) a representation or warranty (or applicable covenants) shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item would have a Company Material Adverse Effect or establish any standard of materiality to define further the meaning of such terms for purposes of this Agreement.

(f)            If any action is required to be taken or notice is required to be given within a specified number of days following a specific date or event, the day of such date or event is not counted in determining the last day for such action or notice. If any action is required to be taken or notice is required to be given on or before a particular day which is not a Business Day, such action or notice shall be considered timely if it is taken or given on or before the next Business Day.

(g)            References to “$” or Dollars means United States Dollars.

(h)            Captions are not a part of this Agreement, but are included for convenience, only.

(i)            The parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the parties, and the language used in this Agreement shall be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction shall be applied against any Person.

Section 10.13   No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any Transaction Document, and notwithstanding the fact that any party may be a corporation, partnership, limited liability company, or otherwise, each party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the parties hereto shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Transaction Documents or other instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current, or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder, or member of any party (or any of their successors or permitted assignees) or any Affiliate thereof, or against any former, current, or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the parties hereto (each, but excluding for the avoidance of doubt, the parties hereto, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate shall have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement, including any Transaction Documents, if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as parties and then only with respect to the specific obligations set forth herein with respect to such party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 10.13.

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Section 10.14   Waiver of Conflicts; Attorney-Client Communications.

(a)            Recognizing that (i) Frost Brown Todd LLC (or any successor thereto) (“FBT”) has acted as legal counsel to the Group Companies prior to the Closing and may represent certain of the Company Equityholders and/or their respective Affiliates prior to the Closing, and that the Company Equityholders and their respective Affiliates may engage FBT to act as legal counsel to the Company Equityholders and/or their respective Affiliates after the Closing, Parentco (on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker)), consents to, waives, and will not assert, and agrees, after the Closing, to cause its Subsidiaries (including the Group Companies and Tastemaker) to consent to, waive, and not assert, any present, past or future actual or potential conflict of interest that may arise in connection with FBT representing any or all of the Company Equityholders and/or their respective Affiliates, and the communication to such Persons, in any such representation, of any fact known to FBT, including Attorney-Client Communications, including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with Parentco, the Group Companies or any other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute , and (ii) DLA Piper LLP (US) (“DLA”) has acted as legal counsel to (A) certain Tastemaker equityholders (including the Sponsor) and their respective Affiliates (the “Specified Tastemaker Equityholders”) and (B) Tastemaker and its Affiliates, in each case, prior to the Closing, and that certain Specified Tastemaker Equityholders intend to continue to engage DLA to act as legal counsel to such Specified Tastemaker Equityholders, Parentco (on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker)) consents to, waives, and will not assert, and agrees, after the Closing, to cause its Subsidiaries (including the Group Companies and Tastemaker) to consent to, waive, and to not assert, any present, past or future actual or potential conflict of interest that may arise in connection with DLA representing any or all of the Tastemaker equityholders (including the Sponsor) and their respective Affiliates, and the communication to such Persons, in any such representation, of any fact known to DLA, including Attorney-Client Communications, including in connection with any negotiation, arbitration, mediation, litigation or other Proceeding in any way related to a dispute with Parentco, the Group Companies or any other Person following the Closing, and the disclosure of any such fact in connection with any process undertaken for the resolution of such dispute.

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(b)            Parentco, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker), irrevocably acknowledges and agrees as follows: (i) all communications of any nature prior to the Closing (and all records of such communications) by, between or among any or all of the Company Equityholders, Parentco, the Group Companies and their respective Affiliates, the officers, directors, employees, and agents of the Company Equityholders, Parentco, the Group Companies and their respective Affiliates, the financial advisors, attorneys, accountants and other advisors to the foregoing (collectively, the “Quality Gold Group”), and FBT and its members and employees, and all of FBT’s work product, with respect to, relating to, or in connection with the negotiation, preparation, execution, delivery and closing under, or any dispute or Proceeding arising under or in connection with, this Agreement or any other Transaction Document or any acquisition proposal, and all matters related to any of the foregoing, in each case, to the extent constituting attorney-client privileged communication, work product, materials or matters (individually and collectively “Attorney-Client Communications”) shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by the Company Equityholders and shall be deemed to be confidential and proprietary information solely of the Company Equityholders; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Company Equityholders, and not by Parentco or any of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker), or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by Parentco and the Group Companies of Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by Parentco and the Group Companies to the Company Equityholders, and Parentco, the Group Companies and their respective Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever, including any access to, possession of or right to use or rely on such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) FBT shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to Parentco or any of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker) by reason of any attorney-client relationship between FBT and Parentco, any of the Group Companies or any of their respective Affiliates. Notwithstanding the foregoing, in the event that a dispute arises between Parentco or any of its Subsidiaries (including, after the Closing, any Group Company or Tastemaker), on the one hand, and a third party other than the Quality Gold Group, on the other hand, Parentco, Tastemaker, and/or the applicable Group Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that Parentco, Tastemaker, and/or any Group Company may not waive such privilege without the prior written consent of the Company Equityholders, which consent shall not be unreasonably withheld, conditioned or delayed.

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(c)            Parentco, on behalf of itself and each of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker), irrevocably acknowledges and agrees as follows: (i) all communications of any nature prior to the Closing (and all records of such communications) by, between or among any or all of Tastemaker, the Specified Tastemaker Equityholders and their respective Affiliates, the officers, directors, employees, and agents of Tastemaker, the Specified Tastemaker Equityholders and their respective Affiliates, the financial advisors, attorneys, accountants and other advisors to the foregoing (collectively, the “Tastemaker Group”), and DLA and its partners and employees, and all of DLA’s Attorney-Client Communications shall at all times be subject to the attorney-client privilege or attorney work-product doctrine, as applicable, solely in favor of and held by the Sponsor and shall be deemed to be confidential and proprietary information solely of the Sponsor; (ii) such privilege or doctrine shall be held solely by, and may be waived only by, the Sponsor, and not by Parentco or any of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker), or their Affiliates, successor or assigns; (iii) all Attorney-Client Communications, and all records, and copies or extracts of records, of or maintained by Tastemaker of Attorney-Client Communications in any form, including hard copy or in digital or electronic media, and all rights, privileges and interests therein shall be (and hereby are) irrevocably and completely assigned, transferred and delivered by Tastemaker to the Sponsor, and Tastemaker and its Affiliates, successors and assigns shall have no right or interest therein of any nature whatsoever, including any access to, possession of or right to use or rely on such records or copies and any right to waive the attorney-client privilege or attorney work-product doctrine with respect to any Attorney-Client Communications and (iv) DLA shall have no duty whatsoever to reveal or disclose any such Attorney-Client Communications or files to Parentco or any of its Subsidiaries (including, following the Closing, the Group Companies and Tastemaker) by reason of any attorney-client relationship between DLA, on the one hand, and Tastemaker, any Tastemaker equityholders (including the Sponsor) and their respective Affiliates, on the other hand. Notwithstanding the foregoing, in the event that a dispute arises between Parentco or any of its Subsidiaries (including, after the Closing, any Group Company or Tastemaker), on the one hand, and a third party other than the Tastemaker Group, on the other hand, Parentco, Tastemaker, and/or the applicable Group Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that Parentco, Tastemaker, and/or any Group Company may not waive such privilege without the prior written consent of the Sponsor, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)            This Section 10.14 is intended for the benefit of, and shall be enforceable by, DLA and FBT, as applicable. This Section 10.14 shall be irrevocable, and no term of this Section 10.14 that affects or relates to DLA or FBT may be amended, waived or modified, without the prior written consent of DLA or FBT, as applicable.

Section 10.15   Acknowledgements.

(a)            Each of the Group Companies specifically acknowledges and agrees to Tastemaker’s disclaimer of any representations or warranties other than those set forth in Article V or in any Transaction Document, whether made by Tastemaker or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Group Companies, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided by Tastemaker, its Affiliates or representatives to the Group Company or any of their Affiliates or representatives), other than those set forth in Article V or any Transaction Document. The Group Companies specifically acknowledge and agree that, without limiting the generality of this Section 10.15, neither Tastemaker nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Each Group Company specifically acknowledges and agrees that except for the representations and warranties of Tastemaker set forth in Article V or any Transaction Document, Tastemaker makes no, nor has Tastemaker made, any other express or implied representation or warranty with respect to Tastemaker, its assets or Liabilities, the businesses of Tastemaker or the transactions contemplated by this Agreement or the Transaction Documents.

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(b)            Tastemaker specifically acknowledges and agrees to the Companies’ disclaimer of any representations or warranties other than those set forth in Article III, Article IV, or any Transaction Document, whether made by any Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to Tastemaker, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to Tastemaker, its Affiliates or representatives by any Company or any of its respective Affiliates or representatives), other than those set forth in Article III, Article IV, or any Transaction Document. Tastemaker specifically acknowledges and agrees that, without limiting the generality of this Section 10.15, no Company nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. Tastemaker specifically acknowledges and agrees that except for the representations and warranties of the Companies set forth in Article III, Article IV, or any Transaction Document, the Companies do not make, nor has any Company made, any other express or implied representation or warranty with respect to the Companies, their assets or Liabilities, the businesses of the Companies or the transactions contemplated by this Agreement or the Transaction Documents.

signature page follows

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.

TASTEMAKER Acquisition Corp.

By:	/s/ Christopher Bradley
Name: Christopher Bradley
Title: Chief Financial Officer

QUALITY GOLD holdings, inc.

By:	/s/ Michael J. Langhammer
Name: Michael J. Langhammer
Title: Chief Executive Officer

TASTEMAKER MERGER SUB, INC.

By:	/s/ Michael J. Langhammer
Name: Michael J. Langhammer
Title: Chief Executive Officer

QGM MERGER SUB, INC.

By:	/s/ Michael J. Langhammer
Name: Michael J. Langhammer
Title: Chief Executive Officer

J&M MERGER SUB, INC.

By:	/s/ Michael J. Langhammer
Name: Michael J. Langhammer
Title: Chief Executive Officer

L&L MERGER SUB, INC.

By:	/s/ Michael J. Langhammer
Name: Michael J. Langhammer
Title: Chief Executive Officer

QUALITY GOLD MERGER SUB, INC.

By:	/s/ Michael J. Langhammer
Name: Michael J. Langhammer
Title: Chief Executive Officer

qUALITY GOLD, INC.

By:	/s/ Michael J. Langhammer
Name: Michael J. Langhammer
Title: Chief Executive Officer

QGM, LLC

By:	/s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: Manager

J & M GROUP HOLDINGS INC.

By:	/s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: President

L & L GROUP HOLDINGS, LLC

By:	/s/ Michael J. Langhammer
Name: Michael J. Langhammer Title: Manager